Exhibit 4.10

EXECUTION VERSION

CONVERTIBLE PREFERENCE SHARE PURCHASE AGREEMENT

by and between

ALIBABA GROUP HOLDING LIMITED

and

EACH OF THE INVESTORS (AS DEFINED HEREIN)

dated as of

August 31, 2012

Page I

4.17 MONEY LAUNDERING	23

4.18 ALIPAY FRAMEWORK AGREEMENT	23

4.19 FINDERS’ FEE	23

4.20 WAIVER BY EXISTING SHAREHOLDERS OF THE COMPANY	23

4.21 GROUP STRUCTURE CHART	24

4.22 SIZE OF THE EQUITY PLACING	24

4.23 DEFINITIVE DOCUMENTATION	24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE INVESTORS	24

5.1 NO REGISTRATION	24

5.2 INVESTMENT INTENT	24

5.3 INVESTMENT EXPERIENCE	25

5.4 ACCESS TO DATA	25

5.5 INDEPENDENT INVESTIGATION	25

5.6 ACCREDITED INVESTOR; INTERNATIONAL INVESTORS	25

5.7 AUTHORIZATION	26

5.8 ORGANIZATION	26

5.9 RESTRICTED SECURITIES	26

5.10 NON-VIOLATION	26

5.11 FINANCING	27

5.12 LITIGATION	27

5.13 FINDERS’ FEES	27

ARTICLE VI COVENANTS OF THE PARTIES	27

6.1 COVENANTS OF THE COMPANY	27

6.2 COVENANTS OF THE INVESTORS	31

6.3 ADDITIONAL COVENANTS OF THE PARTIES	31

ARTICLE VII INDEMNIFICATION	35

7.1 INDEMNIFICATION	35

7.2 LIMITATIONS ON INDEMNIFICATION	36

7.3 INDEMNIFICATION PROCEDURES	36

7.4 EXCLUSIVITY OF INDEMNIFICATION PROVISION	38

ARTICLE VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; CERTAIN PROVISIONS	38

8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES	38

ARTICLE IX CLOSING CONDITIONS	38

Page II

9.1 INVESTORS’ CLOSING CONDITIONS	38

9.2 COMPANY’S CLOSING CONDITIONS	39

9.3 FRUSTRATION OF CLOSING CONDITIONS	41

ARTICLE X TERMINATION	41

10.1 TERMINATION OF THE AGREEMENT	41

10.2 EFFECT OF TERMINATION	42

ARTICLE XI MISCELLANEOUS	42

11.1 ACCOUNTING PRINCIPLES	42

11.2 DIRECTLY OR INDIRECTLY	42

11.3 GOVERNING LAW	42

11.4 ARBITRATION	43

11.5 PARAGRAPH AND SECTION HEADINGS	44

11.6 NOTICES	44

11.7 EXPENSES	45

11.8 REPRODUCTION OF DOCUMENTS	45

11.9 SUCCESSORS AND ASSIGNS	45

11.10 ENTIRE AGREEMENT; AMENDMENT AND WAIVER	46

11.11 SEVERABILITY	46

11.12 LIMITATION ON ENFORCEMENT OF REMEDIES	46

11.13 COUNTERPARTS	47

11.14 NO THIRD-PARTY BENEFICIARIES	47

11.15 WAIVER	47

11.16 IMMUNITY	47

11.17 NO PARTNERSHIP OR JOINT VENTURE	48

Page III

EXHIBITS

Exhibit A	—	Terms of the Preference Shares
Exhibit B	—	Legend on Preference Shares
Exhibit C	—	Form of Confidentiality Undertaking
Exhibit D	—	Form of Funding Certificate
Exhibit E	—	Form of Amended Articles

Page IV

This CONVERTIBLE PREFERENCE SHARE PURCHASE AGREEMENT

(this “Agreement”) is made as of August 31, 2012 by and among Alibaba Group Holding Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), and each of the other persons and entities who are a signatory to this Agreement (collectively, the “Investors”, and each of them, an “Investor”). The Company and each Investor are referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

A. The Company, Yahoo! (as defined herein) and Yahoo! HK (as defined herein) have entered into that certain Share Repurchase and Preference Share Purchase Agreement, dated May 20, 2012, between the Company, Yahoo! and Yahoo! HK, as amended by the First Amendment to Share Purchase and Preference Share Purchase Agreement in the form provided to the Investors prior to the execution of this Agreement (the “Yahoo! Repurchase Agreement”), pursuant to which, among other things, the Company will initially purchase a minimum of 261,500,000 and up to 523,000,000 Ordinary Shares from Yahoo! or Yahoo! HK at Yahoo!’s discretion for a consideration of up to US$800,000,000 face amount of Series A Mandatorily Redeemable Preference Shares of the Company (the “Yahoo! Preference Shares”), and the balance in cash (the “Yahoo! Initial Repurchase”).

B. The Company is currently paying royalties to Yahoo! under that certain Technology and Intellectual Property License Agreement (the “TIPLA”) dated October 24, 2005 between the Company and Yahoo! to be amended in connection with, and as contemplated in, the Yahoo! Repurchase Agreement. In connection with the transactions contemplated in the Yahoo! Repurchase Agreement, the Company will make a one-time payment of US$550,000,000 to Yahoo! (the “TIPLA Payment”) such that the obligation to pay royalties to Yahoo! terminates at a date specified in the Yahoo! Repurchase Agreement.

C. In connection with the financing of the Yahoo! Initial Repurchase and the TIPLA Payment, the Company intends to sell ordinary shares, par value US$0.000025 per share, in the Company to a limited number of investors (the “Equity Placing”) for an aggregate consideration of up to US$2,600,000,008. The Equity Placing is expected to occur at approximately the same time as the transactions contemplated in this Agreement.

D. In connection with, among other things, the financing of the Yahoo! Initial Repurchase and the privatization of Alibaba.com Limited, the Company has entered into or intends to enter into senior secured credit facilities (such senior secured credit facilities as in effect on the date of issuance of the Preference Shares (as defined below) with no changes that are material and adverse to the Company from the facility agreements made available to the Investors prior to the date hereof, collectively, the “Senior Facilities”) with commercial banks, pursuant to which the Company expects to borrow up to US$4,000,000,000 in aggregate, of which up to approximately US$2,000,000,000 may be used in part to finance the Yahoo! Initial Repurchase and the TIPLA Payment.

E. The Investors desire to purchase from the Company, and the Company desires to sell to the Investors, up to an aggregate of no more than US$1,800,000,000 (or such lesser number as shall equal the number of Preference Shares (as defined below) sold multiplied by US$1,000) in face amount of Series A Convertible Preference Shares, par value US$0.000025 per share and each having an initial liquidation preference of US$1,000 (the “Preference Shares”), on the terms and subject to the conditions of this Agreement. The Preference Shares may be issued on one or more dates.

NOW, THEREFORE, in consideration of such premises, the agreements herein and other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

INTERPRETATION

1.1 Definitions.

The following terms have the respective meanings set forth below:

“Action” shall mean any and all actions, inquiries, claims, investigations, complaints, demands, hearings, audits, subpoenas, suits, writs, injunctions, notices of violation, mediations, disputes, arbitrations or proceedings, whether civil, criminal, regulatory, administrative or investigative.

“Adoption” shall have the meaning set forth in Section 4.3(a).

“Affiliate” shall mean, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person or any of its Subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

“Agency” shall have the meaning set forth in Section 3.3(d)(iii).

“Agency Investor” shall have the meaning set forth in Section 3.3(d)(iii).

“Agreement” shall have the meaning set forth in the preamble.

“Alipay Framework Agreement” shall mean the framework agreement dated July 29, 2011 by and among the Company, SOFTBANK, Yahoo!, Alipay.com Co., Ltd., APN Ltd., Zhejiang Alibaba E-Commerce Co., Ltd., Jack Yun Ma, Joseph C. Tsai and the Joinder Parties (as defined therein) thereto.

“Amended Articles” shall mean the Articles of Association of the Company currently in effect and as will be amended to reflect the terms of the New Shareholders Agreement and to authorize the Board to issue preference securities, in substantially the form set forth in Exhibit E.

“Audited Financial Statements” shall have the meaning set forth in Section 4.9.

“Authorization” shall mean (a) an authorization, consent, approval, resolution, licence, exemption, filing, notarization or registration or (b) in relation to anything which may be fully or partly prohibited or restricted by Law if a Governmental Authority intervenes or acts in any way within a specified period after filing, registration or notification, the expiry of that period without such an intervention or action.

“Board” shall mean the board of directors of the Company from time to time.

“Business Day” shall mean a day other than a Saturday, Sunday, public holiday or other day on which commercial banks in New York or Hong Kong are required or authorized by Law to close.

“Closing” shall have the meaning set forth in Section 3.2.

“Closing Call” shall have the meaning set forth in Section 3.3(d)(ii).

“Closing Date” shall have the meaning set forth in Section 3.2.

“Closing Notice” shall have the meaning set forth in Section 3.6.

“Company” shall have the meaning set forth in the preamble.

“Company’s Knowledge” shall mean the actual knowledge, after reasonable investigation, of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company and, additionally, with respect to the Key Business Units, the president or general manager (or Person with similar managerial responsibilities for such business unit) of each such Key Business Unit.

“Confidential Information” shall have the meaning set forth in Section 6.3(g).

“Consent” shall mean any approval, consent, waiver, Order, authorization or permit of, registration, declaration, filing, report or notice of, with, by, or to any Person or Persons.

“Contract” shall mean any agreement, contract, instrument, obligation, commitment, lease, license, purchase order, security arrangement, or any other understanding, written or oral.

“Damages” shall have the meaning set forth in Section 7.1.

“Data Room” shall mean the electronic data rooms containing Company information made available to the Investors as of 11:59 p.m. Hong Kong time on August 30, 2012.

“Dawn Framework Agreements” shall mean the framework agreements, dated September 22, 2011 and December 29, 2011, and the letter agreement, dated January 31, 2012 entered into by and between the investors and offerors party thereto, Jack Yun Ma and Joseph C. Tsai.

“Dawn Investors” shall mean each Person (and such Person’s Affiliates) who acquired Ordinary Shares pursuant to the Dawn Framework Agreements to the extent of such acquired Ordinary Shares and any Ordinary Shares issued in respect of such Ordinary Shares.

“Disclosing Party” shall have the meaning set forth in Section 6.3(g).

“Disclosure Letter” shall mean the disclosure letter delivered on the date hereof prior to the execution hereof by the Company to the Investors.

“Dispute Party” shall have the meaning set forth in Section 11.4(a).

“e-mail” shall have the meaning set forth in Section 11.6(a).

“End Date” shall mean the Purchaser End Date, as defined in the Yahoo! Repurchase Agreement as in effect as of the date hereof, without regard to any amendments or waivers or supplements thereto.

“Enforceability Carveouts” shall mean limitations on enforceability pursuant to bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights and general principles of equity relating to the availability of specific performance, injunctive relief and other equitable remedies.

“Environmental Law” shall mean any applicable Law in any jurisdiction in which any of the Company or its Subsidiaries conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Equity Incentive Pool” shall have the meaning set forth in Section 4.7(b).

“Equity Placing” shall have the meaning set forth in the recitals to this Agreement.

“Escrow Account” shall mean the escrow account established by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” shall mean Deutsche Bank Trust Company Americas.

“Escrow Agreement” shall have the meaning set forth in Section 3.3(a).

“Escrow Deadline” shall have the meaning set forth in Section 3.3(d)(iii).

“Escrow End Date” shall have the meaning set forth in Section 3.3(d)(i).

“Escrow Notice” shall have the meaning set forth in Section 3.3(d)(iv).

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended.

“Financial Statements” shall have the meaning set forth in Section 4.9.

“Funding Certificate” shall mean a certificate of a director or officer of each Investor (or in the event the Investor is a special purpose vehicle or a fund, unless otherwise agreed in writing by the Company and such Investor, the relevant general partner or managing member or entity controlling the investment decisions in respect of such Investor), substantially in the form attached hereto as Exhibit D.

“Funding Deadline” shall have the meaning set forth in Section 3.3(b).

“Funding Investor” shall have the meaning set forth in Section 9.2(e).

“Governmental Authority” shall mean any central, national, federal, state, prefectural, provincial, local or foreign government, any multinational quasigovernmental authority, any court, administrative, regulatory or other governmental agency, commission or authority, any self-regulatory agency, commission or authority, including stock exchanges and securities regulatory bodies, and any arbitration tribunal, in each case of competent jurisdiction.

“HKIAC” shall have the meaning set forth in Section 11.4.

“Holders” shall mean the Investors and other holders of Preference Shares following a transfer of Preference Shares.

“IFRS” shall mean the International Financial Reporting Standards.

“Indemnitee” shall have the meaning set forth in Section 7.1.

“Indemnitor” shall have the meaning set forth in Section 7.3.

“Investors” shall have the meaning set forth in the preamble.

“Initial Public Offering” shall mean an initial public offering of the Ordinary Shares (or depositary receipts representing Ordinary Shares).

“Key Business Unit” shall mean each of the Company’s key business units (including, Taobao Marketplace, eTao, TMall.com, Juhuasuan (group buying website), Alibaba.com International Business Operations (ICBU), Alibaba.com Small Business Operations (CBU) and Alibaba Cloud Computing).

“Law” shall mean all applicable provisions of any (a) Permit, Authorization, concession, license, constitution, treaty, statute, law (including principles of common law), rule, regulation, ordinance or code of any Governmental Authority, (b) Order, and (c) guideline, interpretation or directive of any Governmental Authority.

“Lien” shall mean any mortgage, pledge, lien, attachment, charge, claim, title defect, deficiency or exception, hypothecation, right of setoff or counterclaim, security interest, limit or restriction on alienation or other encumbrance, security agreement or trust, option, right of use, first offer, first negotiation or first refusal or similar right in favor of any Person, easement, servitude, restrictive covenant or encroachment, subordination agreement or arrangement, restriction on the receipt of any income derived from any asset and any limitation or restriction on the right to own, vote, sell or otherwise dispose of any security or other asset, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or agreements to create or effect any of the foregoing.

“Management” shall mean Jack Yun Ma and Joseph C. Tsai, any entities directly or indirectly controlled by Jack Yun Ma and/or Joseph C. Tsai or their respective family trusts, any of their designees and any of their other Affiliates (other than the Company or any of its Subsidiaries).

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, assets, operations or financial condition of the Company and its Subsidiaries taken as a whole or (ii) the effect of making illegal, materially delaying or preventing the Company from consummating the Transactions and delivering the Preference Shares to Investors free and clear of all Liens, or from performing the Company’s obligations under this Agreement.

“Money Laundering Laws” shall have the meaning set forth in Section 4.17.

“New Shareholders Agreement” shall mean the form of the New Shareholders Agreement, by and among the Company, Yahoo!, SOFTBANK, the Management Members (as defined therein) and the other parties thereto, in the form made available to the Investors prior to the date hereof, to be executed by the parties thereto in connection with the closing of the Yahoo! Initial Repurchase, and shall include its executed form to the extent such executed agreement does not differ from the form made available to Investors prior to the date hereof in any material adverse way.

“Non-Participating Investor” shall have the meaning set forth in Section 3.2.

“Objecting Basis” shall have the meaning set forth in Section 3.3(d)(iii).

“Objecting Escrow Notice” shall have the meaning set forth in Section 3.3(d)(iii).

“OFAC” shall have the meaning set forth in Section 4.15.

“Order” shall mean any order, decree, writ, injunction, award, judgment, decision, directive, ruling, assessment, determination, subpoena, verdict, settlement agreement or similar Contract, arbitration award or finding, stipulation or decree of, with or by any Governmental Authority.

“Ordinary Shares” shall have the meaning set forth in Article II.

“Organizational Documents” shall mean with respect to the Company, its memorandum and articles of association in force (as of the date hereof, as amended by the Amended Articles after the due adoption thereof), and with respect to any other Person, the organizational documents of such Person.

“Parties” shall mean the Company and the Investors.

“Permit” shall mean any permit, certificate, license, approval, variance, exemption, order, registration, or clearance provided by any Governmental Authority and any other authorization under Law.

“Person” shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

“Placement Agents” shall mean Credit Suisse (Hong Kong) Limited and Morgan Stanley Asia Limited.

“PRC” shall mean the People’s Republic of China excluding, for the purposes of this Agreement, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preference Share Placing” has the meaning set forth in Article III.

“Preference Shares” shall have the meaning set forth in the recitals to this Agreement.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Regulation S” shall mean Regulation S under the US Securities Act.

“Representative” shall have the meaning set forth in Section 6.3(g).

“Rules” shall have the meaning set forth in Section 11.4.

“Sanctions” shall have the meaning set forth in Section 4.15.

“Senior Facilities” shall have the meaning set forth in the recitals to this Agreement.

“SOFTBANK” shall mean SOFTBANK CORP., a corporation organized in Japan.

“Subsidiary” shall mean, with respect to any Person, each other Person in which the first Person (a) has ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, (b) owns or controls, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests, (c) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including an interest held through a VIE Structure or other contractual arrangements, or (d) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions.

“Tax” shall mean any tax of any kind, including any federal, provincial, state, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security, production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental or withholding tax, and any other similar duty, assessment, governmental charge or fee, together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“TIPLA” shall have the meaning set forth in the recitals to this Agreement.

“TIPLA Payment” shall have the meaning set forth in the recitals to this Agreement.

“Transaction Documents” shall mean this Agreement, the resolutions of the Board establishing and approving the designation, preferences and rights of the Preference Shares and each other agreement (including the agency agreement with the paying agent), document, or instrument or certificate to be executed in each case in connection with the sale of the Preference Shares contemplated in this Agreement.

“Transactions” shall mean the transactions contemplated in this Agreement.

“Unaudited Financial Statements” shall have the meaning set forth in Section 4.9.

“Underlying Ordinary Shares” shall have the meaning set forth in Article II.

“US Dollars” or “US$” shall mean U.S. Dollars, the lawful currency of the United States.

“US GAAP” shall mean the United States generally accepted accounting principles applied on a consistent basis.

“US Internal Revenue Code” shall have the meaning set forth in Section 4.11(b).

“US person” shall mean “US person” within the meaning of Regulation S.

“US Securities Act” shall mean the United States Securities Act of 1933, as amended.

“VIE Contracts” shall have the meaning set forth in Section 4.2(a).

“VIE Entities” shall mean the entities listed in the Disclosure Letter and any other entities which are the subject of a VIE Structure with any Subsidiary after the date hereof and prior to the Closing.

“VIE Structure” shall mean the investment structure a non-PRC investor uses when investing in a PRC company or business that typically operates in a regulated industry. Under such investment structure, the onshore PRC operating entity and its PRC shareholders enter into a number of Contracts with the non-PRC investor and/or its onshore subsidiary (a foreign invested enterprise incorporated in the PRC) pursuant to which the non-PRC investor achieves control of and the rights to the economic benefits of the onshore PRC operating entity and also consolidates the financials of the onshore PRC operating entity with those of the offshore non-PRC investor.

“Yahoo!” shall mean Yahoo! Inc., a Delaware corporation.

“Yahoo! HK” shall mean Yahoo! Hong Kong Holdings Limited, a Hong Kong corporation.

“Yahoo! Initial Repurchase” shall have the meaning set forth in the recitals to this Agreement.

“Yahoo! Preference Shares” shall mean the Series A Mandatorily Redeemable Preference Shares of the Company to be issued to Yahoo! on the initial closing of the Yahoo! Repurchase Agreement having substantially the terms set forth in the form made available to the Investors prior to the date hereof.

“Yahoo! Repurchase Agreement” shall have the meaning set forth in the recitals to this Agreement.

1.2 Construction.

(a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” except where the context clearly indicates otherwise, whether or not they are in fact followed by those or similar words, and knowledge of any person shall mean such person’s actual knowledge after due inquiry.

(d) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(e) References to any Person include the successors and permitted assigns of that Person.

(f) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(g) Reference to days means calendar days unless otherwise expressly specified.

ARTICLE II

AUTHORIZATION OF PREFERENCE SHARES

Subject to the terms and conditions of this Agreement, the Company has authorized the sale and issuance to the Investors of its Preference Shares, which are convertible into ordinary shares of the Company, par value US$0.000025 per share (the “Ordinary Shares”), and shall be established by the Board and have the terms set forth on Exhibit A. The Company intends that the offering of Preference Shares and the Ordinary Shares issuable upon conversion of the Preference Shares (the “Underlying Ordinary Shares”) is (a) to institutional “accredited investors” within the meaning of Rule 501(a) under the US Securities Act, pursuant to a private placement exemption from registration under the US Securities Act and (b) outside the United States to persons who are not US persons (within the meaning of Regulation S under the US Securities Act) in accordance with Regulation S under the US Securities Act.

ARTICLE III

PURCHASE AND SALE OF PREFERENCE SHARES

3.1 Issuance and Sale of Preference Shares.

Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below) the Company shall sell to each Investor, and each Investor severally shall purchase from the Company, the number of Preference Shares, at the aggregate cash purchase prices being equal to the aggregate liquidation preference of such number of Preference Shares (the “Purchase Price” for such Investor), allocated by the Company as separately confirmed to each Investor in writing prior to the execution of this Agreement along with the total number of Preference Shares to be purchased by such Investor, and such confirmation is hereby incorporated by reference herein (the “Preference Share Placing”). The Purchase Price for each Investor shall correspond to the initial liquidation preference per share of US$1,000 multiplied by the number of Preference Shares being purchased by such Investor. Such sales and purchases shall be effected on the Closing Date by the Company making entries in its register of members to record and give effect to the issue and allotment of such Preference Shares to such Investor, and shall be evidenced by the Company executing and delivering to such Investor, duly registered in its name, a duly executed share certificate evidencing the Preference Shares being purchased by it, against delivery by such Investor to the Company of such Investor’s Purchase Price by wire transfer of immediately available funds in accordance with the escrow arrangements set forth in Section 3.3. The obligations of each Investor under this Agreement are several and not joint. The Company will enter into this Agreement relating to the Preference Share Placing with each Investor on identical terms with respect to each Investor (except for the number of Preference Shares allocated to each Investor and for the funding arrangements for Investors who are permitted under the terms of their constitutive documents or in investment policies as publicly held funds only to fund against delivery of securities) and the Preference Shares issued under the Preference Share Placing will have identical terms.

3.2 Closing.

The closing of each such sale and purchase (the “Closing”) shall take place at 9:00 A.M., New York time, on the date on which all of the conditions precedent set forth in Article IX have been fulfilled or waived by the appropriate Parties, other than those that are intended to be fulfilled or waived on the Closing Date, so long as at least ten (10) Business Days have elapsed following delivery of the Closing Notice (as defined below), specifying the Closing Date as the date the Closing is expected to occur or such other date as the Investors (acting by majority in interest) and the Company agree in writing (the “Closing Date”), at the offices of Freshfields Bruckhaus Deringer in New York, or such other location as the Investors and the Company shall mutually select; it being understood that if the Closing occurs notwithstanding the failure of any Investor to fund in circumstances where all of the conditions precedent set forth in Article IX have been fulfilled or waived and such Investor is required hereunder to fund (any such Investor, a “Non-Participating Investor”), the term “Investor” herein shall be deemed as of immediately prior to the Closing to exclude any Non-Participating Investor except for purposes of Sections 6.3(c), 6.3(g), 6.3(h) and 6.3(i), Article I, Article III and Article XI; provided that nothing herein shall affect the remedies the Company may have with respect to any Non-Participating Investor resulting from such failure to fund; it being understood that if the Closing is effected following a waiver by any Investors of any condition set forth in Section 9.1, the term “Investor” herein shall not include with effect from the effective time of the waiver by such Investors any Investor who does not elect to waive any such condition in Section 9.1 and does not proceed with the Closing, except for purposes of Sections 3.3(d), 3.3(e), 6.3(c), 6.3(g), 6.3(h) and 6.3(i), Article I, Article X, and Article XI; and it being further understood that such non-waiving Investor’s only remedies against the Company thereafter pursuant to this Agreement shall be those contained in Article X. The Closing shall occur simultaneously with the closing of the Yahoo! Initial Repurchase.

3.3 Escrow Arrangements.

(a) Within seven (7) days of the date of this Agreement (or any later date as agreed between the Company and the Investors (acting by a majority in interest)), the Company and the Escrow Agent shall enter into an escrow agreement (the “Escrow Agreement”) on terms agreeable to the Company and the Escrow Agent that are not in contravention of this Agreement or adverse to the Investors. The terms of the Escrow Agreement shall be subject to the approval of the Investors (acting by a majority in interest), such approval not to be unreasonably withheld or delayed. The Company shall provide the Investors with the first draft of the Escrow Agreement promptly following the date hereof and any subsequent drafts contemporaneously with the provision to the Escrow Agent, and the parties shall consult in good faith in relation thereto. The Company shall instruct the Escrow Agent to begin its KYC review with respect to each Investor promptly following the date hereof with the goal of finalizing such review as soon as practicable but no later than 5 p.m. (New York time) on September 14, 2012.

(b) After the Company delivers the Closing Notice to an Investor and a counterpart to a form of Objecting Escrow Notice signed by the Company, but in any event no later than two (2) Business Days prior to the expected Closing Date (as set forth in the Closing Notice) (the “Funding Deadline”), such Investor shall remit by wire transfer the amount of funds equal to such Investor’s Purchase Price to the Escrow Account.

(c) The Escrow Agreement may also grant rights to each other person that transfers funds into escrow pursuant to the Escrow Agreement, as reasonably required by each such person, but in each case without prejudice to the provisions of this Section 3.3, subject to the provisions of Section 3.3(a).

(d) The following provisions shall apply with respect to the Closing and the escrowing of funds pursuant to the Escrow Agreement (but for the avoidance of doubt only those provisions of this Section 3.3 that would be required to be in the Escrow Agreement to effect the provisions of this Section 3.3(d) shall be required to be reflected in the terms of the Escrow Agreement):

(i) the funds comprising each Investor’s Purchase Price shall be held in the Escrow Account until the earlier of (i) the Closing, and (ii) one (1) Business Day following the date (the “Escrow End Date”) that is 12 p.m. New York time on the tenth (10th) Business Day following the expected Closing Date specified in the initial Closing Notice if the Closing has not occurred by the Escrow End Date or such Investor has timely provided the Escrow Agent with an Objecting Escrow Notice;

(ii) each Investor shall be provided with the opportunity to participate in a telephonic conference call in which such Investor and its counsel and the Company and its counsel are invited to participate, such call to be held at a time selected by the Company between 5 a.m. New York time/5 p.m. Hong Kong time and 7 a.m. New York time/7 p.m. Hong Kong time on the Closing Date and shall terminate prior to 7 a. m. New York time/7 p.m. Hong Kong time (each, a “Closing Call”) in order to determine whether the Parties agree that the conditions precedent set forth in Article IX have been fulfilled or waived by the appropriate Parties; it being understood that if the Closing is not effected on the date that the Closing Call is held, the Closing Call shall be held on each subsequent Business Day until the earlier of the Closing and the last release to any Investor of funds deposited into the Escrow Account by any Investor as required by this Section 3.3(d);

(iii) at any time prior to 9 a.m. New York time/9 p.m. Hong Kong time on the Closing Date (the “Escrow Deadline”), any Investor which reasonably believes in good faith that any condition to the Closing set forth in Section 9.1 of this Agreement has not been and as of the Escrow Deadline will not be satisfied (or waived by it) or any delivery required by Section 3.4 is not on the Closing table ready for delivery to effect the Closing or that there has been fraud in the inducement (each, an “Objecting Basis”), may notify the Escrow Agent and the Company in writing, with a copy to the Company and each of the other Investors, of its position (each, an “Objecting Escrow Notice”); it being understood that for purposes of such notification, the Company hereby irrevocably appoints (such appointment coupled with an interest) each Investor as to which the Escrow Agent has not finalized its KYC analysis as of the Funding Deadline (an “Agency Investor”) as its agent, authorized to deliver an Objecting Escrow Notice which shall be countersigned by the Company (each an “Agency”); provided that if for any reason any such Objecting Escrow Notice is not effective as a result of such Agency, each such Objecting Escrow Notice shall serve as a notice from each Investor as principal and not as agent.

(iv) promptly following the Closing Call, subject to the satisfaction (or waiver by the relevant party or parties) of the conditions to the Closing set forth in Section 9.1, and only if the Closing Call has been held, the Company shall release to the Escrow Agent a written notice (the “Escrow Notice”) to the effect only that (1) the Closing is occurring contemporaneously with delivery of the Escrow Notice and (2) instructing the Escrow Agent to pay to Yahoo! or the Company immediately following receipt of such Escrow Notice all of the funds deposited into the Escrow Account by each of the Investors other than the funds deposited by any Investor who has timely delivered an Objecting Escrow Notice; provided that in the event that any Investor notifies the Company on the Closing Call that it intends to provide the Escrow Agent with an Objecting Escrow Notice and does not intend to effect the Closing, the Company shall be free not to send the Escrow Notice to the Escrow Agent; and provided further that the Company shall not send the Escrow Notice to the Escrow Agent unless the Escrow Notice contains the exclusion instruction with respect to any funds deposited into the Escrow Account by any Investor who has timely delivered an Objecting Escrow Notice, regardless of any Agency.

(v) Any Escrow Notice will be effective only if delivered after the Escrow Deadline.

(vi) the Escrow Agent shall be instructed not to follow any instructions other than (1) the Escrow Notice (including any Objecting Escrow Notices), (2) any Objecting Escrow Notices, (3) the instruction from the Company referenced in Section 3.3(d)(vii) that the Closing will not occur, and (4) the following instructions that shall be set forth in the Escrow Agreement: (v) in no event shall the Escrow Agent not honor an Objecting Escrow Notice unless it terminates the Escrow Agreement and returns to each Investor the funds they have deposited into the Escrow Account (together with interest thereon) no later than one (1) Business Day following the Escrow End Date to the account that has been designated by such Investor at the time such Investor deposits funds into the Escrow Account; (w) in no event shall the Escrow Agent release to any Person other than the Investor who has deposited funds into the Escrow Account any funds so deposited by such Investor in the event the Escrow Agent timely receives an Objecting Escrow Notice from such Investor; (x) in no event shall the Escrow Agent release funds deposited in the Escrow Account by any Investor prior to the Escrow Deadline; (y) in no event shall the Escrow Agent release funds deposited in the Escrow Account by any Investor other than to effect the Closing as provided in the Escrow Notice or to return such funds to such Investor following the Escrow End Date, as provided herein, and (z) if the Escrow Agent has not received the Escrow Notice by the Escrow End Date, it shall no later than one (1) Business Day following the Escrow End Date return to each Investor the funds it deposited into the Escrow Account (together with interest thereon) to the account that has been designated by such Investor at the time such Investor deposits funds into the Escrow Account;

(vii) (1) if the Escrow Agent has received Objecting Escrow Notices from all of the Investors or if the Company has notified the Escrow Agent in writing (with contemporaneous notice to the Investors) that the Closing will not occur by the Escrow End Date or (2) if the Company has not delivered to the Escrow Agent an Escrow Notice by the Escrow End Date, then the Escrow Agent shall promptly, and in any event within one (1) Business Day of the Escrow End Date, return to each Investor the funds it deposited into the Escrow Account (together with interest thereon) to an account designated by such Investor at the time such Investor deposits funds into the Escrow Account; it being understood that the Company shall promptly notify the Escrow Agent of the failure of the Closing to occur by the Escrow End Date;

(viii) if the Escrow Agent has received the Escrow Notice, then the Escrow Agent shall return simultaneously with the Escrow Agent’s release of the other Investors’ Purchase Price to Yahoo! or the Company any funds deposited into the Escrow Account by any Investor who has timely delivered an Objecting Escrow Notice (together with interest thereon) to such account as has been designated by such Investor at the time such Investor deposits funds into the Escrow Account;

(ix) the Investors will be stated in the Escrow Agreement to be explicit third party beneficiaries of the Escrow Agreement, entitled to enforce the terms of the Escrow Agreement, including by seeking relief (including specific performance) against the Escrow Agent; it being understood that in the event that any Investor is estopped from or otherwise restricted from enforcing such third party beneficiary rights, the Company promptly will seek to enforce the terms of the Escrow Agreement on behalf of any requesting Investor, including by seeking specific performance against the Escrow Agent;

(x) the expenses of the Escrow Agreement shall be borne by the Company and in no event shall the Investors be required to participate in any indemnity obligation of the Company contained in the Escrow Agreement;

(xi) the funds deposited by each of the Investors in the Escrow Account shall be entitled to any interest earned thereon;

(xii) the Escrow Agent shall not be permitted to invest the funds deposited by the Investors in the Escrow Account;

(xiii) the Company shall indemnify and hold harmless each of the Investors from and including the fifth (5th) Business Day following the expected Closing Date set forth in the Closing Notice until the earlier of the Closing and the receipt by such Investor of funds it deposited into the Escrow Account as provided in this Section 3.3 from and against the payment or release of any funds of such Investor other than as set forth in this Section 3.3 and any Damages in respect thereof;

(xiv) the Escrow Agreement shall be governed by New York law and be enforceable in the state and federal courts located in New York City;

(xv) all fund transfers shall occur by wire transfer of immediately available funds; and

(xvi) the Escrow Agreement shall not be amended and no provision thereof as to which the Investors are a beneficiary waived without the prior written consent of each of the Investors and no provision thereof that benefits any of the Investors may be waived other than by each of the Investors with respect only to itself and only if in writing.

(e) Each Agency is irrevocable, coupled with an interest. No Investor shall have any fiduciary obligation to the Company in respect of an Agency. The Company shall not revoke or repudiate any Agency. In no event shall any Investor or any of its Affiliates or any of their respective employees, officers, directors, agents and representatives be liable to the Company or any Person claiming through or in respect of the Company (in tort, contract, or otherwise) for (A) any funds that have been returned to such Investor in accordance with the terms of this Agreement or (B) any Damages in connection with such Investor’s delivery of an Objecting Escrow Notice in accordance with the provisions of this Section 3.3. The Company will indemnify and hold harmless each Investor and its Affiliates and each of their respective employees, officers, directors, agents and representatives from and against any Damages incurred or sustained by, or any claims asserted against, any of them as a result of the Agency established with such Investor unless arising as a result of default, misconduct or fraud by the relevant Investor.

3.4 Company Closing Deliveries.

At the Closing, the Company shall deliver or cause to be delivered to each Investor and with respect to Section 3.4(d), the Escrow Agent:

(a) preference share certificates evidencing the Preference Shares being issued by the Company and purchased by such Investor in connection herewith, enter such subscription in its register of members and deliver to such Investor a certified copy of the register of members reflecting the issuance of such Preference Shares to such Investor;

(b) executed counterparts of each Transaction Document to which the Company is a party that has not yet been executed and delivered;

(c) a receipt for the Purchase Price of such Investor;

(d) the Escrow Notice as provided in Section 3.3;

(e) executed copies of each of the Senior Facilities and definitive documentation with respect to the Equity Placing (with redactions of investor names and investment amounts), the Yahoo! Preference Shares, and the Amended Articles as in effect at the Closing; and

(f) the opinions referenced in Section 9.1(h);

(g) the certificate referenced in Section 9.1(i); and

(h) the executed counterpart referenced in Section 9.1(j).

3.5 Investors Closing Deliveries.

At the Closing, each Investor shall deliver to the Company:

(a) executed counterparts of each Transaction Document to which such Investor is a party that has not yet been executed and delivered; and

(b) the certificate referenced in Section 9.2(h).

3.6 Closing Notice.

At least ten (10) Business Days prior to the date the Company in good faith expects to effect the Closing, the Company shall deliver to the Investors notice of the expected Closing Date (as updated as provided herein prior to the Funding Deadline, the “Closing Notice”). If at any time the expected Closing Date changes, the Company shall update the Closing Notice, provided that if the new Closing Date is within ten (10) Business Days after the Closing Date set forth in the prior Closing Notice, there shall not be a requirement to re-start the ten (10) Business Day lead time.

3.7 Funding Certificate.

At least five (5) Business Days prior to the expected Closing Date (as set forth in the Closing Notice), each of the Investors shall deliver a Funding Certificate to the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investors, that, except as set forth in the Disclosure Letter:

4.1 Organization.

(a) Each of the Company and its Subsidiaries (i) is duly organized, validly existing and, if applicable, in good standing under the Laws of its jurisdiction of organization, (ii) has full power and authority to own, operate and lease its properties and assets, and carry on its businesses as currently conducted and (iii) is qualified or licensed to do business in each jurisdiction where the ownership, operation or leasing of its assets or properties or conduct of its business requires such qualification or license, except, in the case of clause (i) with respect to the non-material Subsidiaries of the Company, and in the case of clauses (ii) and (iii), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(i) No Order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

(ii) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (A) no Order has been made and no resolution has been passed for the winding up of any of the Company’s Subsidiaries or for a provisional liquidator to be appointed in respect of any of the Company’s Subsidiaries and (B) no petition has been presented and no meeting has been convened for the purpose of winding up any of the Company’s Subsidiaries.

(b) Except as would not reasonably be expected to adversely affect the Investors in any material respect, all of the equity securities of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and are free and clear of all Liens (except for Liens arising as a result of the ownership structure of the VIE Entities and except for any Liens arising under the Senior Facilities). Except for the VIE Entities, HiChina Group Limited and other Subsidiaries set forth in the Disclosure Letter, each Subsidiary of the Company is wholly-owned, directly or indirectly, by the Company. The Disclosure Letter sets forth, as of July 31, 2012, the shareholders of the VIE Entities and the shareholding structure of non- wholly-owned Subsidiaries. Since July 31, 2012, there have been no material changes to the equity capitalization of non-wholly-owned Subsidiaries of the Company.

4.2 VIE.

(a) The Company has made available to the Investors all material information in relation to the VIE Structure of the Company, including true and complete copies of each of the material contracts made between the VIE Entities on the one hand, and the wholly-owned Subsidiaries of the Company that are not VIE Entities on the other hand (the “VIE Contracts”). Each VIE Contract is valid, in full force and effect, and constitutes the legal, valid and binding obligations of the contracting party, enforceable against such party in accordance with its terms, subject to the Enforceability Carveouts.

(b) The financial statements of each VIE Entity are consolidated into the Financial Statements of the Company.

(c) There has been no material breach of the terms of any VIE Contracts.

(d) All material Authorizations necessary for the conduct of the business, trade and ordinary activities of each VIE Entity have been obtained or effected and are in full force and effect.

(e) Each Subsidiary under any VIE Structure has been conducting its business within its approved business scope in all material respects.

4.3 Enforceability; Authorization.

(a) The Company has all legal right, power, authority and capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions;provided, that such performance and consummation is subject to, (i) the adoption of the Amended Articles in connection with the transactions contemplated in the Yahoo! Repurchase Agreement (the “Adoption”) and (ii) (A) the variation of the authorized capital of the Company by the creation of the Preference Shares and (B) the issue of the Preference Shares under the authority granted to the directors by the Amended Articles. The execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions have been duly and validly authorized and approved by all necessary corporate or other action of the Company (including approval of the Board and its shareholders); provided further that such performance is subject to the Adoption. This Agreement has been duly executed and delivered by the Company and is, and each of the other Transaction Documents to which it is a party, when duly executed and delivered by the Company, will be, assuming due execution and delivery of the same by the relevant counterparties thereto, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Carveouts.

(b) Except for approvals that have been obtained, no corporate or other action of the Company or any of its Subsidiaries, including by the holders of the Company’s Ordinary Shares (or any other equity securities), is required to effect the transactions contemplated by the Yahoo! Initial Repurchase, the Senior Facilities, the Equity Placing or the issuance of the Preference Shares, other than the Adoption.

4.4 Valid Issuance.

Subject to the Adoption and the variation of the authorized capital of the Company by the creation of the Preference Shares, the Preference Shares, as of the Closing Date, if and when issued in accordance with, and subject to payment therefor pursuant to, this Agreement, will be, duly authorized and validly issued, fully paid and nonassessable, and free and clear of all Liens.

4.5 Non-Violation.

The execution, delivery and performance of each of the Transaction Documents by the Company and the consummation of the Transactions by the Company and the compliance with any of the provisions of this Agreement or any other Transaction Documents by the Company does not and will not, with or without the passage of time, the giving of notice or both, (a) conflict with or result in any violation or breach of any provision of any of its Organizational Documents, (b) conflict with, result in any breach of, constitute a default under, give rise to any repayment, acceleration, cancellation or termination right under, result in the loss of any material right under, or require any consent, notice or other action by it or any Person it controls under, any Contract to which it is a party or by which it or its Subsidiaries is bound or to which any of its or its Subsidiaries’ properties are subject, including the Senior Facilities, (c) conflict with or result in any violation of any provision of any Law applicable to it or its Subsidiaries or any of their respective properties or assets, or (d) result in the creation of any Lien on any of the properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (b), (c), and (d), as has not had, or would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Assuming the Consents set forth in the Disclosure Letter have been obtained, none of the execution, delivery or performance of the Transaction Documents to which it is a party or the consummation of the Transactions by the Company or any Subsidiary will require (with or without notice or lapse of time or both) the Consent of any Person, other than non-material Consents from any non-Governmental Authorities.

4.6 Compliance with Laws.

Each of the Company and its Subsidiaries is in compliance with applicable Laws in all material respects. To the Company’s Knowledge, as of the date hereof, neither the Company nor any Subsidiary is under investigation with respect to any violation of any applicable Laws except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.7 Capitalization of the Company.

(a) The authorized share capital of the Company is 2,800,000,000 Ordinary Shares, of which as of the close of business on July 31, 2012, 2,513,505,449 Ordinary Shares were issued and outstanding. With effect from the Closing Date, the authorized share capital of the Company will be 2,800,000,000 shares consisting of 2,797,400,000 Ordinary Shares and 2,600,000 preference shares, which consists of 1,800,000 Preference Shares and 800,000 Yahoo! Preference Shares. In connection with the Yahoo! Repurchase Agreement, the Equity Placing and this Agreement, the Company intends to (i) repurchase Ordinary Shares and (ii) issue Yahoo! Preference Shares, Ordinary Shares and Preference Shares, in each case, as described and to the extent set forth in the recitals to this Agreement.

(b) The Disclosure Letter sets forth, as of July 31, 2012, the complete equity capitalization (including debt securities convertible into or exchangeable for equity securities) of the Company, including (i) the number of issued and outstanding restricted share units, (ii) the number of issued and outstanding options to purchase Ordinary Shares (expressed as the number of Ordinary Shares for which such options are exercisable), (iii) the number of Ordinary Shares outstanding under the Company’s senior management equity incentive plan and (iv) the number of Ordinary Shares that are authorized but unissued under the Company’s management and employee equity incentive plans ((i) through (iv) collectively, the “Equity Incentive Pool”). Since July 31, 2012 except for the (i) repurchase of Ordinary Shares as described and to the extent set forth in the recitals to this Agreement, (ii) issuance of the Yahoo! Preference Shares, the Preference Shares and the Ordinary Shares as described and to the extent set forth in the recitals to this Agreement and (iii) issuance and cancellation of employee share-based compensation in respect of the Equity Incentive Pool, there have been no material changes to the capitalization of the Company.

(c) Except for the Equity Incentive Pool and the Preference Shares, there are no options, warrants, calls, stock appreciation, redemption, repurchase or other rights, agreements, arrangements or commitments of any character convertible into or exchangeable for shares or any other equity interests of the Company or any of its Subsidiaries, or obligating the Company or its Subsidiaries to issue or sell any equity interests of the Company or any of its Subsidiaries, except for agreements or arrangements of non-wholly-owned Subsidiaries that are immaterial to the interest of a financial investor in the Company.

4.8 Litigation.

There is no Action pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries and there are no outstanding Orders against or affecting the Company or its Subsidiaries, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.9 Financial Statements.

The Company has made available to the Investors copies of (a) the audited consolidated financial statements of the Company and its Subsidiaries at and for the 12 month periods ended December 31, 2010 and December 31, 2011, together with the report of the Company’s independent auditors thereon (collectively, the “Audited Financial Statements”), including consolidated balance sheets and statements of income, cash flows and shareholders’ equity and, with respect to Investors that have executed a confidentiality undertaking with the Company permitting access to “Level II” information in the Data Room, (b) the unaudited consolidated financial statements of the Company and its Subsidiaries at and for the periods ended March 31, 2012 and June 30, 2012 (collectively, the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”), including consolidated balance sheets and statements of income and cash flows. The Financial Statements (and, with respect to Investors who do not have access to the Unaudited Financial Statements, only the Audited Financial Statements) have been prepared in accordance with US GAAP on a consistent basis (subject to (i) with respect to the Audited Financial Statements, such exceptions as may be indicated in the Audited Financial Statements or the notes thereto and (ii) with respect to the Unaudited Financial Statements, the absence of footnote disclosure and normal, non-material and recurring year-end adjustments) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods covered thereby. The Company and each of its Subsidiaries maintain systems of accounting and internal controls that provide reasonable assurance that financial transactions are executed in accordance with the authorization of, and reported to, management of the Company or its Subsidiaries and applicable internal policies.

4.10 No Undisclosed Material Liabilities; Absence of Certain Changes.

Since December 31, 2011 (except as clearly reflected in the unaudited consolidated financial statements of the Company and its Subsidiaries at and for the period ended June 30, 2012), the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course (except for the transactions that are the subject of the Yahoo! Repurchase Agreement and the related financing and the transactions effecting the privatization of Alibaba.com Limited and related financing). Except for (a) the Senior Facilities, (b) liabilities and obligations disclosed or reserved against in the Financial Statements, (c) liabilities and obligations reflected in the terms of the Yahoo! Preference Shares and the Preference Shares and (d) liabilities and obligations incurred in the ordinary course of business since December 31, 2011 (except as clearly reflected in the unaudited consolidated financial statements of the Company and its Subsidiaries at and for the period ended June 30, 2012) that are not material to the Company and its Subsidiaries, taken as a whole, since December 31, 2011 the Company has not incurred liabilities or obligations except ones that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in the Disclosure Letter, there are no material transactions or agreements between the Company or its Subsidiaries, on the one hand, and Management, Yahoo!, SOFTBANK or the Dawn Investors or any executive officer or director of the Company, on the other hand, that are in effect.

4.11 Taxes.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the Company and its Subsidiaries have filed all Tax returns as required by applicable Law and paid all Taxes when due, (ii) there have been no examinations or audits of any Tax returns or reports of the Company or its Subsidiaries by any applicable federal, state, local or foreign Governmental Authority, (iii) the Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; and

(b) The Company believes that it is not, and does not expect or intend to be, a “passive foreign investment company” as defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “US Internal Revenue Code”) in the current taxable year or in the immediate future years. The Company has not elected to be, and does not intend to elect to be, classified as a partnership for United States federal income tax purposes.

4.12 Intellectual Property.

Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries own, license, have access to or can acquire on reasonable terms, adequate intellectual property, including patents, copyrights, trademarks, service marks, trade names and similar intellectual property, reasonably necessary for them to carry on their business as now operated, (b) none of the Company or any of its Subsidiaries has received any notice or claim, as of the date of this Agreement, that it is infringing on or has misappropriated the trademark, patent, copyright or trade secret rights or other intellectual property rights of any Person or that any of the intellectual property owned or purported to be owned by the Company or any of its Subsidiaries is invalid or unenforceable, (c) the operation by the Company and each of its Subsidiaries of their respective businesses does not infringe on or violate (or in the past infringed on or violated) any intellectual property rights or other rights of any Person, (d) to the Company’s Knowledge, no Person is infringing on or violating (or in the past infringed on or violated) any intellectual property or other right of the Company or any of its Subsidiaries, and (e) the Company and each of its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all material trade secrets used in their business.

4.13 Employees, Labor Matters, etc.

(a) The existing Equity Incentive Pool fully reflects the Company’s and its Subsidiaries’ employee equity compensation policy as of the date of this Agreement.

(b) Any increase in the number of Ordinary Shares beyond the number of Ordinary Shares already authorized by the Board under the Equity Incentive Pool as of the date hereof will require approval of the Board.

(c) There is no current intention or proposal to increase the number of Ordinary Shares allocated under the Equity Incentive Pool or under any other similar equity plan of the Company or any of its Subsidiaries.

(d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there is no pending or, to the Company’s Knowledge, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign with respect to, any employees of the Company or any of its Subsidiaries. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, employee classification and wages and hours.

4.14 Environmental Laws.

The Company and each of its Subsidiaries is in compliance in all material respects with all Environmental Laws, and, to the Company’s Knowledge, no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect. No Action has been commenced, or to the Company’s Knowledge is threatened, against the Company or any of its Subsidiaries involving any Environmental Laws, other than Actions that would not have nor would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.15 Office of Foreign Assets Control; Sanctions.

Neither the Company nor any Subsidiary or any director or officer of the Company or any Subsidiary, nor, to the Company’s Knowledge, either the Alipay Entities or any agent or employee of the Company or any Subsidiary is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”), and, to the Company’s Knowledge, there is no basis for the imposition of any Sanctions on the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries, is located, organized or resident in a country or territory that is the subject of Sanctions.

4.16 Anti-corruption.

(a) Each of the Company and each of its Subsidiaries, and, to the Company’s Knowledge, each of their respective directors, officers or employees has not:

(i) made an “unlawful payment” within the meaning of the FCPA (if applicable) or used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds in violation of any applicable provisions of the FCPA or any applicable law or regulation equivalent to the FCPA in any jurisdiction other than the United States;

(ii) violated any applicable provision of the FCPA or similar anti-corruption Law in any other jurisdiction; or

(iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment prohibited under any applicable anti-corruption Law in any jurisdiction other than the United States.

(b) Each of the Company and its Subsidiaries has implemented such internal controls as would be reasonably necessary to ensure compliance with applicable Laws, including the FCPA and any anti-corruption Law in any jurisdiction other than the United States.

4.17 Money Laundering.

The operations of the Company and its Subsidiaries are in compliance with applicable financial recordkeeping and reporting requirements of applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.18 Alipay Framework Agreement.

(a) The Company has made available to the Investors true and complete copies of the Alipay Framework Agreement and the related transaction agreements.

(b) The Alipay Framework Agreement is valid and in full force and effect, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Carveouts, and neither the Company nor, to the Company’s Knowledge, any of the non-Company counterparties thereto, is in default thereof, and to the Company’s Knowledge no such default is threatened, except for any default that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Except for Simon Shihuang Xie, no Person has executed a Joinder Agreement (as defined in the Alipay Framework Agreement).

4.19 Finders’ Fee.

There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of the Company who might be entitled to any fee or commission from any Investor as a result of the issuance of the Preference Shares pursuant to this Agreement. The Company will pay any fees and reasonable expenses of the Placement Agents.

4.20 Waiver by Existing Shareholders of the Company.

As of immediately prior to the Closing, the Company will have obtained any waivers required from existing shareholders of the Company in respect of any rights, including any rights of first offer or pre-emptive rights, they may have with respect to the Preference Shares sold pursuant to this Agreement and the rights hereunder.

4.21 Group Structure Chart.

The group structure chart made available to the Investors is true, complete and accurate in all material respects as of July 31, 2012. As of the date of this Agreement, the following business units are the material business units of the Company: Taobao Marketplace, eTao, TMall.com, Juhuasuan (group buying website), Alibaba.com International Business Operations (ICBU), Alibaba.com Small Business Operations (CBU) and Alibaba Cloud Computing.

4.22 Size of the Equity Placing.

The total aggregate amount of the Equity Placing does not exceed US$2,600,000,008 and the price per share of the Ordinary Shares sold in the Equity Placing is US$15.50.

4.23 Definitive Documentation.

The definitive documentation entered or to be entered into by the Company in connection with the Senior Facilities, the Equity Placing, any side letters entered into between the Company or Management and any of the Dawn Investors as of the date hereof, and the Yahoo! Preference Shares is or will be on terms substantially similar to, and not less favorable in any material respect to the Company than, the terms set forth in definitive documentation relating to such transactions made available to the Investors in the Data Room.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each of the Investors severally represents and warrants to the Company that:

5.1 No Registration.

Such Investor understands that the Preference Shares, and the Underlying Ordinary Shares, have not been, and will not be, registered under the US Securities Act and the Company intends that the Preference Shares, and the Underlying Ordinary Shares, are being offered and sold to the Investors pursuant to a specific exemption from the registration requirements of the US Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein or otherwise made pursuant hereto.

5.2 Investment Intent.

Such Investor is acquiring the Preference Shares, and the Underlying Ordinary Shares, for investment for its own account, or, if such Investor is acquiring the Preference Shares as a fiduciary agent for one or more investor accounts, it has the full power and authority to execute and deliver this Agreement on behalf of each such account and will take reasonable steps to ensure that each such investor will comply with its obligations herein, and neither such Investor nor any investor accounts for which the Investor is acquiring Preference Shares is acquiring such Preference Shares with the view to, or for resale in connection with, any distribution thereof, and neither such Investor nor any such account has any present intention of selling, granting any participation in, or otherwise distributing the same. Such Investor further represents that neither it nor any such investor account has any Contract, undertaking, agreement or arrangement with any other Person or entity to sell, transfer or grant any participation right to such person or entity to any third person or entity with respect to any of the Preference Shares or the Underlying Ordinary Shares except for any limited partnership agreement, shareholders’ agreement or similar organizational document to which any such Investor is a party, as of the date of this Agreement.

5.3 Investment Experience.

Such Investor has substantial experience in evaluating and investing in private placement transactions of securities and has such knowledge and experience in financial and business matters so that such Investor is capable of evaluating the merits and risks of its private investment in the Company and has the ability to bear the economic risk of investment in the Preference Shares.

5.4 Access to Data.

Such Investor has had the opportunity to ask questions of, and receive answers from, the officers of the Company concerning the Company, the Transaction Documents, the Disclosure Letter, the exhibits and schedules attached hereto and thereto, the information in the Data Room and the Transactions, as well as the Company’s business, management and financial affairs.

5.5 Independent Investigation.

Such Investor (a) has conducted its own independent investigation to identify, collect and assess the information considered by the Investor to be relevant to the consummation of the Transactions, (b) has relied and will rely on its own independent investigation to determine whether or not to consummate the Transactions, and (c) has not relied on any representations or warranties by the Company or any of its Affiliates, representatives and agents (other than the representations and warranties set out in this Agreement or any other Transaction Document).

5.6 Accredited Investor; International Investors.

(a) If the Investor is within the United States, such Investor hereby represents that it is an institutional “accredited investor” within the meaning of Rule 501(a) under the US Securities Act; or

(b) If the Investor is not within the United States, the Investor hereby represents that it is not a “US person” (within the meaning of Regulation S) or purchasing the Preference Shares for the account or benefit of a U.S. person and it is purchasing the Preference Shares outside the United States in an “offshore transaction” pursuant to Rule 903 of Regulation S.

5.7 Authorization.

It has full power, authority, capacity and legal right to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by it of this Agreement and each of the Transaction Documents to which it is a party and the consummation of the Transactions by it has been duly and validly authorized and approved by all necessary corporate or other action by it. This Agreement has been duly executed and delivered by it and is, and each of the Transaction Documents, when duly executed and delivered by it, will be, assuming due execution and delivery of the same by the relevant counterparties thereof, the legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject to the Enforceability Carveouts.

5.8 Organization.

It is a validly existing limited partnership, limited liability company or corporation, duly organized under the laws of its jurisdiction of organization and has full power and authority to carry on its business as now conducted.

5.9 Restricted Securities.

If the Investor is within the United States, such Investor understands that the Preference Shares will at the time of issuance be “restricted securities” within the meaning of Rule 144(a)(3) under the US Securities Act.

5.10 Non-Violation.

The execution, delivery and performance of the Transaction Documents to which it is a party by such Investor, and the consummation of the Transactions by such Investor, and the compliance with any of the provisions of this Agreement or any other Transaction Documents by such Investor does not and will not, with or without the passage of time, the giving of notice or both (a) conflict with or result in any violation or breach of any provision of any of the Organizational Documents of such Investor, (b) conflict with or result in any violation of any provision of any applicable Laws or (c) conflict with, result in any breach of, constitute a default under, give rise to any repayment, acceleration, cancellation or termination right under, result in the loss of any material right under, or require any consent, notice or other action by it or any Person it controls under, any Contract to which such Investor is a party or by which any of them is bound or to which any of their properties are subject, except in the case of clauses (b) and (c) as would not reasonably be expected, individually or in the aggregate, to materially adversely affect (including by delay) such Investor’s ability to consummate the Transactions or otherwise perform under this Agreement. None of the execution, delivery or performance of this Agreement or the other Transaction Documents to which it is a party by such Investor, or the consummation of the Transactions by such Investor, require the Consent of any Person, other than non-material Consents from any non-Governmental Authorities.

5.11 Financing.

Such Investor has sufficient capital commitments or will have funds to pay the Purchase Price in full into escrow pursuant to the terms of this Agreement and to effect all other Transactions contemplated in this Agreement.

5.12 Litigation.

There is no Action pending or, to the knowledge of such Investor, threatened against or affecting such Investor except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on such Investor’s ability to consummate the Transactions or otherwise perform under this Agreement.

5.13 Finders’ Fees.

There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of such Investor who might be entitled to any fee or commission from the Company, Management or any of their Affiliates as a result of the issuance of the Preference Shares pursuant to this Agreement.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1 Covenants of the Company.

(a) Tax Matters. The Company will pay all securities transaction taxes, registration fees, stamp duties and other applicable fees and taxes payable (including making tax reporting and filings to any Governmental Authority) upon conversion of the Preference Shares and issuance of the Underlying Ordinary Shares, if any.

(b) Information Rights.

(i)	From and after the Closing and so long as any Preference Shares are outstanding but only until the Company closes an Initial Public Offering, if applicable, the Company shall furnish to the certain Holders entitled to financial information, the following:

(A)	audited annual financial statements of the Company and its Subsidiaries for each fiscal year, within 120 days of the end of each fiscal year, but in no event earlier than the business day immediately succeeding the day on which Yahoo! makes publicly available the Company’s summary financial information in its 10-Q filing as of and for the applicable period; and

(B)	unaudited quarterly financial statements of the Company and its Subsidiaries for the first three quarterly periods of each fiscal year, within ninety (90) days of the end of each such period, but in no event earlier than the business day immediately succeeding the day on which Yahoo! makes publicly available the Company’s summary financial information in its 10-Q filing as of and for the applicable period, and in each case including applicable comparable prior periods and pro forma information (if applicable and available), and, with respect to the annual financial statements only, a report on the annual financial statements by the Company’s certified independent public accountants (all of the foregoing financial information to be prepared in accordance with US GAAP or IFRS).

(ii)	The Company will make available such financial statements to any Holder by posting such financial statements on Intralinks or any comparable password protected online data system.

(iii)	Holders Entitled to Financial Information. Holders who are entitled to the financial information described in Section 6.1(b)(i) include only the following:

(A)	any Holder of at least US$50 million aggregate liquidation preference of Preference Shares (or the number of Ordinary Shares issued upon conversion of at least US$50 million aggregate liquidation preference of Preference Shares) that is not any of (i) a competitor, (ii) a member of a competitor’s board of directors or (iii) an investor that holds five percent (5.0%) or more, in aggregate, of the common equity or common equity issuable upon conversion, exchange or exercise of other securities of (A) a privately held competitor or (B) a publicly traded competitor where such five percent (5.0%) or more stake was acquired prior to the initial public offering of such competitor (and, in each case, the determination of whether an entity is a competitor shall be determined in the Company’s discretion);

(B)	any Holder that received Preference Shares directly from the Company on the Closing Date; and

(C)	any other Holder(s) with respect to which the Company consents to provide such financial information.

If a Holder holds Preference Shares having less than US$50 million aggregate liquidation preference (or the number of Ordinary Shares issued upon conversion of at least US$50 million aggregate liquidation preference of Preference Shares), such Holder shall not be entitled to receive any financial information with respect to the Company, except as provided in clauses (B) and (C) above.

A Holder receiving the financial statement information described in Section 6.1(b)(i) may provide to any limited partner in or other equityholder of such Holder (i) the Company’s summary financial information consistent with the information disclosed in Yahoo’s periodic public filings as of and for the applicable period and (ii) the name of the Company, the number or amount of securities of the Company held by the Holder, and the valuation attributed to such holdings by the Holder.

Any Holders who are entitled to the financial information described above but do not wish to receive it from time to time must provide the Company with written notice to such effect.

The Company will not provide prospective buyers of the Preference Shares or Ordinary Shares issued upon conversion, prior to their purchase of such shares, with financial or other information regarding the Company.

(iv)	Confidentiality. In addition to any obligations under Section 6.3(g) hereunder, any Investor or Holder that receives any financial information pursuant to the terms of the Preference Shares or this Section 6.1(b) agrees (i) that such financial information may constitute material non-public information regarding the Company and (ii) will not use such financial information for any purpose other than evaluating their investment in the Preference Shares. Except as set forth above, each Investor shall maintain strict confidentiality of any information obtained pursuant to this Section 6.1(b) subject to the provisions of Section 6.3(g).

All information rights under this Section 6.1(b) shall terminate on any Initial Public Offering.

(c) Execution of Agreements Related to the Preference Share Placing. The Company will enter into the definitive documentation relating to the Preference Share Placing with each Investor on identical terms with respect to each Investor (except for the number of Preference Shares allocated to each Investor and for the funding arrangements for Investors who are permitted under the terms of their constitutive documents or in investment policies as publicly held funds only to fund against delivery of securities) and the Preference Shares issued under the Preference Share Placing will have identical terms.

(d) Conduct of the Company and its Subsidiaries. From the date of this Agreement through the Closing, the Company shall, and shall cause its Subsidiaries to, conduct its and their businesses only in the ordinary course of business consistent with past practice, and, except as expressly provided in this Agreement or consented to in writing in advance by the Investors, acting by a majority in interest (such consent not to be unreasonably withheld or delayed), the Company shall not:

(i) other than the Amended Articles, amend or modify its Organizational Documents, or amend or modify its corporate structure in a manner that would be materially adverse to the Investors;

(ii) other than as contemplated in the Senior Facilities, Yahoo! Preference Shares, the Preference Shares, the Equity Placing, and Equity Incentive Pool, issue, sell, transfer, grant, pledge or dispose of any securities of the Company or any Subsidiary of the Company, except for grants, pledges or dispositions of securities that are immaterial to the interest of a financial investor in the Company, and for agreements or arrangements of non-wholly-owned Subsidiaries that are immaterial to the interest of a financial investor in the Company;

(iii) other than the Yahoo! Initial Repurchase, purchase, redeem or otherwise acquire any securities of the Company other than pursuant to employee equity incentive plans or otherwise in the ordinary course of business;

(iv) split, combine or reclassify the Ordinary Shares;

(v) declare, set aside or pay any dividends or distributions on, or make any other distributions in respect of, any securities of the Company or, other than in the ordinary course of business, any securities of any of its non-wholly owned Subsidiaries;

(vi) dispose of any assets, including equity securities of any Subsidiary, that are material to the Company and its Subsidiaries (taken as a whole), in each case other than sales to third parties in the ordinary course of business consistent with past practice and for fair value, except any such disposals that are approved by the non-executive directors of the Company pursuant to Section 2.10 of the Alipay Framework Agreement;

(vii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any material Subsidiary of the Company;

(viii) except to the extent required by applicable Law, take any action or permit any action to be taken that could reasonably be expected to result in any condition to the Closing set forth in Article IX not being satisfied;

(ix) take any action that, or fail to take any action the failure of which to be taken, could reasonably be expected to prevent or materially delay the consummation of the Transactions; or

(x) take, offer, propose or authorize any of, or commit or agree to take any of, the foregoing.

6.2 Covenants of the Investors.

(a) Selling Restrictions. Each of the Investors severally covenants that it will not sell or otherwise transfer the Preference Shares (or any of the Underlying Ordinary Shares) except pursuant to an effective registration statement under the US Securities Act or pursuant to an exemption from or in a transaction not subject to the registration requirements of the US Securities Act and the rules and regulations promulgated thereunder.

(b) Transfer Restrictions.

Notwithstanding anything to the contrary contained herein and subject to the terms of the Preference Shares substantially in the form attached hereto as Exhibit A, prior to an Initial Public Offering, no Investor shall transfer any Preference Shares (or any Ordinary Shares acquired as a result of exercising the conversion rights under the Preference Shares) now or hereafter owned or held thereby unless the Person to whom such Preference Shares (or such Ordinary Shares) are so transferred assumes the information-related obligations of Section 6.1(b) and Section 6.3(g). Upon transfer of such Preference Shares (or such Ordinary Shares), the transferring Investor shall (i) notify the Company of the number of Preference Shares (or Ordinary Shares) being transferred and the identity and contact information of the transferee to whom financial information may be made available via the password protected online data system pursuant to Section 6.1(b)(ii) above, and (ii) furnish the Company with an executed confidentiality undertaking by such transferee, in substantially the form attached hereto as Exhibit C.

(c) Conduct of each Investor. From the date of this Agreement through the Closing, each Investor shall not:

(i)	except to the extent required by applicable Law, take any action or permit any action to be taken that could reasonably be expected to result in any condition to the Closing set forth in Article IX not being satisfied; or

(ii)	take any action that, or fail to take any action the failure of which to be taken, could reasonably be expected to prevent or materially delay the consummation of the Transactions.

6.3 Additional Covenants of the Parties.

(a) Further Assurance. Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and the sale of Preference Shares contemplated herein. Each such Party shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

(b) Efforts. Except with respect to those matters as to which a different efforts standard is explicitly stated, each Party shall use its reasonable best efforts to take, or cause to be taken, all appropriate action (and to do, or shall cause to be done, all things necessary, proper or advisable under Law) to consummate the Transactions as promptly as practicable and to make or obtain all Consents required in connection therewith.

(c) Public Disclosure. From and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement (including the names of the Investors) other than the Purchase Price or the closing conditions set forth in Article IX and the existence of this Agreement unless approved in advance by the Company and the Investors, acting by majority in interest (which approval shall not be unreasonably withheld or delayed); or in the case of the names of the Investors, as approved in advance by each of the affected Investors.

(d) Notification. From the date hereof through the Closing Date, the Company will promptly notify the Investors in writing of any change, circumstance, condition, development, effect, event, fact, or result in respect of the business, operations, financial condition, results of operations, assets, liabilities, or prospects of the Company or its Subsidiaries or in the transactions relating to the Yahoo! Repurchase Agreement or in the transactions related to the Senior Facilities or the Equity Placing that has resulted in or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e) Transaction Documents. The Company and the Investors shall execute and deliver the other Transaction Documents to which it is a party at or before the Closing and prior to, but with effect from, the Closing, the Company shall adopt the Amended Articles.

(f) Non-circumvention. No Party shall, directly or indirectly, take, omit to take, or permit any action having a purpose of circumventing or having an effect of circumventing or rendering inapplicable, in whole or in part, the rights or obligations of any Party under the Transaction Documents. The Parties shall not, and shall cause each of their respective Affiliates not to, enter into or engage in any transaction that would reasonably be expected to prevent or materially delay the consummation of the Transactions or materially reduce the likelihood of the Closing to occur.

(g) Confidentiality.

(i) Except as specifically permitted by this Agreement, each Party hereby covenants and agrees that, without the prior written consent of the Company or to the extent related to the Transaction Documents or information concerning any Investor, the other Investors (in the case of the Investors) or the Investors (in the case of the Company) (each a “Disclosing Party”), it and all of its respective Affiliates who have received Confidential Information shall not disclose any information (whether received in written, oral, electronic or any other form) relating, directly or indirectly, to (A) the Company, (B) the terms of this Agreement or any understandings predating this Agreement to the extent related hereto, (C) the Transaction Documents, (D) any information or materials obtained in connection with the information rights provided under the terms of the Preference Shares and Section 6.1(b) of this Agreement and (E) any information or materials obtained in connection with the Preference Share Placing (collectively, the “Confidential Information”) to any Person other than its Affiliates (who are not portfolio companies of investment funds), its and its Affiliates’ respective directors, partners, members (which, with respect to the Company, includes Yahoo! and SOFTBANK), officers, employees, agents, representatives, third party professional advisors (including financial and legal advisors) and, in the case of Investors only, financing sources (collectively, “Representatives”) or any regulatory body (on a confidential basis), provided that each of the Investors may disclose Confidential Information to each other Investor, their Affiliates (but not their limited partners or non-Affiliated investors) and their respective Representatives. Confidential Information shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by any Party or their Representatives that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to them by any other Party or their Representatives on or after the date hereof in connection with the Preference Share Placing. Each Party hereby undertakes that any Confidential Information provided to a Representative shall be subject to such Representative’s acknowledgment of the confidentiality of the information being provided to it and such Representative’s agreement not to disclose such information to any other Person other than the Persons to whom a Party is permitted to provide such information hereunder; it being understood that each Party shall be responsible for any breach hereof by its Representatives.

(ii) Confidential Information with respect to any Party shall not include:

(A)	information that exists in the public domain at the time of disclosure,

(B)	information that subsequently comes into the public domain other than by disclosure by such Party or its Representatives in breach of this Section 6.3(g),

(C)	information obtained by such Party or its Representatives from third parties except where such Party knows that such disclosure is in breach of the third parties’ confidentiality obligations,

(D)	information that is independently developed by such Party without reliance on any Confidential Information,

(E)	information that is permitted to be disclosed by written authorization of the Party as to whom the information relates, and

(F)	information that was lawfully possessed by such Party prior to any disclosure by the Party as to whom the information relates.

(iii) Each Party hereby covenants and agrees that it (and its Affiliates) shall only disclose Confidential Information to its Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information and agree to keep such information confidential in accordance with the terms hereof.

(iv) This Section 6.3(g) shall not prevent disclosure by a Party or its Representatives to the extent it can demonstrate that disclosure is required by Law or Governmental Authority or for the purpose of any arbitral or judicial proceedings arising out of this Agreement (provided that such Party shall, where permitted by Law, first inform the Disclosing Party of such requirement and its intention to disclose such information and take into account the reasonable comments of the Disclosing Party, who may in its sole discretion seek a protective order or other appropriate relief, and/or waive compliance with this confidentiality undertaking). Such Party may disclose to the relevant authorities only that portion of the Confidential Information which is required to be disclosed in accordance with the preceding sentence; provided that such Party will use commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including, by cooperating with the Disclosing Party to obtain an appropriate remedy or other reliable assurance that confidential treatment will be accorded to any Confidential Information so disclosed; and provided further that such Party will promptly notify the Disclosing Party of (x) its determination to make such disclosure and (y) the nature, scope and contents of such disclosure where permitted by Law.

(v) Each of the Investors hereby undertakes that it shall not provide or communicate Company information that is Confidential Information in any manner (whether by writing, orally, electronically or any other manner) to its and its Affiliates’ limited partners and similar non-controlling special vehicle investors; provided, however that a Holder receiving the financial statement information described in Section 6.1(b) may provide to any limited partner in or other equityholder of such Holder (i) the Company’s summary financial information consistent with the information disclosed in Yahoo’s periodic public filings as of and for the applicable period and (ii) the name of the Company, the number or amount of securities of the Company held by the Holder, and the valuation attributed to such holdings by the Holder.

(h) Return of Confidential Information.

Each Party acknowledges that it shall notify the relevant Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information, or any other breach of Section 6.3(g) by it or any of its Representatives. At the written request of the Disclosing Party, each other Party shall, and will use its commercially reasonable efforts to procure that its Representatives shall, return or destroy, all documents containing Confidential Information and all copies of the documents containing Confidential Information in its possession, or, in the case where any Confidential Information is transmitted or restored electronically, destroy all such Confidential Information and communications in connection therewith provided, however, that each such Party and its Representatives (i) may retain reasonable copies of the Confidential Information for compliance with applicable Law, (ii) may retain one copy of any investment committee memoranda prepared for presentation to its investment committee which are required to be kept under internal compliance procedures and (iii) are not obliged to remove any records that have been retained by automatic computer archive systems, provided, however, that the confidentiality obligations set out herein shall continue to apply to such retained material or Confidential Information. Any destruction of Confidential Information shall, at the Disclosing Party’s request, be certified in writing to the Disclosing Party by one of the receiving Party’s authorized officers. Notwithstanding the return or destruction of the Confidential Information, each Party agrees that it and its Representatives will continue to be bound by the provisions of Section 6.3(g).

(i) Termination of Prior Confidentiality Undertaking.

The Parties acknowledge and agree that the confidentiality undertakings entered into between the Company and each of the Investors or their Affiliates prior to the date hereof shall be terminated and shall have no further force or effect for any period after the date hereof; it being understood that each Party shall continue to be liable for any breaches of any such agreement prior to the date hereof.

(j) Third Party Beneficiaries.

The Placement Agents shall be third party beneficiaries of the undertakings and agreements of the Parties in Section 6.3(g) - (i).

(k) Legends.

Each Investor understands that the certificates evidencing the Preference Shares and the Underlying Ordinary Shares, until such securities are registered or are no longer required to bear such legend in accordance with the US Securities Act, shall bear the legends substantially in the form attached hereto as Exhibit B (in addition to any legend required under applicable state securities laws), unless the Company determines otherwise in accordance with applicable Law.

The legend referring to federal and state securities laws identified above stamped on a certificate evidencing the Preference Shares or the Underlying Ordinary Shares shall be removed and the Company shall issue a certificate without such legend to the holder of such Preference Shares or the Underlying Ordinary Shares if (i) such securities are registered under the US Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the US Securities Act, or (iii) such holder provides the Company with a certification by such holder that such securities can be sold pursuant to Rule 144 under the US Securities Act. In connection with an Initial Public Offering, the Company will remove any legends from any Preference Shares or the Underlying Ordinary Shares upon request by an Investor and subject to compliance with applicable securities laws.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification.

From and after the Closing Date, the Company agrees to indemnify and hold harmless each Investor (each, an “Indemnitee”) from and against any loss, diminution in value, liability or damage, including reasonable attorneys’ fees and other costs and expenses (collectively, “Damages”), incurred or sustained by such Indemnitee or any of its Affiliates or any of their respective employees, officers, directors, agents, advisors and representatives as a result of, subject to Section 8.1, (i) any inaccuracy in or breach of any representation or warranty by the Company set forth in this Agreement, or (ii) any breach of covenant or agreement of the Company set forth in Section 6.1 or Section 6.3 of this Agreement, provided that there shall not be any duplicative payments or indemnities by the Company. Solely for purposes of calculating Damages (and not for purposes of determining any breach) hereunder, all materiality qualifiers in any representation, warranty, covenant or agreement herein shall be ignored.

7.2 Limitations on Indemnification.

The rights of an Indemnitee to indemnification under Section 7.1 shall be limited as follows:

(a) The amount of any Damages incurred or sustained by any Indemnitee shall be reduced by the net amount such Indemnitee recovers (after deducting all attorneys’ fees, expenses and other costs of recovery) from any insurer or other party liable for such Damages and such Investor shall use commercially reasonable efforts to effect any such recovery.

(b) No Indemnitee shall be entitled to indemnification under Section 7.1 unless and until the aggregate amount of such Damages exceeds one percent (1%) of such Indemnitee’s Purchase Price, and if such amount is exceeded, such Indemnitee shall be entitled to the full amount of the Damages and not just the excess amount. In no event will any Indemnitee be entitled to indemnification in excess of fifty percent (50%) of the aggregate amount of the sale proceeds of the Preference Shares allocated to and purchased by the Indemnitee, provided that this Section 7.2 shall not apply to any claim made by any Indemnitee arising out of or relating to (i) a breach of Section 4.1, Section 4.3, Section 4.4, Section 4.5, Section 4.7 or Section 4.19 or (ii) fraud.

7.3 Indemnification Procedures.

The Company shall herein be referred to as the “Indemnitor”.

(a) Third Party Claims. Within fifteen (15) Business Days after an Indemnitee receives written notice of any third party claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Article VII, notify such Indemnitor in writing in reasonable detail of such claim or action and include with such notice copies of all notices and documents (including court papers) served on or received by the Indemnitee from such third party. Upon receipt of such notice, the Indemnitor shall be entitled to participate in such claim or action, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise such claim or action, provided that such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, if (i) the settlement is other than for monetary damages, and the remedies, in the Indemnitees’s reasonable judgment, could adversely affect it, or (ii) the Indemnitor has not agreed that the claim with respect thereto is a fully indemnifiable claim hereunder, or (iii) the Indemnitee has elected to be represented by separate counsel pursuant to clauses (i)-(iii) in the following sentence. After notice to the Indemnitee of the Indemnitor’s election to assume the defense of such claim or action (which notice shall include an acknowledgement that the Indemnitee is entitled to indemnification hereunder for such claim), the Indemnitor shall not be liable to the Indemnitee under this Article VII for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation, unless the Indemnitee employs separate counsel, which it shall have the right to do if either (i) such claim or action involves remedies other than monetary damages and such remedies, in the Indemnitee’s reasonable judgment, could adversely affect such Indemnitee, (ii) the Indemnitee may have available to it one or more defenses or counterclaims which are inconsistent with one or more defenses or counterclaims which may be alleged by the Indemnitor, or (iii) such claim or action is brought by a Governmental Authority, and in any such event the fees and expenses of such separate counsel shall be paid by the Indemnitor. If the Indemnitor does not elect to assume the defense of such claim or action within fifteen (15) Business Days of the Indemnitee’s delivery of notice of such a claim or action by delivery of a written notice assuming control of the defense, the Indemnitee shall be entitled to assume the defense thereof. Unless it has been conclusively determined through a final judicial determination (or settlement tantamount thereto) that the Indemnitor is not liable to the Indemnitee under this Article VII, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect to such defense, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The Parties hereto agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or action, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such claim or action.

(b) Other Claims. Within sixty (60) days after an Indemnitee sustains any Damages not involving a third party claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall deliver notice of such claim to the Indemnitor, specifying with reasonable detail the basis on which indemnification is being asserted and the amount of such Damages. If the Indemnitor does not notify the Indemnitee within fifteen (15) Business Days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee under this Article VII, such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnitor under this Article VII and the Indemnitor shall pay the amount of such claim to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnitor has timely disputed its liability with respect to such claim, as provided above, the Indemnitor and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with Section 11.4.

7.4 Exclusivity of Indemnification Provision.

Subject to Section 11.4(g), the indemnity provided for in this Article VII shall be the sole and exclusive remedy of the Indemnitees after the Closing Date for any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement or breach of any covenant of the Company set forth in Sections 6.1 or 6.3 hereof, other than in the case of fraud, intentional misrepresentation or gross negligence.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; CERTAIN PROVISIONS

8.1 Survival of Representations and Warranties.

The respective representations and warranties made by the Company and each Investor contained in this Agreement shall survive until two (2) years after the Closing Date, except that (i) the representations and warranties (A) of the Company set forth in Section 4.1, Section 4.3, Section 4.4, Section 4.5, Section 4.7 or Section 4.19 and (B) of the Investors set forth in Section 5.7, Section 5.8 and Section 5.13 shall survive indefinitely and (ii) the representations and warranties of the Company set forth in Section 4.11 shall survive for the earlier of six (6) years following an Initial Public Offering and ten (10) years after the Closing Date.

ARTICLE IX

CLOSING CONDITIONS

9.1 Investors’ Closing Conditions.

The obligation of each Investor to purchase and pay for the Preference Shares at the Closing, as provided in Article III hereof, shall be subject to the satisfaction or waiver (by such Investor) of the following further conditions:

(a) Yahoo! Initial Repurchase Conditions. All conditions precedent to the Yahoo! Initial Repurchase (other than those conditions that by their nature are satisfied at the closing of the Yahoo! Initial Repurchase, but subject to the satisfaction of such conditions) shall have been satisfied and the closing of the Yahoo! Initial Repurchase shall occur simultaneously with the Closing.

(b) Yahoo! Repurchase Agreement. The Yahoo! Repurchase Agreement shall be in effect and no term thereof shall have been amended, nullified, waived, supplemented or modified in any material respect, except to the extent set forth in the Disclosure Letter.

(c) Legal Matters. There shall not be in effect any Law or Order restraining, enjoining, prohibiting or otherwise making illegal the consummation of the Transactions or the performance of the Company’s obligations under this Agreement.

(d) Approvals, Consents and Waivers. The Company shall have obtained any and all approvals, consents and waivers specified in the Disclosure Letter necessary for consummation by it of the transactions contemplated in this Agreement, including, but not limited to, all permits, authorizations, approvals or consents of any Governmental Authority.

(e) Material Adverse Effect. Since June 30, 2012, except as disclosed in this Agreement (including the Disclosure Letter), there shall not have occurred any circumstance, situation, effect, event, change or condition that has had, or is more likely than not to have, a Material Adverse Effect and is subsisting.

(f) Representations and Warranties. The representations and warranties of the Company contained in Article IV of this Agreement (other than the representations and warranties in Section 4.1, Section 4.3, Section 4.4, Section 4.5, Section 4.7 and Section 4.19 of this Agreement) shall be true and correct in all material respects as of the date of this Agreement and as of and as though made as of the Closing (or if such representation or warranty is expressly stated to have been made as of a specified date, as of such specific date). The representations and warranties of the Company contained in Section 4.1, Section 4.3, Section 4.4, Section 4.5, Section 4.7 and Section 4.19 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of and as though made at the Closing (or if such representation or warranty is expressly stated to have been made as of a specified date, as of such specific date).

(g) Covenants. The covenants and agreements of the Company contained in this Agreement to be complied with by the Company at or before the Closing shall have been complied with in all material respects.

(h) Opinions. The Investors shall have received an opinion or opinions of counsel (reasonably acceptable to the Investors) in respect of (i) the legality of the issue of Preference Shares as contemplated in this Agreement, (ii) the enforceability of this Agreement and (iii) the enforceability of the provisions of the Escrow Agreement by each Investor who is a third party beneficiary of such agreement in accordance with its terms subject, in each case, to reasonable customary assumptions and exceptions.

(i) Officer’s Certificate. The Investors shall have received a certificate from the Company, dated the Closing Date, signed by a duly authorized officer of the Company, certifying that the conditions set forth in Section 9.1(a), Section 9.1(b), Section 9.1(d), Section 9.1(e), Section 9.1(f) and Section 9.1(g) have been fulfilled.

(j) Objecting Escrow Notice. The Company shall have delivered to each Investor at least five (5) Business Days prior to the expected Closing Date a counterpart to a form of Objecting Escrow Notice signed by the Company.

9.2 Company’s Closing Conditions.

The obligation of the Company to issue, deliver and allot the Preference Shares at the Closing, as provided in Article III hereof, shall be subject to the satisfaction or waiver by the Company of the following further conditions:

(a) Yahoo! Initial Repurchase Conditions. All conditions precedent to the obligations of the Company under the Yahoo! Initial Repurchase (other than those conditions that by their nature are satisfied at the closing of the Yahoo! Initial Repurchase but subject to the satisfaction of such conditions) shall have been satisfied or waived and the closing of the Yahoo! Initial Repurchase shall occur simultaneously with the Closing.

(b) Legal Matters. There shall not be in effect any Law or Order restraining, enjoining, prohibiting or otherwise making illegal the consummation of the Transactions or the performance of the Funding Investors’ obligations under this Agreement.

(c) Approvals, Consents and Waivers. The Funding Investors shall have obtained any and all approvals, consents and waivers, if any, necessary for consummation of the transactions contemplated in this Agreement, including, all permits, authorizations, approvals or consents of any Governmental Authority.

(d) Material Adverse Effect. A material adverse effect with respect to the Funding Investors’ ability to enter into and perform the transactions contemplated in this Agreement shall not have occurred since the date of this Agreement and shall not be subsisting.

(e) Funding Certificate. The Company shall have received a Funding Certificate from each Investor (or if the Investor is a special purpose vehicle or a fund, unless otherwise agreed in writing by the Company and such Investor, the relevant general partner or managing member or entity controlling the investment decisions in respect of such Investor (the “Funding Investors”), at least five (5) Business Days prior to the Closing Date, certifying that each such Funding Investor is ready, willing and able to fund the Purchase Price by wire transfer to the Escrow Agent two (2) Business Days prior to, and subject to the conditions to, the Closing.

(f) Representations and Warranties. The representations and warranties of the Funding Investors contained in Article V of this Agreement (other than the representations and warranties in Section 5.7, Section 5.8 and Section 5.13 of this Agreement) shall be true and correct in all respects, except for such failures to be true and correct as would not materially adversely affect the ability of the Funding Investors to consummate the Preference Share Placing. The representations and warranties of the Funding Investors contained in Section 5.7, Section 5.8 and Section 5.13 of this Agreement shall be true and correct in all respects.

(g) Covenants. The covenants and agreements of the Funding Investors contained in this Agreement to be complied with by the Funding Investors at or before the Closing shall have been complied with in all material respects.

(h) Officer’s Certificate. The Company shall have received a certificate from each of the Funding Investors, dated the Closing Date, signed by a duly authorized officer or director of each of such Funding Investors, certifying that the conditions in Section 9.2(d), Section 9.2(f) and Section 9.2(g) have been fulfilled.

9.3 Frustration of Closing Conditions.

None of the Company or any of the Investors may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such Party’s failure to use the standard of effort required from such Party by this Agreement to consummate the Transactions.

ARTICLE X

TERMINATION

10.1 Termination of the Agreement.

This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) With respect to any Investor and the Company, upon mutual written consent of such Investor and the Company;

(b) By any Investor, in respect of itself only, if the Company fails to fulfill any of its obligations under Article IX and if some or all of the other Investors agree to waive the Company’s applicable obligations under Article IX and agree to proceed with the Closing upon written notice to the Company and the other Investors following such agreement to proceed;

(c) By the Company, in respect of any Investor which fails to fulfill any of its obligations under Article IX if the other Investors have fulfilled their obligations under Article IX (or the Company has agreed to waive such obligations) and the Company and such other Investors agree to proceed with the Closing, upon written notice to the Investor following such agreement to proceed;

(d) By any Investor (in respect of itself only), on the one hand, or the Company, on the other hand, upon written notice thereof by the Investor in the case of an Investor, or the Company in the case of the Company, if the Closing does not occur on or prior to the End Date, provided that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available (i) to any Investor, on the one hand, or the Company, on the other hand, if the Investor or the Company, respectively, shall have breached its obligations under this Agreement or the Transaction Documents in any manner that shall have proximately caused the failure to consummate the Preference Share Placing on or before such date or (ii) during the pendency of a legal proceeding brought by the non-terminating Party for specific performance of the Closing;

(e) By any Investor, in respect of itself only, upon written notice thereof by such Investor, if (i) a breach of any representation, warranty, covenant or agreement herein of the Company would result in any of the conditions to the Investor’s obligations set forth in Section 9.1 not being capable of being satisfied, and (ii) the Investor is not in material breach of this Agreement; or

(f) By the Company, upon written notice thereof, if (i) a breach of any representation, warranty, covenant or agreement herein of the Investors would result in any of the conditions to the Company’s obligations set forth in Section 9.2 not being capable of being satisfied, and (ii) the Company is not in material breach of this Agreement.

10.2 Effect of Termination.

In the event of any termination of this Agreement pursuant to Section 10.1, all rights and obligations of the Company, on the one hand, and one or more terminating or terminated Investors hereunder, on the one hand, including with respect to the Purchase Price of such Investor(s), on the other hand, shall terminate without any liability on the part of such Party or its Subsidiaries or Affiliates in respect thereof, except that (a) the obligations of the Parties under Sections 3.3(d), 3.3(e), 6.3(c) and 6.3(g) - (j), this Section 10.2, Article I and Article XI of this Agreement shall remain in full force and effect, and (b) such termination shall not relieve any Party of any liability for any breach of any representation, warranty, obligation or covenant contained in this Agreement prior to such termination.

ARTICLE XI

MISCELLANEOUS

11.1 Accounting Principles.

Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with US GAAP or IFRS, if applicable, at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

11.2 Directly or Indirectly.

Where any provision in this Agreement refers to action to be taken by any Person, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

11.3 Governing Law.

This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed and interpreted in accordance with, the Laws of the State of New York, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of New York.

11.4 Arbitration.

Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof, shall be finally settled exclusively by arbitration. The arbitration shall be conducted in accordance with the Hong Kong International Arbitration Centre (“HKIAC”) Administered Arbitration Rules (the “Rules”) in force when the notice of arbitration is submitted in accordance with these Rules, except as they may be modified by mutual agreement of the Parties, including any modifications set out in this Agreement. The seat of the arbitration shall be Hong Kong. The arbitration shall be conducted in the English language.

(a) The arbitration shall be conducted by three arbitrators chosen as follows: one arbitrator shall be selected by the Company and one by the Investors (by a majority in interest of the Investors that are parties to the dispute) (each, a “Dispute Party”) within thirty (30) days of the date a Party requests arbitration; such chosen arbitrators shall select a third arbitrator. If the chosen arbitrators fail to select a third arbitrator within thirty (30) days of their appointment, the third arbitrator shall be appointed by the HKIAC.

(b) Any arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties. The award may include an award of costs, including, reasonable legal fees and disbursements. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, an injunction and specific performance of any obligation under this Agreement. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of punitive damages awarded against a Party in an action brought against it by an independent third party. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by applicable law, be charged against the Dispute Party resisting such enforcement. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Dispute Party or his or its assets.

(c) In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may, within ninety (90) days of its appointment, consolidate the arbitration proceeding with any other arbitration proceeding involving any of the Parties relating to this Agreement. The arbitration tribunal shall not consolidate such arbitrations unless it determines that:

(i)	there are issues of fact or law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings; and

(ii)	no party would be prejudiced as a result of such consolidation through undue delay or otherwise.

(d) The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the HKIAC, the Parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by the rules of any quotation system or exchange on which the disclosing Party’s securities are listed or under any other applicable Law, and then only to the extent necessary and only after the Parties have been given a reasonable time to attempt to limit the disclosure thereof.

(e) The costs of arbitration shall be borne by the losing Party unless otherwise determined by the arbitration award.

(f) All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in United States dollars, free from any deduction, offset or withholding for Taxes.

(g) The Parties acknowledge that damages may not be an adequate remedy for losses incurred by reason of a breach of certain provisions of this Agreement. Each Party shall have a right to seek an injunction enjoining any breach of this Agreement, or to seek specific performance of this Agreement.

11.5 Paragraph and Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

11.6 Notices.

(a) All notices or communications required or permitted to be given under this Agreement shall be in writing and in English and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid, or by electronic mail (“e-mail”) (confirmed by the recipient):

(i) if to an Investor, at the address, email or facsimile number set forth in its Funding Certificate in accordance with Section 9.2(e), or at such other address or facsimile number or e-mail address as the Investor may have furnished the Company in writing.

(ii) if to the Company at:

Alibaba Group Holding Limited

c/o Alibaba Group Services Limited

26th Floor, Tower One, Times Square

1 Matheson Street

Causeway Bay

Hong Kong

Attention:            Timothy A. Steinert, General Counsel

E-mail:                 tim.steinert@hk.alibaba-inc.com

Facsimile:            +852 2215 5200

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer

11/F, Two Exchange Square

Central, Hong Kong

Attention:            Kenneth A. K. Martin, Esq.

E-mail:                 kenneth.martin@freshfields.com

Facsimile:            +852 2810 6192

(b) Any notice so addressed shall be deemed to be given: if sent by e-mail, when sent; if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first (1st) Business Day following the date of such mailing; if mailed by registered or certified mail, on the third (3rd) Business Day after the date of such mailing. A Party may change its address, facsimile number or e-mail address for the purposes hereof upon written notice to the other Parties.

11.7 Expenses.

Except as set forth in Section 11.4 or as determined by a Governmental Authority, each of the Parties to this Agreement shall bear its own costs and expenses relating to the negotiation, preparation, execution and performance by it of this Agreement and each of the Transaction Documents.

11.8 Reproduction of Documents.

This Agreement and all documents relating thereto, including, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Investors on the Closing Date (except for the certificates evidencing the Preference Shares themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Investors, may be reproduced by any Investor or its Representatives by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and any Investor may destroy any original document so reproduced. All Parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by an Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

11.9 Successors and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Parties, except as provided herein. Any Investor may assign this Agreement to any of its Affiliates; provided that any such assignment shall not relieve the assigning Investor of its obligations hereunder except to the extent the Company consents thereto (such consent not to be unreasonably withheld).

11.10 Entire Agreement; Amendment and Waiver.

This Agreement, the Disclosure Letter, the side letters confirming the number of Preference Shares allocated to each Investor and the funding arrangements for Investors who are permitted under the terms of their constitutive documents or in investment policies as publicly held funds only to fund against delivery of securities and the agreements attached as Exhibits and Schedules hereto constitute the entire understandings of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements or understandings with respect to the subject matter hereof among such Parties. This Agreement may be amended with (and only with) the written consent of the Company and a majority in interest of the Investors and the observance of any term of this Agreement may be waived only by the party entitled to the benefit thereof (which, in the case of the Investors shall be effected by a majority in interest of the Investors); provided, however, that (i) any amendment to Article III shall require the consent of 100% of the Investors and (ii) any amendment or waiver which would materially and adversely affect an Investor as a holder of Preference Shares in a different manner than the other Investors as holders of Preference Shares shall require the consent or waiver of such affected Investor, without taking into account any tax consequences or any factors particular to any Investor.

11.11 Severability.

In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect, subject to the succeeding sentence. If any provision of this Agreement, or the application thereof to any Person or any circumstance, shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability in any one jurisdiction affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

11.12 Limitation on Enforcement of Remedies.

The Company hereby agrees that it will not assert against the shareholders, directors, officers, employees, limited partners or other equityholders of any of the Investors or any of their Affiliates any claim it may have under this Agreement by reason of any breach or alleged breach by such Investor of this Agreement. In no event shall the amount of Damages for which any Investor will be responsible under this Agreement by reason of any failure or alleged failure by such Investor to meet its obligations hereunder exceed such Investor’s Purchase Price.

11.13 Counterparts.

This Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

11.14 No Third-Party Beneficiaries.

Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the Parties hereto, the Indemnitees and their respective permitted assigns any rights or remedies under or by reason of this Agreement or the transactions contemplated hereby.

11.15 Waiver.

The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to any Party whether at law, in equity, or otherwise. No delay, forbearance, or neglect by any Party, whether in one or more instances, in the exercise or any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Agreement shall constitute or be construed as a waiver thereof. No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Agreement, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by the Party entitled to the benefits of the provision being waived. No waiver of any provision hereof by any Investor shall be effective with respect of any rights of any other Investor. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in such writing.

11.16 Immunity.

(a) Except for Investors that are owned by a Governmental Authority (which are the subject of Section 11.16(b)), the entry into of this Agreement and the other Transaction Documents to which any Party is a party constitutes, and the exercise by it of its rights and performance of its obligations under this Agreement and the other Transaction Documents to which it is a party will constitute private and commercial acts performed for private and commercial purposes. It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in relation to this Agreement or any other Transaction Document to which it is a party.

(b) With respect to Investors that are owned directly or indirectly by a Governmental Authority, to the maximum extent permitted by applicable Law, such Investor reserves all immunities, defenses, rights or actions arising out of any sovereign status to which it is entitled, and no waiver of such immunities, defenses, rights or actions will be implied or otherwise deemed to exist by its entry into this Agreement, by any express or implied provision hereof or by any action or omissions to act by such Investor or any representative or agent of such Investor; provided, however, that nothing in this Agreement, including this Section 11.16, will be construed to compromise or limit the contractual liability of such Investor to perform its obligations under this Agreement or the other Transaction Documents to which it is a party, nor will it reduce or modify the rights of the Company to enforce such obligations.

11.17 No Partnership or Joint Venture.

Nothing contained in this Agreement shall be deemed or construed as creating a partnership or joint venture between or among the Parties. No Party shall be authorized as an agent, employee or legal representative of any other Party.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ALIBABA GROUP HOLDING LIMITED

By:	/s/ Joseph C. Tsai
Name:	Joseph C. Tsai
Title:	Director

Signature Page to the Convertible Preference Share Purchase Agreement

[Investor]

By:
Name:
Title:

Signature Page to the Convertible Preference Share Purchase Agreement

Exhibit A

TERMS OF THE PREFERENCE SHARES

WHEREAS, pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Memorandum and Articles of Association of the Company (the “Memorandum and Articles of Association”), and in accordance with the Companies Law of the Cayman Islands (2011 Revision), the Board of Directors on August 23, 2012 passed and adopted the resolutions creating a series of Preference Shares, designated as Series A Convertible Preference Shares, par value US$0.000025 (the “Series A Convertible Preference Shares”), having the designation, preferences and rights set out herein, none of which Series A Convertible Preference Shares have been issued:

Section 1. (a) Issuance of Series A Convertible Preference Shares. The Board of Directors is authorized to issue Series A Convertible Preference Shares from time to time in such amount as it shall determine by resolution. Each Series A Convertible Preference Share shall be identical in all respects to every other Series A Convertible Preference Share.

(b) Issuance of Additional Series A Convertible Preference Shares. The Company may issue additional Series A Convertible Preference Shares following the Issue Date.

Section 2. Ranking.

(a) The Series A Convertible Preference Shares, with respect to dividend rights and rights upon liquidation, winding up or dissolution, shall be:

(i)	junior to all of the Company’s existing and future debt obligations, and any class or series of the Company’s Share Capital, the terms of which provide that such class or series ranks senior to the Series A Convertible Preference Shares (“Senior Shares”);

(ii)	on parity with any class or series of the Company’s Share Capital, including the Yahoo! Preference Shares, the terms of which provide that such class or series ranks on parity with the Series A Convertible Preference Shares (“Parity Shares”); and

(iii)	senior to the Ordinary Shares and any other class or series of the Company’s Share Capital, the terms of which provide that such class or series ranks junior to the Series A Convertible Preference Shares (“Junior Shares”).

(b) To the extent the Series A Convertible Preference Shares give rise from time to time to any monetary claims against the Company, such monetary claims shall be subordinated as to payment and, for the Standstill Period, enforcement, to the claims of the lenders under the Senior Facilities at any time while an event of default has occurred and is continuing under the Senior Facilities. For the avoidance of doubt, nothing in this paragraph shall affect:

(i)	the validity of any claims of the Holders, the ability of any Holder to file such claims or take any other action at any time that an event of default has not occurred or, if an event of default has occurred, following a cure or waiver of such event of default or in a liquidation of the Company, the ability of any Holder to exercise remedies in opposition to an action objecting to (or seeking to disallow) any claims of the Holders or the ability of the Holders to take any action necessary to prevent the running of any statute of limitations or similar restriction on claims;

(ii)	the obligation of the Company to pay the amounts payable to the Holders in respect of the Series A Convertible Preference Shares;

(iii)	the remedies of the Holders, other than the exercise of such remedies during the Standstill Period;

(iv)	the rights of the Holders of Series A Convertible Preference Shares with respect to (A) any amendment or modification of the Senior Facilities (including any extension of any scheduled final maturity date), other than in connection with a restructuring of such Senior Facilities as a result of Financial Distress of the Company, or (B) any refinancing of the Senior Facilities or any new credit facilities, or any other agreement, indenture, arrangement, commitment or other instrument; or

(v)	the obligation of the Company to deliver Ordinary Shares upon conversion of Series A Convertible Preference Shares in accordance with the terms hereof and the exercise of remedies by Holders in respect of the Company’s satisfaction of its conversion obligation at any time.

Section 3. Dividends. The Holders of the issued and outstanding Series A Convertible Preference Shares shall not be entitled to receive dividends other than as provided below:

(a) Cash Dividends. (i) Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends under applicable law and subject to the terms of the Senior Facilities, cash dividends accruing at the Dividend Rate, payable semi-annually in arrears, on [     ] and [     ] of each year (each a “Dividend Payment Date”), commencing on [     ]. If any date on which dividends would otherwise be payable is not a Business Day, then the Dividend Payment Date shall be the next Business Day without any adjustment for such passage of time to the amount of dividends paid. Whether or not the Board of Directors declares cash dividends, and whether or not the Company has funds legally available for such dividends, cash dividends shall accrue daily at the Dividend Rate and shall be cumulative.

(ii) Dividends on the Series A Convertible Preference Shares shall be computed on the basis of a 360-day year consisting of twelve 30-day months, provided, that the amount of dividends payable on any date prior to the end of a Dividend Period or on any Dividend Payment Date for a Dividend Period that is shorter than a full Dividend Period shall be computed on the basis of actual days elapsed and a 360-day year. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upwards.

(iii) Dividends on the Series A Convertible Preference Shares shall cease to accrue on the applicable Optional Redemption Date, Mandatory Redemption Date, Conversion Date or Fundamental Change Repurchase Date, unless the Company fails to (x) pay the Optional Redemption Price of the Series A Convertible Preference Shares called for redemption or Mandatory Redemption Price of all outstanding Series A Convertible Preference Shares, (y) deliver Ordinary Shares (and cash in lieu of any fractional Ordinary Share) in satisfaction of the Company’s conversion obligation, or (z) pay the Fundamental Change Repurchase Price of all Series A Convertible Preference Shares tendered for repurchase, respectively.

(iv) The Company shall provide written notice to each Holder 20 calendar days prior to the Mandatory Redemption Date of any anticipated increase in the Dividend Rate of the Liquidation Preference per Series A Convertible Preference Share pursuant to clause (iii) of the definition of “Dividend Rate”.

(b) Pro Rata Payment; Record Date; Register. Each dividend with respect to the Series A Convertible Preference Shares shall be paid pro rata to the Holders entitled thereto. With respect to any Dividend Payment Date, each dividend shall be payable to the Holders as they appear on the Register at the Close of Business on the applicable regular record date, which shall be the 15th calendar day preceding the applicable Dividend Payment Date (each such date, a “Regular Record Date”).

(c) Increase in Liquidation Preference as a Result of Failure to Pay Cash Dividends in Full. If the amount of accrued dividends as of the applicable Dividend Payment Date is not declared or if the amount of accrued dividends declared and paid in cash to the Holders under Section 3(a) is at a rate less than the applicable Dividend Rate as of the applicable Dividend Payment Date, then, on such Dividend Payment Date, the Liquidation Preference per Series A Convertible Preference Share as of such Dividend Payment Date shall be increased by an amount equal to the full dividend amount payable minus the dividend amount actually declared and paid, if any, to the Holders under Section 3(a); provided, that:

(i)	if on the next succeeding Dividend Payment Date the Company shall pay to the Holders of Series A Convertible Preference Shares the full amount by which the Liquidation Preference was increased on the immediately preceding Dividend Payment Date in addition to the full dividend amount payable on such Dividend Payment Date, the Liquidation Preference per Series A Convertible Preference Share as of such Dividend Payment Date shall be decreased by the amount of such increase;

(ii)	any increase in Liquidation Preference that is not reduced on the immediately succeeding Dividend Payment Date may not be reduced thereafter and such increase in the Liquidation Preference shall be permanent; and

(iii)	prior to the date such increase in the Liquidation Preference becomes permanent pursuant to subsection (ii), above, the amount shall constitute accrued and unpaid dividends for purposes of the provisions under Section 3(d). On and after such Dividend Payment Date, such amount shall no longer constitute accrued and unpaid dividends for such purposes. In addition, for the avoidance of doubt, for purposes of the Optional Redemption Price, the Mandatory Redemption Price, the Fundamental Change Repurchase Price and the Preference Amount, accrued and unpaid dividends shall not include amounts by which the Liquidation Preference of the Series A Convertible Preference Shares has been increased as a result of the non-payment of accrued and unpaid dividends.

(d) Dividend Stopper. For so long as any Series A Convertible Preference Shares remain outstanding for any Dividend Period, unless all accrued and unpaid dividends for the immediately preceding Dividend Period on all outstanding Series A Convertible Preference Shares have been declared and paid in cash or declared and a sum sufficient for the cash payment thereof has been set aside:

(i)	no dividend shall be paid or declared on the Ordinary Shares or any other Junior Shares; and

(ii)	no Ordinary Shares or other Junior Shares shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (except in the case of purchases, repurchases, redemptions or other acquisitions permitted under the Company’s equity incentive plans).

If the Liquidation Preference of the Series A Convertible Preference Shares has been permanently increased with respect to any two dividend payments, whether or not consecutive, as described under Section 3(c), as of the date such second increase in Liquidation Preference of the Series A Convertible Preference Shares becomes permanent, the restrictions set forth in this Section 3(d) shall become permanent and remain in effect so long as any Series A Convertible Preference Shares remain outstanding.

Section 4. Redemption. The Series A Convertible Preference Shares shall not be redeemable by the Company prior to the first anniversary of the Issue Date. On or after the first anniversary of the Issue Date, the Series A Convertible Preference Shares shall be redeemable by the Company only as provided in this Section 4. Holders shall not have the right to require the Company to redeem the Series A Convertible Preference Shares, except that Holders shall have the right to require the Company to repurchase the Series A Convertible Preference Shares upon a Fundamental Change pursuant to Section 13.

(a) Optional Redemption. The Series A Convertible Preference Shares shall not be redeemable by the Company prior to the one year anniversary of the Issue Date. On or after the one year anniversary of the Issue Date, the Series A Convertible Preference Shares shall be redeemable at the option of the Company, in whole or in part, at any time on not less than 30 nor more than 60 calendar days’ notice to the Holders of Series A Convertible Preference Shares called for redemption at a redemption price per Series A Convertible Preference Share equal to the Liquidation Preference per Series A Convertible Preference Share as of the applicable Optional Redemption Date (such date, the “Optional Redemption Date”) plus an amount equal to accrued and unpaid dividends to, but not including, the applicable Optional Redemption Date (the “Optional Redemption Price”) if:

(i)	a Non-Qualified IPO has occurred resulting in the listing of Ordinary Shares (or depositary receipts or depositary shares representing Ordinary Shares) on the New York Stock Exchange, the NASDAQ Stock Market, the Hong Kong Stock Exchange or the London Stock Exchange, and there has occurred one or more public offerings of Ordinary Shares (or depositary receipts or depositary shares representing Ordinary Shares) (including either shares issued by the Company or shares sold by existing holders of Ordinary Shares or both), such that the sum of the number of Ordinary Shares sold in such Non-Qualified IPO and any other subsequent public offerings multiplied by the Market Value per Ordinary Share is equal to an aggregate of at least US$1.5 billion as of the date of the issuance of the Optional Redemption Notice (where the Market Value is calculated over the applicable calculation period pursuant to Section 10(a)(ix)(2) ending on, and including, the Trading Day immediately preceding the day the Company provides the Optional Redemption Notice); and

(ii)	for 20 Trading Days within any period of 30 consecutive Trading Days ending on, and including, the Trading Day immediately preceding the day the Company provides the Optional Redemption Notice, the Closing Price is equal to or exceeds 120% of the Conversion Price in effect on the applicable Trading Day (for the avoidance of doubt, the 30 consecutive Trading Day period cannot commence prior to the closing date of the Non-Qualified IPO).

The Company’s ability to optionally redeem the Series A Convertible Preference Shares is subject to applicable law and the terms of the Senior Facilities.

(b) Procedures for Optional Redemption. In the event of a redemption pursuant to this Section 4, not less than 30 or more than 60 calendar days prior to the Optional Redemption Date, the Company shall provide to each Holder of Series A Convertible Preference Shares called for redemption a notice of redemption (the “Optional Redemption Notice”). The Optional Redemption Notice shall set forth:

(i)	the Optional Redemption Date;

(ii)	the number of Series A Convertible Preference Shares (and aggregate liquidation preference thereof) that will be redeemed;

(iii)	the Optional Redemption Price;

(iv)	the place where the certificates evidencing the Series A Convertible Preference Shares called for redemption are to be surrendered for payment of the Optional Redemption Price;

(v)	that dividends on the Series A Convertible Preference Shares called for redemption will cease to accrue on the Optional Redemption Date (provided, that the Company pays the Optional Redemption Price on the Optional Redemption Date); and

(vi)	that the Series A Convertible Preference Shares will be convertible and the Conversion Rate in effect as of the Optional Redemption Notice.

If an Optional Redemption Notice has been given as provided above, unless the Series A Convertible Preference Shares are converted at any time prior to the Close of Business on the fifth Business Day immediately preceding the Optional Redemption Date, Series A Convertible Preference Shares called for redemption shall become redeemable on the Optional Redemption Date at the Optional Redemption Price.

The Company shall pay the Optional Redemption Price to the Holders of the Series A Convertible Preference Shares called for redemption at the address of such Holders as listed in the Register upon surrender of the certificates representing the Series A Convertible Preference Shares to be redeemed and receipt of any written instrument or instructions of transfer or other documents and endorsements reasonably requested by the Company.

(c) Selection of Series A Convertible Preference Shares to be Redeemed. If the Company is redeeming less than all of the Series A Convertible Preference Shares at any time, the Transfer Agent shall select the Series A Convertible Preference Shares to be redeemed on a pro rata basis; provided that fractional shares redeemed will be rounded up to the nearest whole Preference Share.

(d) Mandatory Redemption (i) Unless the Series A Convertible Preference Shares have been previously redeemed, converted or repurchased as described herein, the Company shall redeem the Series A Convertible Preference Shares on the Mandatory Redemption Date at a redemption price per Series A Convertible Preference Share equal to the Liquidation Preference per Series A Convertible Preference Share as of the Mandatory Redemption Date plus an amount equal to accrued and unpaid dividends to, but not including, the Mandatory Redemption Date (the “Mandatory Redemption Price”).

(ii) If the Senior Facilities have been restructured as a result of Financial Distress of the Company and borrowings under such restructured facilities have not been repaid in full as of the Mandatory Redemption Date, Holders shall not have a right to receive the Mandatory Redemption Price until such borrowings have been repaid in full (other than as provided under such restructured facilities) and shall only have the right to an increase in the Dividend Rate as provided in clause (iii) of the definition of “Dividend Rate”. Immediately upon the repayment in full of borrowings under such restructured facilities, Holders shall have the right to receive the Mandatory Redemption Price.

(iii) For the avoidance of doubt, if an event of default has occurred and is continuing under the Senior Facilities on the Mandatory Redemption Date, the rights of Holders of Series A Convertible Preference Shares to receive payment of the Mandatory Redemption Price shall be subordinated as to payment and, for the Standstill Period, enforcement, to the claims of the lenders under the Senior Facilities

(e) If the Paying Agent holds immediately available funds sufficient to pay the Optional Redemption Price or Mandatory Redemption Price on, as applicable, the Optional Redemption Date or the Mandatory Redemption Date, each Series A Convertible Preference Share called for redemption in the case of optional redemption and each Series A Convertible Preference Share in the case of mandatory redemption shall cease to be outstanding and dividends shall cease to accrue on such Optional Redemption Date or the Mandatory Redemption Date, whether or not such Series A Convertible Preference Share is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the applicable Optional Redemption Price or Mandatory Redemption Price).

Section 5. Mandatory Conversion in Connection with a Qualified IPO. Concurrently with the closing of a Qualified IPO, each Holder’s Series A Convertible Preference Shares shall be automatically converted (“Mandatory Conversion”) into a number of Ordinary Shares (and cash in lieu of any fractional Ordinary Share) equal to:

(a)	the aggregate number of such Holder’s Series A Convertible Preference Shares being converted, multiplied by

(b)	the Conversion Rate in effect on the Conversion Date.

Section 6. Optional Conversion Prior to the Mandatory Redemption Date. (a) Except as provided in Section 6(b) and 6(c), a Holder of Series A Convertible Preference Shares may surrender for conversion any or all of its Series A Convertible Preference Shares at any time during the period commencing on the Issue Date and ending at the Close of Business on the fifth Business Day prior to the Mandatory Redemption Date.

(b) If the Series A Convertible Preference Shares are called for redemption under Section 4(a) a Holder of Series A Convertible Preference Shares may surrender for conversion any or all of its Series A Convertible Preference Shares at any time prior to the Close of Business on the fifth Business Day immediately preceding the Optional Redemption Date.

(c) A Holder of Series A Convertible Preference Shares may not surrender for conversion any Series A Convertible Preference Shares during the period commencing on the date that the Company provides notice by e-mail or facsimile to the Holders that conversion rights have been suspended with respect to the earlier of (x) the initial public filing to commence an initial public offering of the Ordinary Shares and (y) the filing of information about the Company with a regulatory authority or securities exchange with respect to a proposed initial public offering, and ending on the closing date of such initial public offering. Notwithstanding the preceding sentence, conversion rights may not be suspended at any time (a) during the 30 Business Day period ending on the Mandatory Redemption Date or (b) during any Change of Control Conversion Period.

(d) Holders of Series A Convertible Preference Shares that choose to convert the Series A Convertible Preference Shares prior to the Mandatory Redemption Date, other than in connection with a Change of Control, shall receive a number of Ordinary Shares (and cash in lieu of any fractional Ordinary Share) equal to:

(i)	the aggregate number of such Holder’s Series A Convertible Preference Shares being converted, multiplied by

(ii)	the Conversion Rate in effect on the Conversion Date.

(e) To exercise the optional conversion right provided in this Section 6, a Holder must comply with the requirements provided under Section 8.

Section 7. Optional Conversion in Connection with a Change of Control. (a) Prior to the third anniversary of the Issue Date, a Holder of Series A Convertible Preference Shares may surrender for conversion any or all of its Series A Convertible Preference Shares during the period starting on the date that is 15 Business Days immediately preceding the effective date of the Change of Control and ending at the Close of Business on (x) the second Business Day immediately preceding the applicable Fundamental Change Repurchase Date or (y) if all borrowings under the Senior Facilities have not been repaid in full at such time, the 40th Business Day following the effective date of the Change of Control (such period, the “Change of Control Conversion Period”).

(b) Upon a conversion in connection with a Change of Control, prior to the effective date of the Change of Control, a Holder of Series A Convertible Preference Shares shall receive a number of Ordinary Shares (and cash in lieu of any fractional Ordinary Share) equal to:

(i)	the aggregate number of such Holder’s Series A Convertible Preference Shares being converted, multiplied by

(ii)	the Conversion Rate in effect on the Conversion Date (which Conversion Rate shall have been adjusted in connection with the formula set below under Section 7(f)).

(c) Upon a conversion in connection with a Change of Control, on or after the effective date of the Change of Control, a Holder of Series A Convertible Preference Shares shall receive the kind and amount of other securities or other property or assets (including cash or any combination thereof) that a holder of one Ordinary Share received in the Change of Control, multiplied by the number of Ordinary Shares calculated pursuant to Section 7(b). As provided for under Section 12, in the event that holders of Ordinary Shares have the opportunity to elect the form of consideration to be received in such Change of Control, the consideration that the Holders of the Series A Convertible Preference Shares are entitled to receive upon conversion will be deemed to be the kinds and amounts of consideration received by the holders of a majority of Ordinary Shares that affirmatively make or have affirmatively made an election.

(d) The Company shall notify Holders at least 25 Business Days prior to the anticipated effective date of a Change of Control, or, if at such time the Company does not have knowledge of the anticipated effective date of such transaction, within two Business Days of becoming aware of the anticipated effective date of a Change of Control described in paragraph (i) of the definition of “Change of Control”. The notice shall specify the anticipated effective date of the Change of Control and the date by which each Holder’s Change of Control conversion right must be exercised.

The Company shall also notify Holders on the actual effective date of such Change of Control, specifying, among other things:

(i)	the date that is (x) the second Business Day immediately preceding the applicable Fundamental Change Repurchase Date and (y) if all borrowings under the Senior Facilities have not been repaid in full at such time, the 40th Business Day following the effective date of the Change of Control,

(ii)	the adjusted Conversion Rate following the Change of Control, and

(iii)	the kind and amount of other securities or other property or assets (including cash or any combination thereof) receivable by the Holder upon conversion.

(e) To exercise the Change of Control conversion right, a Holder must comply with the requirements provided under Section 8 on or before the date that is (x) the second Business Day immediately preceding the applicable Fundamental Change Repurchase Date or (y) if all borrowings under the Senior Facilities have not been repaid in full at such time, the 40th Business Day following the effective date of the Change of Control, and indicate that it is exercising the Change of Control conversion right.

(f) In connection with a conversion in connection with a Change of Control, the Conversion Rate in effect on the Conversion Date shall be adjusted in accordance with the following formula:

where:

NCR = the Conversion Rate after such adjustment.

OCR = the Conversion Rate before such adjustment.

CP (“Conversion Premium”) = 19.35%.

c =	the number of days from, and including, the first day of the Change of Control Conversion Period to, but excluding, the third anniversary of the Issue Date.

t =	the number of days from, and including, the Issue Date to, but excluding, the third anniversary of the Issue Date.

Section 8. Conversion Procedures. (a) In order to effect an optional conversion under Sections 6 or 7, the Holder of any Series A Convertible Preference Shares to be converted must surrender the certificate evidencing such Series A Convertible Preference Shares to the Conversion Agent, accompanied by a fully executed (and manually signed) written notice (the “Conversion Notice”), in substantially the form set forth on the reverse of the certificate evidencing such Series A Convertible Preference Shares that the Holder elects to convert such Series A Convertible Preference Shares. Once delivered, a Conversion Notice may not be withdrawn by a Holder without the written consent of the Company.

(b) A Conversion Notice and the certificate evidencing such Series A Convertible Preference Shares shall be deposited at the office of the Conversion Agent on any Business Day from 9:00 a.m., Hong Kong time, to 3:00 p.m., Hong Kong time. A Conversion Notice and certificate evidencing such Series A Convertible Preference Shares deposited outside the hours specified, or on a day that is not a Business Day shall be deemed to be deposited on the next Business Day.

(c) Holders of Series A Convertible Preference Shares surrendered for conversion during the period from the Close of Business on any Regular Record Date immediately preceding any Dividend Payment Date, with respect to which dividends have been declared, to the Open of Business on such Dividend Payment Date shall receive the applicable dividend payable on such Series A Convertible Preference Shares on the corresponding Dividend Payment Date notwithstanding the conversion, and consequently Holders of such Series A Convertible Preference Shares being surrendered for conversion must provide the Company with funds equal to the amount of such dividend payment. No such payment from the Holders shall be required, however, in respect of any Series A Convertible Preference Shares surrendered for conversion following the Regular Record Date (i) immediately preceding the Mandatory Redemption Date, (ii) immediately preceding any Optional Redemption Date that occurs on or after such Regular Record Date and on or prior to the fifth Business Day following the related Dividend Payment Date, (iii) immediately prior to the expiration of a Change of Control Conversion Period, the last day of which occurs on or prior to the related Dividend Payment Date, or (iv) immediately preceding the Mandatory Conversion.

(d) As conditions precedent to conversion, the Holder must confirm in the Conversion Notice that all stamp, issue, registration and similar taxes and duties (if any) arising on conversion in the country in which the Series A Convertible Preference Share is deposited for conversion, or payable in any jurisdiction consequent upon the issue and delivery of Ordinary Shares or any other property or cash upon conversion to or to the order of a Person other than the converting Holder have been paid to the relevant authority. Except as aforesaid, the Company shall pay the expenses arising in the Cayman Islands on the issue of Ordinary Shares on conversion of Series A Convertible Preference Shares.

Section 9. Satisfaction of the Conversion Obligation by the Company. (a) The Person designated in the Conversion Notice as the Person in whose name the Ordinary Shares are to be issued upon such optional conversion, or the Person designated in a written notice, in substantially the form set forth on the reverse of the certificate evidencing such Series A Convertible Preference Shares in whose name the Ordinary Shares are to be issued upon a Mandatory Conversion, is to be registered as the holder of record of the number of Ordinary Shares to be issued in respect of the Series A Convertible Preference Shares being converted as of the Close of Business on the Conversion Date (disregarding any retroactive adjustment of the Conversion Rate referred to in Section 10 prior to the time such retroactive adjustment shall have become effective), and at such time as a Holder of the Series A Convertible Preference Shares deposits Series A Convertible Preference Shares for conversion, the rights of such optional converting Holder of Series A Convertible Preference Shares shall cease; provided, however, that in the event the written notice does not designate a Person in whose name the Ordinary Shares are to be issued upon such conversion, or in the event a Holder does not submit a Conversion Notice upon a Mandatory Conversion designating another Person in whose name the Ordinary Shares are to be issued upon such Mandatory Conversion, the Company shall be entitled to register such Ordinary Shares in the name of the Holder of Series A Convertible Preference Shares being converted as shown in the Register.

(b) The Company shall deliver the Ordinary Shares (and cash in lieu of any fractional Ordinary Share), (i) in the case of a Mandatory Conversion, on the closing date of the Qualified IPO and (ii) otherwise, on the third Business Day following the Conversion Date.

(c) The Company will not issue fractional Ordinary Shares and instead shall pay cash in lieu of any fractional Ordinary Share based on (i) in the case of a Mandatory Conversion, the public offering price in the Qualified IPO and (ii) otherwise, the Closing Price of the Ordinary Shares on the Conversion Date. The Company’s ability to pay cash in lieu of any fractional Ordinary Shares is subject to the terms of the Senior Facilities.

(d) Upon conversion, the Holders of Series A Convertible Preference Shares shall, to the extent they receive any Ordinary Shares upon conversion, also receive (to the same extent as other holders of the Ordinary Shares) any issuance or distribution of preference shares, or any other securities or rights, made to the holders of Ordinary Shares by the Board of Directors or the Company pursuant to any anti-takeover provisions in the Memorandum and Articles of Association, whether or not such securities or rights were issued or distributed prior to conversion.

Section 10. Adjustments to the Conversion Rate. (a) The Conversion Rate shall be subject to adjustment (the “Anti-dilution Adjustment”) in the circumstances described below:

(i) Share Dividends, Free Distributions of Shares, Splits or Recombinations. If the Company shall (x) issue Ordinary Shares as a dividend on Ordinary Shares, (y) make a free distribution of Ordinary Shares which is treated as a capitalization issue for accounting purposes (including, but not limited to, capitalization of retained earnings or capital reserves and excluding grants pursuant to the Company’s equity incentive plans), or (z) effect an Ordinary Share split or combination, then the Conversion Rate in effect on the record date for the dividend and/or distribution shall be adjusted in accordance with the following formula:

where:

NCR = the Conversion Rate after such adjustment.

OCR = the Conversion Rate before such adjustment.

N =	the number of Ordinary Shares outstanding on the record date for such dividend and/or distribution prior to such dividend or distribution, or the effective date of such Ordinary Share split or combination, as the case may be.

n =	the number of Ordinary Shares outstanding on the record date for such dividend and/or distribution after giving effect to such dividend or distribution, or the effective date of such Ordinary Share split or combination after giving effect to such Ordinary Share split or combination, as the case may be.

Any adjustment made pursuant to this Section 10(a)(i) shall become effective on the record date for such dividend or distribution or the effective date of such Ordinary Share split or combination, as the case may be; provided, that in the case of a dividend of Ordinary Shares which is treated as a capitalization of retained earnings or capital reserves which must, under applicable Cayman Islands law, be submitted for approval to a general meeting of shareholders of the Company before being legally paid or made, and which is so approved after the record date for such dividend or distribution, such adjustment shall, immediately upon such approval being given by such meeting, become effective retroactively to such record date.

(ii) Warrants, Rights and Options Below Market Value. If the Company shall grant, issue or offer to all or substantially all of the holders of Ordinary Shares warrants, rights or options entitling them to subscribe for or purchase Ordinary Shares (which expression shall exclude such warrants, rights or options issued (i) pursuant to the Company’s equity incentive plans or (ii) in connection with one or more business combination transactions, provided that the aggregate number of Ordinary Shares and Ordinary Shares issuable upon exercise of warrants, rights or options issued in all such business combination transactions does not exceed in aggregate 3% of the Ordinary Shares outstanding as of the Issue Date when taken together with Ordinary Shares issued or issuable in connection with business combination transactions pursuant to the provisos in Section 10(a)(vi)(A) and Section 10(a)(vi)(C) below, if any), at a price per Ordinary Share (determined as provided in Section 10(a)(viii) below) which is fixed:

(1) on or prior to the record date for such grant, issue or offer and is less than the Market Value per Ordinary Share, (x) if the Ordinary Shares are not yet listed on a Stock Exchange, on such record date and (y) if the Ordinary Shares are listed on a Stock Exchange, over the applicable calculation period pursuant to Section 10(a)(ix)(2) ending on, and including, the Ex-Date; or

(2) after such record date and is less than the Market Value per Ordinary Share, (x) if the Ordinary Shares are not yet listed on a Stock Exchange, on the date the Company fixes the price and (y) if the Ordinary Shares are listed on a Stock Exchange, over the applicable calculation period pursuant to Section 10(a)(ix)(2) ending on, and including, the date the Company fixes the price, then the Conversion Rate in effect on such record date shall be adjusted in accordance with the following formula:

where:

NCR and OCR have the meanings ascribed thereto in Section 10(a)(i) above.

N =	the number of Ordinary Shares outstanding at the Close of Business, in the case of (1) above, on such record date or, in the case of (2) above, on the date the Company fixes the price.

n =	the number of Ordinary Shares issuable in connection with such warrants, rights or options.

v =	the number of Ordinary Shares equal to the aggregate price payable (determined as provided in Section 10(a)(viii) below) to exercise such warrants, rights or options, divided by the Market Value per Ordinary Share specified in (1) or (2) above, as the case may be.

Any adjustment made pursuant to this Section 10(a)(ii) shall become effective (retroactively in the case of (2) above) on the record date for such grant, issue or offer. To the extent that such warrants, rights or options are not exercised prior to their expiration or Ordinary Shares are otherwise not delivered pursuant to such warrants, rights or options upon the exercise of such warrants, rights or options, the Conversion Rate shall be readjusted to the Conversion Rate that would be then in effect had the adjustment made upon the issuance of such warrants, rights or options been made on the basis of the delivery of only the number of Ordinary Shares actually delivered.

If, prior to an initial public offering, a transaction occurs that would result in an adjustment pursuant to both this Section 10(a)(ii) and Section 10(a)(vi)(A), the adjustment shall be calculated pursuant to Section 10(a)(vi)(A).

(iii) Distributions of Assets other than Cash, etc. (A) If the Company or any Subsidiary of the Company shall distribute to all or substantially all of the holders of Ordinary Shares, any shares of Share Capital of, or similar equity interest in, the Company or a subsidiary or other business unit of the Company other than Share Capital of, or a similar equity interest in, a subsidiary or other business unit of the Company which shall be adjusted pursuant to Section 10(a)(iii)(B) below, evidences of its indebtedness or other assets of the Company other than cash distributions which shall be adjusted pursuant to Section 10(a)(iv) below, or rights, options or warrants to subscribe for or purchase any Share Capital of the Company (other than Ordinary Shares), then the Conversion Rate in effect on the record date for such distribution shall be adjusted in accordance with the following formula:

where:

NCR and OCR have the meanings ascribed thereto in Section 10(a)(i) above.

M =	the Market Value per Ordinary Share (x) if the Ordinary Shares are not yet listed on a Stock Exchange, on such record date for such distribution and (y) if the Ordinary Shares are listed on a Stock Exchange, over the applicable calculation period pursuant to Section 10(a)(ix)(2) ending on, and including, such Ex-Date for such distribution.

fmv =	the fair market value (as determined by an independent and internationally recognized valuation expert selected by the Company at the expense of the Company) of the portion of Share Capital, or a similar equity interest in, the Company or a subsidiary or other business unit of the Company other than Ordinary Shares, evidences of indebtedness or other assets or rights, options or warrants to subscribe for or purchase any Share Capital of the Company (other than Ordinary Shares) so distributed applicable to one Ordinary Share less any consideration payable for the same by the relevant holder of Ordinary Shares.

Any adjustment made pursuant to this Section 10(a)(iii)(A) shall become effective on the record date for such distribution.

If such distribution is not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such distribution, to be the Conversion Rate which would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “fmv” is equal to or greater than “M”, in lieu of the foregoing adjustment, provision shall be made for each Holder of a Series A Convertible Preference Share to receive, for each Series A Convertible Preference Share, at the same time and upon the same terms as holders of the Ordinary Shares, the amount of cash that such Holder of Series A Convertible Preference Shares would have received as if such Holder of Series A Convertible Preference Shares owned a number of Ordinary Shares equal to the Conversion Rate in effect on the record date for such distribution.

(B) Spin-Offs. If the transaction that gives rise to an adjustment is one pursuant to which the payment of a dividend or other distribution on Ordinary Shares consists of shares of Share Capital of, or similar equity interests in, a subsidiary or other business unit of the Company, (a “Spin-Off”) that are, or, when issued, will be, listed on a Stock Exchange, then the Conversion Rate in effect on the record date for such dividend or distribution shall be adjusted in accordance with the following formula:

where,

NCR and OCR have the meanings ascribed thereto in Section 10(a)(i) above.

M =	the Market Value per Ordinary Share (x) if the Ordinary Shares are not yet listed on a Stock Exchange, on the last day of the 20 consecutive Trading Day period included in the calculation of fmv below and (y) if the Ordinary Shares are listed on a Stock Exchange, over the applicable calculation period pursuant to Section 10(a)(ix)(2) commencing on, and including, the Ex-Date for the Spin-Off.

fmv =	the average of the Closing Prices for such Share Capital or similar equity interests on the applicable Stock Exchange distributed to holders of Ordinary Shares applicable to one Ordinary Share for the 20 consecutive Trading Day period commencing on, and including, the Ex-Date for the Spin-Off.

Any adjustment made pursuant to this Section 10(a)(iii)(B) shall become effective on the last Trading Day of the 20 consecutive Trading Day period commencing on, and including, the Ex-Date for the Spin-Off; provided, that, for purposes of determining the Conversion Rate, in respect of any conversion during the 20 consecutive Trading Days commencing on, and including, the Ex-Date for the Spin-Off, references within the portion of this Section 10(a)(iii)(B) to 20 consecutive Trading Days shall be deemed replaced with such lesser number of consecutive Trading Days as have elapsed between the beginning of the 20 consecutive Trading Day period and the relevant Conversion Date.

(iv) Distributions of Cash. If the Company shall, by dividend or otherwise, distribute cash to all or substantially all holders of Ordinary Shares, then the Conversion Rate in effect on the record date for such dividend shall be adjusted in accordance with the following formula:

where:

NCR and OCR have the meanings ascribed thereto in Section 10(a)(i) above.

M =	the Market Value per Ordinary Share (x) if the Ordinary Shares are not yet listed on a Stock Exchange, on the record date for such cash distribution and (y) if the Ordinary Shares are listed on a Stock Exchange, over the applicable calculation period pursuant to Section 10(a)(ix)(2) ending on, and including, the Ex-Date for such cash distribution.

C =	the amount of cash so distributed applicable to one Ordinary Share.

Any adjustment made pursuant to this Section 10(a)(iv) shall become effective on the record date for such cash distribution.

If such cash dividend or distribution is not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to be the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” is equal to or greater than “M”, in lieu of the foregoing adjustment, provision shall be made for each Holder of a Series A Convertible Preference Share to receive, for each Series A Convertible Preference Share, at the same time and upon the same terms as holders of the Ordinary Shares, the amount of cash that such Holder of Series A Convertible Preference Shares would have received as if such Holder of Series A Convertible Preference Shares owned a number of Ordinary Shares equal to the Conversion Rate in effect on the record date for such cash distribution.

(v) Tender Offers. If the Company or any Subsidiary of the Company makes a payment in respect of a tender offer or exchange offer for all or any portion of the Ordinary Shares and the cash and other consideration (the fair market value of which is determined by an independent and internationally recognized valuation expert selected by the Company at the expense of the Company) included in such payment per Ordinary Share exceeds the Market Value per Ordinary Share (x) if the Ordinary Shares are not yet listed on a Stock Exchange, on the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Date”) and (y) if the Ordinary Shares are listed in a Stock Exchange, over the applicable calculation period pursuant to Section 10(a)(ix)(2) commencing on, and including, the Expiration Date, the Conversion Rate shall be adjusted in accordance with the following formula:

Where:

NCR and OCR have the meanings ascribed thereto in Section 10(a)(i) above.

N =	the number of Ordinary Shares outstanding immediately prior to the Expiration Date (prior to giving effect to such tender offer or exchange offer).

M =	Market Value per Ordinary Share, (x) if the Ordinary Shares are not yet listed on a Stock Exchange, on the Expiration Date and (y) if the Ordinary Shares are listed on a Stock Exchange, over the applicable calculation period pursuant to Section 10(a)(ix)(2) commencing on, and including, the Expiration Date.

a =	the fair market value (as determined by an independent and internationally recognized valuation expert selected by the Company at the expense of the Company) of the aggregate consideration payable to the holders of Ordinary Shares for all Ordinary Shares validly tendered or exchanged and not withdrawn as of the Expiration Date.

n =	the number of Ordinary Shares outstanding immediately after the Expiration Date (after giving effect to such tender offer or exchange offer).

Any adjustment made pursuant to this Section 10(a)(v) shall become retroactively effective immediately prior to the Open of Business on the day following the Expiration Date.

If the Company or any Subsidiary of the Company is obligated to purchase Ordinary Shares pursuant to any such tender or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such tender or exchange offer had not been made.

(vi) (A) Equity and Equity-Linked Issuances Below Conversion Price Pre-Initial Public Offering. If the Company shall issue Ordinary Shares (other than Ordinary Shares based on any of the circumstances described in the preceding subsections) or the Company or any Subsidiary of the Company shall issue any securities (including, but not limited to, debt securities, preference shares, warrants, rights and options but excluding Ordinary Shares and warrants, rights or options issued (i) pursuant to the Company’s equity incentive plans or (ii) in connection with one or more business combination transactions, provided that the aggregate number of Ordinary Shares and Ordinary Shares issuable upon exercise of warrants, rights or options issued in all such business combination transactions does not exceed in aggregate 3% of the Ordinary Shares outstanding as of the Issue Date when taken together with Ordinary Shares issued or issuable in connection with business combination transactions pursuant to the provisos in Section 10(a)(ii) above and Section 10(a)(vi)(C) below, if any), initially convertible into or exchangeable or exercisable for Ordinary Shares, in either case prior to an initial public offering at a price per Ordinary Share less than the Conversion Price in effect on the date of issuance of such Ordinary Shares or convertible or exchangeable or exercisable securities, the Conversion Rate in effect immediately prior to the date of issuance of such Ordinary Shares or convertible or exchangeable or exercisable securities shall be adjusted in accordance with the following formula:

where:

NCR has the meaning ascribed thereto in Section 10(a)(i) above.

COS =	the maximum number of Ordinary Shares issuable upon conversion of the Series A Convertible Preference Shares.

NOS =	the maximum number of Ordinary Shares issued or issuable upon conversion, exchange or exercise of the securities issued in the transaction triggering such adjustment.

LP =	the aggregate Liquidation Preference of the outstanding Series A Convertible Preference Shares as of the date of adjustment.

P =	the gross proceeds (in U.S. Dollars or the U.S. Dollar equivalent thereof) received by the Company from the issuance of the Ordinary Shares or the convertible, exchangeable or exercisable securities in the transaction triggering such adjustment.

lp =	the Liquidation Preference per Series A Convertible Preference Share as of the date of adjustment.

Such adjustment shall become effective on the date of issuance of such Ordinary Shares or equity-linked securities.

No adjustment pursuant to this Section 10(a)(vi)(A) shall be made if it results in a decrease in the Conversion Rate. For the avoidance of doubt, this Section 10(a)(vi)(A) shall cease to apply immediately prior to the pricing of an initial public offering. Furthermore, no adjustment pursuant to this Section 10(a)(vi)(A) shall be made with respect to the issuance of Ordinary Shares to be issued substantially concurrently with the Series A Convertible Preference Shares.

If, prior to an initial public offering, a transaction occurs that would result in an adjustment pursuant to both Section 10(a)(ii) and this Section 10(a)(vi)(A), the adjustment shall be calculated pursuant to this Section 10(a)(vi)(A).

(B) Modification of Rights of Conversion Pre-Initial Public Offering. Prior to an initial public offering, if and whenever there shall be any modification of the rights of conversion, exchange or exercise attaching to any securities (including, but not limited to, debt securities, preference shares, warrants, rights and options, if any, but excluding securities issued under the Company’s equity incentive plans), convertible into or exchangeable or exercisable for Ordinary Shares (including any such modification that occurs in accordance with the terms of such securities) resulting in the conversion, exchange or exercise price per Ordinary Share being reduced from a dollar amount that is (1) greater than or equal to the Conversion Price in effect on the date of the announcement of the proposal of such modification to a dollar amount that is less than such Conversion Price or (2) less than the Conversion Price in effect on the date of the announcement of the proposal of such modification to a lower dollar amount, the Conversion Rate in effect immediately prior to the date of the modification shall be adjusted in accordance with the following fraction:

where:

NCR and OCR have the meanings ascribed thereto in Section 10(a)(i) above.

NOS = the maximum number of Ordinary Shares issuable upon conversion, exchange or exercise of the securities after modification;

Base = the maximum number of Ordinary Shares issuable upon conversion, exchange or exercise of the securities prior to modification calculated using the lower of (i) the Conversion Price and (ii) the conversion, exchange or exercise price per Ordinary Share set forth in the modified securities prior to modification; and

N = the number of Ordinary Shares outstanding on the date of the announcement of the proposal of such modification.

Such adjustment shall become effective on the date of the modification. No adjustment pursuant to this Section 10(a)(vi)(B) shall be made if it results in a decrease in the Conversion Rate. For the avoidance of doubt, this Section 10(a)(vi)(B) shall cease to apply immediately prior to the pricing of an initial public offering. Furthermore, no adjustment pursuant to this Section 10(a)(vi)(B) shall be made if an adjustment for such modification is also made under another provision of this Section 10.

(C) Equity Issuances Below Market Value Post-Non-Qualified IPO. If the Company shall issue, after any Non-Qualified IPO, any Ordinary Shares (other than Ordinary Shares based on any of the circumstances described in the preceding subsections), but excluding Ordinary Shares issued (i) pursuant to the Company’s equity incentive plans, (ii) in connection with one or more business combination transactions, provided that the aggregate number of Ordinary Shares issued in all such business combination transactions does not exceed in aggregate 3% of the Ordinary Shares outstanding as of the Issue Date when taken together with Ordinary Shares issued or issuable in connection with business combination transactions pursuant to the provisos in Section 10(a)(ii) and Section 10(a)(vi)(A) above, (iii) on the conversion of any Preference Shares, or (iv) upon the conversion, exchange or exercise of any other securities outstanding on the Issue Date or for which an anti-dilution adjustments has previously been made at the time of issuance of such convertible, exchangeable or exercisable security, if any, at a price per Ordinary Share which is less than 95% of the Market Value per Ordinary Share as of the date of announcement of the terms of such issuance (where the Market Value is calculated over the applicable calculation period pursuant to Section 10(a)(ix) ending on, and including, the Trading Day immediately preceding the date of such announcement), the Conversion Rate in effect immediately prior to such issuance of Ordinary Shares shall be adjusted in accordance with the following formula:

where:

NCR and OCR have the meanings ascribed thereto in subsection (i) above.

n = the number of Ordinary Shares outstanding immediately after the issuance of such additional Ordinary Shares.

N = the number of Ordinary Shares outstanding immediately before the issuance of such additional Ordinary Shares.

v = the number of Ordinary Shares which the aggregate consideration receivable for the issuance of such additional Ordinary Shares would purchase at such Market Value per Ordinary Share.

Such adjustment shall become effective on the date of issuance of such additional Ordinary Shares.

No adjustment pursuant to this Section 10(a)(vi)(C) shall be made if it results in a decrease in the Conversion Rate.

(vii) Increase in Liquidation Preference as a Result of Failure to Pay Dividends. If on any Dividend Payment Date the Liquidation Preference of the Series A Convertible Preference Shares is increased as a result of the non-payment of accrued and unpaid dividends, the Conversion Rate in effect immediately prior to the increase in the Liquidation Preference shall be adjusted to equal the adjusted Liquidation Preference divided by the Conversion Price in effect immediately prior to such increase in the Liquidation Preference; provided, that, if the adjusted Liquidation Preference is decreased on the immediately succeeding Dividend Payment Date as a result of the payment of dividends as provided under Section 3(c), the Conversion Rate shall be readjusted as if such increase in the Liquidation Preference as a result of the non-payment of accrued and unpaid dividends had not occurred.

(viii) Bases and Assumptions. For the purposes of any calculation of the consideration receivable or payable by the Company pursuant to this section, the following provisions shall be applicable:

A. in the case of the issue of Ordinary Shares for cash, the consideration shall be the amount of such cash, provided, that in no such case shall any deduction be made for any commissions or any expenses paid or incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

B. in the case of the issue of Ordinary Shares for a consideration in whole or in part other than cash, unless otherwise specified, the consideration other than cash shall be deemed to be the fair market value thereof as determined by an independent and internationally recognized valuation expert selected by the Company at the expense of the Company or, if pursuant to applicable Cayman Islands law such determination is to be made by application to a court of competent jurisdiction, as determined by such court or an appraiser appointed by such court, irrespective of the accounting treatment thereof;

C. in the case of the issue (whether initially or upon the exercise of warrants, rights or options) of securities convertible into or exchangeable or exercisable for Ordinary Shares, the aggregate consideration receivable by the Company shall be deemed to be the consideration received by the Company for such securities and (if applicable) warrants, rights or options plus the additional consideration (if any) to be received by the Company upon (and assuming) the conversion, exchange or exercise of such securities at the initial conversion, exchange or exercise price or rate and (if applicable) the exercise of such warrants, rights or options at the initial purchase price (the consideration in each case to be determined in the same manner as provided in paragraphs (A) and (B) above) and the consideration per Ordinary Share receivable by the Company shall be such aggregate consideration divided by the number of Ordinary Shares to be issued upon (and assuming) such conversion, exchange or exercise at the initial conversion, exchange or exercise price or rate and (if applicable) the exercise of such warrants, rights or options at the initial purchase price; and

D. if any of the consideration referred to in any of the preceding paragraphs of this Section 10(a)(viii) is receivable or payable in a currency other than U.S. Dollars, such consideration shall, in any case where there is a fixed rate of exchange between the U.S. Dollar and the relevant currency for the purposes of the issue of the Ordinary Shares, the conversion, exchange or exercise of such securities or the exercise of such warrants, rights or options, be translated into U.S. Dollars for the purposes of this Section 10(a)(viii) at such fixed rate of exchange and shall, in all other cases, be translated into, U.S. Dollars at the mean of the exchange rate quotations by a leading bank in the U.S. for buying and selling spot units of the relevant currency by telegraphic transfer against U.S. Dollars on the date as of which such consideration is required to be calculated as aforesaid.

(ix) “Market Value” means:

(1)	in the case of Ordinary Shares which are not yet listed on a Stock Exchange, the market value determined by an independent and internationally recognized valuation expert selected by the Company at the expense of the Company;

(2)	in the case of Ordinary Shares which are listed on a Stock Exchange, the average of the Closing Prices of the Ordinary Shares over the 20 consecutive Trading Day period commencing or ending, as applicable, on the specified date in the applicable provision of this Section 10(a) or Section 4(a);

(3)	in the case of Share Capital (other than Ordinary Shares) which is listed on a Selected Exchange, the average of the Closing Prices of such Share Capital (other than Ordinary Shares) over the 20 consecutive Trading Day period commencing or ending, as applicable, on the specified date in the applicable provision of this Section 10(a); and

(4)	in the case the market value cannot be determined pursuant to the procedures above, the market value determined by an independent and internationally recognized valuation expert selected by the Company at the expense of the Company.

(b) Provisions Applicable to All Adjustments of Conversion Rate.

(i)	All calculations relating to adjustments of the Conversion Rate shall be made to the 1/10,000th of an Ordinary Share.

(ii)	Unless otherwise specified, all adjustments of the Conversion Rate shall become effective immediately after the Close of Business on the applicable Ex-Date, record date or effective date, as the case may be.

(iii)	Whenever any adjustment requires the calculation of Closing Price, fair market value or Market Value over, or based on, a span of multiple days, the Company shall make appropriate adjustments to each calculation or account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the applicable Ex-Date, record date, effective date or Expiration Date of the event occurs at any time during the period when such Closing Price, fair market value or Market Value is being calculated.

(iv)	In the event the Conversion Rate is adjusted, the Company shall provide a notice to each Holder by e-mail or facsimile of such adjustment within ten Business Days of the effective date of such adjustment.

Section 11. Reservation of Ordinary Shares Issuable upon Conversion; Listing.

(a) The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Series A Convertible Preference Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all the outstanding Series A Convertible Preference Shares. For purposes of this Section 11(a) only, the number of Ordinary Shares that shall be deliverable upon the conversion of all outstanding Series A Convertible Preference Shares shall be computed as if at the time of computation all such outstanding Series A Convertible Preference Shares were held by a single Holder.

(b) All Ordinary Shares delivered upon conversion of the Series A Convertible Preference Shares shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series A Convertible Preference Shares, the Company shall use its reasonable best efforts to validly exempt or otherwise comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any Governmental Authority.

(d) If at any time the Ordinary Shares shall be listed on any securities exchange, the Company shall cause the Ordinary Shares issuable upon conversion of the Series A Convertible Preference Shares to be listed on each securities exchange on which the Ordinary Shares are listed.

Section 12. Recapitalizations or Reclassifications of the Ordinary Shares.

In the event of:

(a)	any reorganization, consolidation or merger of the Company with or into another Person in any transaction or series of related transactions pursuant to which the Ordinary Shares will be converted into or exchanged for other securities or other property or assets (including cash or any combination thereof) of the Company or another Person;

(b)	any sale, transfer, conveyance, lease or other disposition of all or substantially of the assets of the Company and its Subsidiaries, taken as a whole, to another Person in any transaction or series of related transactions pursuant to which the Ordinary Shares will be converted into or exchanged for other securities or other property or assets (including cash or any combination thereof); or

(c)	any reclassification of the Ordinary Shares into securities other than the Ordinary Shares,

each of which is referred to as a “Reorganization Event.” each of the Series A Convertible Preference Shares outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders of the Series A Convertible Preference Shares, become convertible into the kind and amount of other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Ordinary Shares equal to the Conversion Rate immediately prior to such Reorganization Event would have owned or been entitled to receive upon consummation of such Reorganization Event. In the event that holders of Ordinary Shares have the opportunity to elect the form of consideration to be received in such Reorganization Event, the consideration that the Holders of the Series A Convertible Preference Shares are entitled to receive upon conversion shall be deemed to be the kinds and amounts of consideration received by the holders of a majority of Ordinary Shares that affirmatively make or have affirmatively made an election.

Section 13. Fundamental Change Permits Holders to Require the Company to Repurchase Series A Convertible Preference Shares.

(a) Repurchase upon a Fundamental Change. Upon the occurrence of a Fundamental Change or, if all borrowings under the Senior Facilities have not been repaid in full upon the occurrence of a Fundamental Change, the date on which all borrowings under the Senior Facilities have been repaid in full, Holders shall have the right, at their option, to require the Company to repurchase for cash any or all of their Series A Convertible Preference Shares (the “Fundamental Change Repurchase Right”). The price the Company shall be required to pay (the “Fundamental Change Repurchase Price”) per Series A Convertible Preference Share shall be equal to the Liquidation Preference as of the Fundamental Change Repurchase Date plus an amount equal to accrued and unpaid dividends to, but not including, the Fundamental Change Repurchase Date.

(b) Fundamental Change Repurchase Procedures.

(i) On or before the fifth Business Day following the occurrence of a Fundamental Change or, if all borrowings under the Senior Facilities have not been repaid in full upon the occurrence of a Fundamental Change, the date on which all borrowings under the Senior Facilities have been repaid in full, the Company shall provide to all Holders and the Paying Agent a notice of the occurrence of the Fundamental Change and of the Fundamental Change Repurchase Right (the “Fundamental Change Notice”). The Fundamental Change Notice shall state, among other things:

(1)	the events causing a Fundamental Change;

(2)	the date of the Fundamental Change and, if applicable, the date following a Fundamental Change on which all borrowings under the Senior Facilities have been repaid in full;

(3)	the last date on which a Holder may exercise the Fundamental Change Repurchase Right;

(4)	the Fundamental Change Repurchase Price;

(5)	the Fundamental Change Repurchase Date;

(6)	if applicable, the Conversion Rate and any adjustments to the Conversion Rate;

(7)	if applicable, that the Series A Convertible Preference Shares with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Section 13;

(8)	the name and address of the Paying Agent and the Conversion Agent, if applicable; and

(9)	the procedures that Holders must follow to require the Company to repurchase their Series A Convertible Preference Shares.

(ii) To exercise the Fundamental Change Repurchase Right, prior to the Close of Business on the second Business Day immediately preceding the Fundamental Change Repurchase Date, Holders must deliver the Series A Convertible Preference Shares to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Fundamental Change Repurchase Notice” on the reverse side of the Series A Convertible Preference Shares duly completed, to the Paying Agent. Each Fundamental Change Repurchase Notice must state:

(1)	the certificate numbers of the Holder’s Series A Convertible Preference Shares to be delivered for repurchase;

(2)	the number of Series A Convertible Preference Shares to be repurchased; and

(3)	that the Series A Convertible Preference Shares are to be repurchased by the Company pursuant to this Section 13.

(iii) Holders may withdraw any Fundamental Change Repurchase Notice (in whole or in part) prior to the Close of Business on the second Business Day immediately preceding the Fundamental Change Repurchase Date by a written notice of withdrawal delivered to the Paying Agent. The notice of withdrawal shall state:

(1)	the certificate numbers of the withdrawn Series A Convertible Preference Shares;

(2)	the number of the withdrawn Series A Convertible Preference Shares; and

(3)	the number, if any, of Series A Convertible Preference Shares which remain subject to the Fundamental Change Notice.

(iv) Holders shall receive payment of the Fundamental Change Repurchase Price on the later of (x) the Fundamental Change Repurchase Date and (y) the delivery of the Series A Convertible Preference Shares to the Paying Agent. If on the Fundamental Change Repurchase Date the Paying Agent holds immediately available funds sufficient to pay the Fundamental Change Repurchase Price of the Series A Convertible Preference Shares for which Holders have surrendered and not withdrawn Fundamental Change Repurchase Notices on the Fundamental Change Repurchase Date, then:

(1)	the Series A Convertible Preference Shares tendered for repurchase and not withdrawn shall cease to be outstanding and dividends shall cease to accrue (whether or not the Series A Convertible Preference Shares are delivered to the Paying Agent); and

(2)	all other rights of the Holder with respect to the Series A Convertible Preference Shares tendered for repurchase and not withdrawn shall terminate (other than the right to receive the Fundamental Change Repurchase Price).

(v) In connection with any repurchase offer pursuant to a Fundamental Change Repurchase Notice, the Company shall, if required:

(i)	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

(ii)	file a Schedule TO or any other required schedule under the Exchange Act; and

(iii)	otherwise comply with all U.S. federal and state securities laws or other applicable laws in connection with any offer by the Company to repurchase the Series A Convertible Preference Shares;

in each case, so as to permit the rights and obligations under this Section 13 to be exercised in the time and in the manner specified in this Section 13.

Section 14. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, distributions to the shareholders of the Company shall be made in the following manner (after satisfaction of all creditors’ claims and claims that are preferred under the terms hereof or that may be preferred by law):

(a) Holders of Series A Convertible Preference Shares shall be entitled to receive, on a pari passu basis with each other and with any Parity Shares, prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of Ordinary Shares and the holders of any other Junior Shares of the Company, by reason of their ownership of such shares, an amount equal to 100% of the Liquidation Preference per Series A Convertible Preference Share as of the liquidation date, plus an amount equal to any accrued but unpaid dividends thereon to, but not including, the liquidation date (the “Preference Amount”). If upon the occurrence of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the assets and funds available to be distributed among the Holders of Series A Convertible Preference Shares and holders of any Parity Shares shall be insufficient to permit the payment to the Holders of Series A Convertible Preference Shares of the full Preference Amount due to them and holders of Parity Shares of the full amounts due on such Parity Shares, then the entire assets and funds of the Company legally available for distribution to them shall be distributed among the Holders of Series A Convertible Preference Shares, on a pari passu basis with each other and with any Parity Shares, in proportion to the amount due on the Series A Convertible Preference Shares held by the Holders of Series A Convertible Preference Shares and the applicable amounts due on such Parity Shares.

(b) In the event that the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the fair market value of the assets to be distributed to the Holders of Series A Convertible Preference Shares shall be determined in good faith by the liquidator.

(i) Any securities not subject to an investment letter or similar restrictions on free marketability shall be valued as follows:

(1) If traded on a securities exchange, the fair market value shall be deemed to be the average of the security’s closing prices on such exchange over the 20 consecutive Trading Day period ending one day prior to the distribution;

(2) If actively traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid prices over the 20 consecutive Trading Day period ending three days prior to the distribution; and

(3) If there is no active public market, the fair market value shall be the fair market value thereof as determined in good faith by the liquidator.

(ii) The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the fair market value determined as above under Section 14(b)(i) to reflect the fair market value thereof as determined in good faith by the liquidator.

(iii) The Holders of Series A Convertible Preference Shares shall have the right to challenge any determination by the liquidator or the Board of Directors, as the case may be, of fair market value arrived at, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board of Directors, as the case may be, and the cost of such appraisal shall be borne by the Company, provided, that if the determination by the independent appraiser is no less favorable than the determination by the liquidator or the Board of Directors, the cost of such appraisal shall be borne by the challenging party.

(c) Holders of the Series A Convertible Preference Shares shall not be entitled to any other amounts from the Company after they have received their full Preference Amount.

Section 15. Voting Rights.

(a) The Series A Convertible Preference Shares shall have no voting rights, except as provided in this Section 15 or as required by applicable law or regulation or by the Memorandum and Articles of Association. Without the prior consent of the Holders of at least a majority of the then-outstanding Series A Convertible Preference Shares, voting as a single class, the Company shall not amend, modify, add, repeal or waive any provision of the terms of the Series A Convertible Preference Shares, other than (x) amendments or modifications to correct manifest typographical errors with respect to such terms or (y) amendments or modifications that are not adverse to the Holders; provided, however, the consent of the Holder of each outstanding Series A Convertible Preference Share affected thereby is required to:

(i)	alter the manner of calculation or rate of accrual of dividends (which, for the avoidance of doubt, shall include any increase in Liquidation Preference) on the Series A Convertible Preference Shares or change the time of payment of dividends on Series A Convertible Preference Shares;

(ii)	change the Mandatory Redemption Date of the Series A Convertible Preference Shares, reduce the Mandatory Redemption Price or make any change to the mandatory redemption provisions in a manner adverse to the Holders;

(iii)	reduce the Conversion Rate (including the Conversion Rate as adjusted in connection with a Change of Control) or make any change that adversely affects any terms with respect to conversion, other than as specifically provided under Section 6 and Section 10;

(iv)	reduce the Optional Redemption Price, or make any change to the optional redemption provisions in a manner adverse to the Holders;

(v)	reduce the Fundamental Change Repurchase Price or make any change to the Fundamental Change repurchase provisions in a manner adverse to the Holders;

(vi)	reduce the Liquidation Preference, other than as specifically provided under Section 3(c);

(vii)	reduce the Preference Amount;

(viii)	make any change that impairs the rights to bring suit or otherwise enforce any rights with respect to conversion, redemption or repurchase of, or other payment (which, for the avoidance of doubt, shall include any increase in Liquidation Preference) on or in respect of, the Series A Convertible Preference Shares;

(ix)	change the currency of any payment under the Series A Convertible Preference Shares;

(x)	amend or modify the terms of the Series A Convertible Preference Shares or the Memorandum and Articles of Association to impose, agree to or otherwise provide for any additional restrictions on transferability or resale on the Series A Convertible Preference Shares or Ordinary Shares issued on conversion, whether or not such transfer is prior to an initial public offering of Ordinary Shares (or depositary receipts or depositary shares representing Ordinary Shares) or on and after pricing date of such initial public offering); or

(xi)	change the provisions of this Section 15 or otherwise contained in the terms of the Series A Convertible Preference Shares that relate to the vote required to amend or modify terms of the Series A Convertible Preference Shares.

(b) The rules and procedures for calling and conducting any meeting or vote of the Holders (including, without limitation, the fixing of a record date in connection therewith, if required), the obtaining of written consents, the tabulation of votes or consents and any other aspect or matter with regard to such a meeting, vote or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its reasonable discretion, may adopt from time to time, all of which rules and procedures shall conform to the requirements of the Memorandum and Articles of Association and applicable law.

Section 16. Additional Amounts. (a) All payments of dividends, the Mandatory Redemption Price, the Optional Redemption Price, the Fundamental Change Repurchase Price, the Preference Amount and other amounts on the Series A Convertible Preference Shares, including, but not limited to, cash in lieu of fractional Ordinary Shares, and all deliveries of Ordinary Shares made on conversion of the Series A Convertible Preference Shares shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or other governmental charges (“Taxes”) imposed, levied, collected, withheld or assessed by or within the Cayman Islands, People’s Republic of China or any other jurisdiction in which the Company is organized or resident for tax purposes or from which any payment on the Series A Convertible Preference Shares is made (or any political subdivision or Taxing Authority thereof or therein), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the Company shall pay such additional amounts on the Series A Convertible Preference Shares (all such additional amounts being referred to herein as “Additional Amounts”) as will result in receipt by the Holder of each Series A Convertible Preference Share of such amounts as would have been received by such Holder had no such withholding or deduction been required, except that no Additional Amounts shall be payable for or on account of:

(i)	any Taxes that would not have been imposed but for:

(1) the existence of any present or former connection between the Holder of such Series A Convertible Preference Share and the Cayman Islands, People’s Republic of China or any other jurisdiction in which the Company is organized or resident for tax purposes, other than merely holding such Series A Convertible Preference Share, including such Holder being or having been a national, domiciliary or resident of or treated as a resident thereof or being or having been present or engaged in a trade or business therein or having had a permanent establishment therein; or

(2) the presentation of such Series A Convertible Preference Share (if presentation is required) more than 30 calendar days after the later of the date on which the payment of dividends, the Optional Redemption Price, the Mandatory Redemption Price, the Fundamental Change Repurchase Price, the Preference Amount and other amounts on such Series A Convertible Preference Share became due and payable pursuant to the terms thereof or the date that such payment was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented such Series A Convertible Preference Share for payment on any date within such 30 calendar day period;

(ii)	any estate, inheritance, gift, sale, transfer, stamp, personal property or similar tax, assessment or other governmental charge; or

(iii)	any combination of Taxes referred to in the preceding subsections (A) and (B).

(b) The Company shall not pay Additional Amounts if the registered Holder is a fiduciary, partnership or Person other than the sole beneficial owner of any payment to the extent that the beneficiary, partner or settler with respect to such fiduciary, partnership or Person, or the beneficial owner of that payment, would not have been entitled to the Additional Amounts if it had been the registered Holder.

(c) Whenever there is mentioned in any context, (i) the payment of dividends, the Optional Redemption Price, the Mandatory Redemption Price, the Fundamental Change Repurchase Price, the Preference Amount and other amounts on any Series A Convertible Preference Share, or (ii) the delivery of Ordinary Shares or cash payments (if any) on conversion of any Series A Convertible Preference Share, such mention shall be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable with respect thereto.

(d) The Company’s ability to pay Additional Amounts is subject to the terms of the Senior Facilities.

Section 17. Merger, Amalgamation, Consolidation and Sale of Assets. The Company shall not merge or amalgamate with or into, consolidate with or convert into any Unrelated Person or, subject to the enforcement rights of secured creditors, sell, assign, transfer, lease or convey all or substantially all of the Company’s properties and assets into any Unrelated Person, unless:

(a)	the Series A Convertible Preference Shares are exchanged for or converted into and shall become preference shares of the successor corporation or limited liability company with substantially the same rights, powers, preferences and privileges as the Series A Convertible Preference Shares immediately prior to such merger, amalgamation, consolidation, conversion, sale, assignment, transfer, lease, or conveyance; and

(b)	the Company or that successor corporation or limited liability company is not, immediately after such merger, amalgamation, consolidation, conversion, sale, assignment, transfer, lease, or conveyance, in breach of any obligation under the Series A Convertible Preference Shares.

Section 18. Payment Restrictions. The Company shall not:

(a) amend or modify the Senior Facilities (including extend any scheduled final maturity date), other than in connection with a restructuring of such Senior Facilities as a result of Financial Distress of the Company; or

(b) refinance the Senior Facilities, or enter into any new credit facilities or other agreement, indenture, arrangement, commitment or other instrument,

in either case which would provide for, or result in, any provision that restricts or limits in any manner:

(i) the Company’s ability to make any required payments under the Series A Convertible Preference Shares including, but not limited to:

(1) the Mandatory Redemption Price of all then outstanding Series A Convertible Preference Shares in full on the Mandatory Redemption Date;

(2) dividends on Dividend Payment Dates;

(3) the Fundamental Change Repurchase Price of all Series A Convertible Preference Shares tendered for repurchase in full on the Fundamental Change Repurchase Date;

(4) Additional Amounts; and

(5) cash in lieu of fractional Ordinary Shares upon conversion, or

(ii) the Holders’ ability to bring and or enforce claims in respect of any such payments.

For the avoidance of doubt, in connection with (i) any amendment or modification of the Senior Facilities (including any extension of any scheduled final maturity date), other than in connection with a restructuring of such Senior Facilities as a result of Financial Distress of the Company, or (ii) any refinancing of the Senior Facilities, or entry into any new credit facilities or other agreement, indenture, arrangement, commitment or other instrument, the Company expects to amend, modify, replace or eliminate the “Permitted Company Securities Term Sheet” referenced in the Senior Facilities.

Section 19. Financial Information

(a) Covenant with Respect to Financial Information.

(i) So long as any Series A Convertible Preference Shares are outstanding but only until the Company closes an initial public offering, if applicable, the Company shall furnish to Holders entitled to financial information pursuant to Section 19(b), the following:

(1) audited annual financial statements of the Company and its Subsidiaries for each fiscal year, within 120 days of the end of each fiscal year, but in no event earlier than the Business Day immediately succeeding the day on which Yahoo! makes publicly available the Company’s financial information as of and for the applicable period; and

(2) unaudited quarterly financial statements of the Company and its Subsidiaries for the first three quarterly periods of each fiscal year, within 90 days of the end of each such period, but in no event earlier than the Business Day immediately succeeding the day on which Yahoo! makes publicly available the Company’s financial information as of and for the applicable period, and in each case including applicable comparable prior periods and pro forma information (if applicable and available), and, with respect to the annual financial statements only, a report on the annual financial statements by the Company’s certified independent public accountants (all of the foregoing financial information to be prepared in accordance with U.S. GAAP or IFRS).

(ii) The Company shall make available such financial statements to any such Holder entitled to financial information pursuant to Section 19(b) by posting such financial statements on Intralinks or any comparable password protected online data system.

(iii) Any Holder that receives any financial information must agree to (i) treat all such financial information as confidential and agree that such financial information may constitute material non-public information regarding the Company, (ii) not use such financial information for any purpose other than evaluating their investment in the Series A Convertible Preference Shares and

(iii) not publicly disclose any such financial information.

(b) Holders Entitled to Financial Information.

(i) Holders who are entitled to the financial information described in Section 19(a)(i) above include only the following:

(1) any Holder of at least US$50 million aggregate Liquidation Preference of Series A Convertible Preference Shares (or the number of Ordinary Shares issued upon conversion of at least US$50 million aggregate Liquidation Preference of Series A Convertible Preference Shares) that is not any of (i) a competitor, (ii) a member of a competitor’s board of directors, or (iii) an investor that holds 5.0% or more, in aggregate, of the common equity or common equity issuable upon conversion, exchange or exercise of other securities of (A) a privately held competitor or (B) a publicly traded competitor where such 5.0% or more stake was acquired prior to the initial public offering of such competitor (and, in each case, the determination of whether an entity is a competitor shall be determined in the Company’s discretion);

(2) any Holder that received Preference Shares directly from the Company on the Issue Date; and

(3) any other Holder(s) with respect to which the Company consents to provide such financial information.

(ii) If a Holder holds Series A Convertible Preference Shares having less than US$50 million aggregate Liquidation Preference (or the number of Ordinary Shares issued upon conversion of at least US$50 million aggregate Liquidation Preference of Series A Convertible Preference Shares), such Holder shall not be entitled to receive any financial information with respect to the Company, except as provided in clause (2) or (3) above.

(iii) A Holder receiving the financial statement information described in this Section 19 may provide to any limited partner in or other equityholder of such Holder (i) the Company’s summary financial information consistent with the information disclosed in Yahoo!’s periodic public filings as of and for the applicable period and (ii) the name of the Company, the number or amount of securities of the Company held by the Holder, and the valuation attributed to such holdings by the Holder.

(iv) Any Holders who are entitled to the financial information described in this Section 19 but do not wish to receive it from time to time must provide the Company with written notice to such effect.

(v) The Company will not provide prospective buyers of the Series A Convertible Preference Shares or Ordinary Shares issued upon conversion, prior to their purchase of such shares, with financial or other information regarding the Company.

Section 20. Transferability. (a) Private Placement Legend. Each Series A Convertible Preference Share and Ordinary Share issued upon conversion of Series A Convertible Preference Shares (and all Series A Convertible Preference Shares or Ordinary Shares issued in exchange therefor or substitution therefor) shall bear the legend in substantially the following form, unless the Company determines otherwise in accordance with applicable law:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501 UNDER THE SECURITIES ACT), OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES TO OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH SECURITY ONLY (A) TO ALIBABA GROUP HOLDING LIMITED, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) IN ONE OR MORE OFFSHORE TRANSACTIONS PURSUANT TO REGULATION S UNDER THE SECURITIES ACT TO PERSONS WHO ARE OUTSIDE THE UNITED STATES IN EACH CASE IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE SECURITIES ACT OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

In connection with a transfer pursuant to subsection (D), the transferee may be required to provide to the Company and/or the transfer agent an opinion of counsel, certifications and/or other information required by, and satisfactory to, the Company and/or transfer agent.

(b) Series A Convertible Preference Shares, and any Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares, may be transferred upon their surrender at the office of the Transfer Agent, together with the form of transfer endorsed thereon (the “Form of Transfer”) duly completed and executed and any other evidence that the Transfer Agent may reasonably require. In the case of a transfer of only a portion of the Series A Convertible Preference Shares, or any Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares, as applicable, represented by a certificate, a new certificate evidencing Series A Convertible Preference Shares, or Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares, as applicable, shall be issued to the transferee in respect of the part transferred and a further new certificate evidencing Series A Convertible Preference Shares, and any Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares, as applicable, in respect of the balance of the holding not transferred shall be issued to the transferor. The Form of Transfer shall be available at the office of the Transfer Agent.

(c) No Holder of Series A Convertible Preference Shares may require the transfer of Series A Convertible Preference Shares to be registered:

(i)	during the period of 15 calendar days preceding the Mandatory Redemption Date;

(ii)	after such Series A Convertible Preference Share has been selected by the Company for redemption and such Holder has been notified of such selection; or

(iii)	after such Holder of Series A Convertible Preference Shares has exercised its right of conversion.

(d) Transfers of Series A Convertible Preference Shares, and any Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares, as applicable, will be effected without charge by or on behalf of the Company or the Transfer Agent, but only upon confirmation of payment (or the giving of such indemnity as the Transfer Agent may require in respect) of any tax or other governmental charges which may be imposed in relation thereto.

(e) The Company and Transfer Agent are authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of the restrictions contained in this Section 20.

Section 21. Delivery of New Certificates Evidencing Series A Convertible Preference Shares or Ordinary Shares Issued Upon Conversion or Partial Redemption; Book-Entry Delivery; Form. (a) The Series A Convertible Preference Shares will be issued in registered, certificated form (each a “Definitive Security”). Each new certificate evidencing Series A Convertible Preference Shares, or any Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares, as applicable, shall be available for delivery upon receipt by the Transfer Agent at its office of the relevant certificate evidencing Series A Convertible Preference Shares, or any Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares, as applicable, and the Form of Transfer. Delivery of the new certificate evidencing Series A Convertible Preference Shares, or any Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares, as applicable, shall be made at the office of the Transfer Agent to whom the relevant certificate evidencing Series A Convertible Preference Shares, or any Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares, as applicable, and the Form of Transfer shall have been surrendered or delivered or, at the option of the Holder making such delivery or surrender as aforesaid and as specified in the relevant Form of Transfer or otherwise in writing, be mailed by uninsured post at the risk of the Holder entitled to the new certificate evidencing Series A Convertible Preference Shares, or Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares, as applicable, to such address as may be so specified, unless such Holder requests otherwise and pays in advance to the Paying Agent the costs of such other method of delivery and/or such insurance as it may specify.

(b) If certificates evidencing Series A Convertible Preference Shares, or any Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares are lost, stolen or destroyed, the Company may require an affidavit certifying to such effect and, if requested, an agreement indemnifying the Company from any losses incurred in connection therewith, in each case, in form and substance reasonably satisfactory to the Company, from such Holder prior to paying amounts due thereon or issuing new certificates or other securities or other property or assets (including cash or any combination thereof) in respect thereof upon conversion, redemption or otherwise.

(c)(i) The Company may, at its option, issue Ordinary Shares issued upon conversion of the Series A Convertible Preference Shares in the form of one or more permanent global certificates representing Ordinary Shares in definitive, fully registered form with a global legend in substantially the form in Section 21(c)(ii) (each a “Global Security”). The Global Security may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided, that any such notation, legend or endorsement is in a form acceptable to the Company). The aggregate number of Ordinary Shares represented by each Global Security may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 21(c) shall apply to a Global Security deposited with or on behalf of the Depositary.

(ii) Global Security Legend. Each Global Security shall bear a legend in substantially the following form:

“THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF ALIBABA GROUP HOLDINGS LIMITED) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRANSFER AGENT MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 21 OF THE PREFERENCE SHARE TERMS CONTAINED IN THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF ALIBABA GROUP HOLDINGS LIMITED, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 21 OF THE PREFERENCE SHARE TERMS CONTAINED IN OF THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF ALIBABA GROUP HOLDINGS LIMITED, (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRANSFER AGENT FOR CANCELLATION PURSUANT TO SECTION 21 OF THE PREFERENCE SHARE TERMS CONTAINED IN OF THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF ALIBABA GROUP HOLDINGS LIMITED AND (IV) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) If, at the option of the Company, Ordinary Shares are issued in the form of a Global Security, the Company shall execute and the Registrar shall, in accordance with this Section 21(c), countersign and deliver one or more Global Security that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to the Depositary or pursuant to instructions received from the Depositary or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar.

(iv) Member of, or participants in, the Depositary (“Agent Members”) shall have no rights as holder of Ordinary Shares with respect to any Global Security held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Security, and the Depositary may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Security. The Depositary may grant proxies or otherwise authorize any Person to take any action that a holder of Ordinary Shares is entitled to take.

(v) Owners of beneficial interests in Global Security shall not be entitled to receive physical delivery of certificated Ordinary Shares, unless (1) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for the Global Security and the Company does not appoint a qualified replacement for the Depositary within 90 days, (2) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Company does not appoint a qualified replacement for the Depositary within 90 days or (3) the Company decides to discontinue the use of book-entry transfer through the Depositary. In any such case, the Global Security shall be exchanged in whole for the definitive Ordinary Shares in registered form, with the same terms and rights therein. Definitive Ordinary Shares shall be registered in the name or names of the Person or Persons specified by the Depositary written instrument to the Registrar.

(d)(i) An Officer shall sign any Definitive Security or Global Security for the Company, in accordance with the Company’s bylaws and applicable law, by manual or facsimile signature.

(ii) If an Officer whose signature is on a Definitive Security or Global Security no longer holds that office at the time the Registrar countersigned the Definitive Security or Global Security, the Definitive Security or Global Security, as applicable, shall be valid nevertheless.

(iii) A Definitive Security or Global Security shall not be valid until an authorized signatory of the Registrar manually countersigns the Definitive Security or Global Security, as applicable. Each Definitive Security or Global Security, as applicable shall be dated the date of its countersignature.

Section 22. Replacement Share Certificates. (a) If physical certificates are issued in respect of Series A Convertible Preference Shares, and any of the Series A Convertible Preference Share certificates shall be mutilated, lost, stolen or destroyed, the Company shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Convertible Preference Share certificate, or in lieu of and substitution for the Series A Convertible Preference Share certificate lost, stolen or destroyed, a new Series A Convertible Preference Share certificate of like tenor and representing an equivalent amount of Series A Convertible Preference Shares, but only upon receipt of evidence of such loss, theft or destruction of such Series A Convertible Preference Share certificate, which may include without an affidavit certifying to such effect and, if requested, an agreement indemnifying the Company from any losses incurred in connection therewith, in each case, in form and substance reasonably satisfactory to the Company, from such Holder prior to paying such amounts.

(b) If physical certificates are issued, the Company shall not be required to issue any certificates representing the Series A Convertible Preference Shares on or after any applicable Conversion Date. In place of the delivery of a replacement certificate following any applicable Conversion Date, the Registrar, upon delivery of the evidence and indemnity described in Section 22(a), shall deliver the Ordinary Shares pursuant to the terms of the Series A Convertible Preference Shares formerly evidenced by the certificate.

Section 23. Preemptive or Subscription Rights. The Holders of Series A Convertible Preference Shares shall not have any preemptive or subscription rights.

Section 24. Repurchase and Cancellation. The Company and its Affiliates may at any time purchase the Series A Convertible Preference Shares in the open market, or by tender offer or private agreement or otherwise at any price, without giving prior notice to Holders of Series A Convertible Preference Shares. Any Series A Convertible Preference Shares which are purchased by the Company and/or its Affiliates will be cancelled and shall revert to authorized and unissued preference shares, undesignated as to series and available for future issuance.

Section 25. Converted or Reacquired Shares. Series A Convertible Preference Shares that have been issued and converted or otherwise redeemed, repurchased or reacquired by the Company shall be cancelled and restored to the status of authorized and unissued preference shares, undesignated as to series and available for future issuance.

Section 26. Other Rights. The Series A Convertible Preference Shares shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof, other than as set forth herein or otherwise in the Memorandum and Articles of Association or as provided by applicable law.

Section 27. Currency. (a) All payments on, and distributions with respect to, the Series A Convertible Preference Shares shall be made in U.S. Dollars.

(b) For purposes of translating foreign currencies into U.S. Dollars in connection with the calculation of the aggregate offering size and public offering price in connection with a Qualified IPO determination, in such case as of the pricing date of the initial public offering, and Closing Price in connection with Section 4(a), translations into U.S. Dollars shall be made at the noon buying rate in The City of New York for cable transfers in the relevant currency per U.S. Dollar as certified for customs purposes by the Federal Reserve Bank of New York, or if the Federal Reserve Bank of New York does not provide such rate, at the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board (or any such successor publication). No representation is made that the U.S. Dollar amounts calculated using such exchange rate could have been or could be converted into U.S. Dollars at any particular rate or at all.

Section 28. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, except as otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms set forth herein) with postage prepaid, addressed:

(i) if to the Company, to its office at 26/F, Tower One, Times Square, c/o Alibaba Group Services Limited, 1 Matheson Street, Causeway Bay, Hong Kong (Attention: General Counsel) or to the Transfer Agent, to its office at 52/F International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong, or other agent of the Company designated as permitted herein,

(ii) if to any Holder of the Series A Convertible Preference Shares to such Holder at the address of such Holder as listed in the Register, or

(iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) Whenever any payment or other obligation hereunder is due on a day other than a Business Day, such payment shall be made (in the same nominal amount without any accrual of interest or other adjustment to the amount thereof), or obligation shall be performed, on the next succeeding Business Day.

Section 29. Definitions.

“Additional Amounts” shall have the meaning described in Section 16(a).

“Affiliate” means, with respect to any Person (the “Specified Person”):

(a)	any Person other than the Specified Person directly or indirectly controlling, controlled by or under direct or indirect common control with, the Specified Person; or

(b)	any Person who is a director or executive officer (A) of the Specified Person, (B) of any Subsidiary of such Specified Person, or (C) of any Person described in clause (a).

For purposes of this definition, the term “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent Members” shall have the meaning described in Section 21(c)(iv).

“Anti-dilution Adjustment” shall have the meaning described in Section 10(a).

“Board of Directors” shall have the meaning described in the introduction hereto.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Hong Kong (or, if otherwise, in the city where the Paying Agent is located or, if the Ordinary Shares are listed on a securities exchange, the city in which such securities exchange is located) are authorized by law to close or are otherwise not open for business.

“Change of Control” means:

(i)	the direct or indirect acquisition (except for transactions described in subsection (ii) below), whether in one transaction or a series of related transactions, by any Person (within the meaning of Sections 13(d) or 14(d) of the Exchange Act) or related Persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (i) beneficial ownership (as defined in the Exchange Act) of 50% or more of the total outstanding voting power of all classes of the Company’s voting stock entitled to vote generally in the election of directors or (ii) the right to appoint and/or remove all or a majority of the directors (provided, however, that such related Persons constituting a group shall exclude acquisitions by the management of the Company (but only to the extent of the acquisitions by the management of the Company) (x) prior to an initial public offering and (y) following an initial public offering if the Ordinary Shares continue to be listed on a securities exchange following such transaction); for the purpose of this paragraph (i), “management of the Company” means Ma Yun and Joseph C. Tsai;

(ii)	the merger, consolidation, scheme of arrangement, amalgamation or statutory share exchange of the Company with or into an Unrelated Person, but excluding any such transaction pursuant to which the Persons that beneficially owned, directly or indirectly, the Company’s voting stock immediately prior to the transaction beneficially own, directly or indirectly, immediately after such transaction shares of the surviving, continuing or acquiring Person’s voting stock representing at least a majority of the total outstanding voting power of all classes of voting stock of the surviving, continuing or acquiring Person in substantially the same proportion vis-à-vis each other as such ownership immediately prior to such transaction; or

(iii)	the sale, assignment, transfer, lease, conveyance or disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to an Unrelated Person in one transaction or a series of related transactions.

“Change of Control Conversion Period” shall have the meaning described in Section 7(a).

“Close of Business” means 5:00 p.m., Hong Kong time.

“Closing Price” means, for any Trading Day,

(i)	with respect to the Ordinary Shares, the closing sale price of the Ordinary Shares on a Stock Exchange on such day or, if the Ordinary Shares are not yet listed on a Stock Exchange, the fair market value of the Ordinary Shares as determined by an independent and internationally recognized valuation expert selected by the Company at the expense of the Company; and

(ii)	with respect to Share Capital of the Company (other than Ordinary Shares), the closing bid price for such Share Capital (other than Ordinary Shares) on any securities exchange or quotation system selected by the Company (the “Selected Exchange”) on which shares of such Share Capital (other than Ordinary Shares) are traded or quoted on such day or, if such Share Capital (other than Ordinary Shares) are not yet listed for trading or quotation, the fair market value of such Share Capital (other than Ordinary Shares) as determined by an independent and internationally recognized valuation expert selected by the Company at the expense of the Company.

In the event that the Ordinary Shares are listed on a non-U.S. Dollar-based securities exchange, the Closing Price shall be translated into U.S. Dollars, in accordance with Section 27(b) for purposes of the above calculation.

“Company” shall have the meaning described in the introduction hereto.

“Conversion Agent” initially means Deutsche Bank AG, Hong Kong Branch acting in its capacity as conversion agent for the Series A Convertible Preference Shares, and its successors and assigns or any other conversion agent appointed by the Company, which shall be an internationally recognized financial institution.

“Conversion Date” shall mean the next Business Day following the Deposit Date applicable to a Series A Convertible Preference Share; provided, however, with a respect to Series A Convertible Preference Shares subject to Mandatory Conversion, the Conversion Date shall be the pricing date of the Qualified IPO.

“Conversion Notice” shall have the meaning described in Section 8(a).

“Conversion Premium” shall have the meaning described in Section 7(f).

“Conversion Price” means, on any date, the price at which the Ordinary Shares will be issued upon conversion, which will be equal to the quotient of the Liquidation Preference as of such date divided by the Conversion Rate. The Conversion Price shall initially equal US$18.50 per Ordinary Share. The term “Conversion Price” means, on any date, the Conversion Price in effect at such time.

“Conversion Rate” means the number of Ordinary Shares that will be issued upon the conversion of each Series A Convertible Preference Share, which shall initially be equal to 54.0541, subject to adjustment as provided under Section 10 and Section 7(f). The term “Conversion Rate” means, on any date, the Conversion Rate in effect at such time.

“Definitive Security” shall have the meaning described in Section 21(a).

“Depositary” means The Depository Trust Company or its nominee or any successor depositary appointed by the Company.

“Deposit Date” shall mean the date on which any Conversion Notice and certificate evidencing such Series A Convertible Preference Shares, together with any certificates and other documents as may be required under applicable law or that the Transfer Agent may otherwise reasonably require, are deposited with the Conversion Agent and the payments, if any, required to be paid by the Holder are made (including, but not limited to, any dividends to which such Holder is not entitled as described in Section 8(c) and any taxes described in Section 8(d)).

“Dividend Rate” means:

(i)	Prior to the second anniversary of the Issue Date, 2.0% per annum of the Liquidation Preference per Series A Convertible Preference Share as of the applicable Dividend Payment Date;

(ii)	commencing on the second anniversary of the Issue Date, the rate per annum of the Liquidation Preference per Series A Convertible Preference Share shall increase from 2.0% to 5.0% and shall remain at 5.0% until such Series A Convertible Preference Share is redeemed, converted or repurchased or the rate per annum of such Series A Convertible Preference Share is further increased as provided in (iii) below; and

(iii)	that in the event that the Company has restructured the Senior Facilities as a result of Financial Distress of the Company and, in accordance with the terms of such restructured facilities, the Company fails to pay the Mandatory Redemption Price of all then outstanding Series A Convertible Preference Shares in full on the Mandatory Redemption Date, on the Mandatory Redemption Date the rate per annum of the Liquidation Preference per Series A Convertible Preference Share shall increase to 8.0% and shall remain at 8.0% until such Series A Convertible Preference Share is redeemed, converted or repurchased.

“Dividend Payment Date” shall have the meaning described in Section 3(a)(i).

“Dividend Period” means each semi-annual period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period will commence on, and include, the Issue Date.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, or any successor statute.

“Ex-Date” means the first date on which Ordinary Shares (or depositary receipts or depositary shares representing Ordinary Shares) trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Ordinary Shares (or depositary receipts or depositary shares representing Ordinary Shares) on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Expiration Date” shall have the meaning described in Section 10(a)(v).

“Financial Distress” shall be deemed to exist if:

•	the Company reasonably believes that, as a result of a material adverse change in market conditions and/or the Company’s operating performance subsequent to the Issue Date, the Company will be unable to pay its debts as they become due during the applicable terms of the Senior Facilities and as a result, the Company must restructure the payment schedule thereunder; and

•	in the opinion of an independent, internationally recognized financial advisor retained by the Company, the Company will be unable to obtain debt or equity financing on commercially reasonable terms to repay the Senior Facilities.

“Form of Transfer” shall have the meaning described in Section 20(b).

“Fundamental Change” means:

(i)	a Change of Control; or

(ii)	a Termination of Trading.

“Fundamental Change Notice” shall have the meaning described in Section 13(b)(i).

“Fundamental Change Repurchase Date” means a date specified by the Company in the Fundamental Change Notice that is not less than 25 or more than 35 Business Days following the date of the Fundamental Change Notice.

“Fundamental Change Repurchase Notice” shall have the meaning described in Section 13(b)(ii).

“Fundamental Change Repurchase Price” shall have the meaning described in Section 13(a).

“Fundamental Change Repurchase Right” shall have the meaning described in Section 13(a).

“Global Security” shall have the meaning described in Section 21(b)(i).

“Governmental Authority” means any central, national, federal, state, prefectural, provincial or local government, any multinational quasigovernmental authority, any court, administrative, regulatory or other governmental agency, commission or authority, any nongovernmental self-regulatory agency, commission or authority, including stock exchanges and securities regulatory bodies, and any arbitration tribunal.

“Holder” means, at any time, a Person in whose name a Series A Convertible Preference Share is registered in the Register. The Holder shall be treated by the Company as the absolute owner of the Series A Convertible Preference Shares for the purpose of making payment and for all other purposes.

“Initial Liquidation Preference” means, with respect to each Series A Convertible Preference Share, US$1,000.

“Issue Date” means the date upon which the Series A Convertible Preference Shares are first issued by the Company.

“Junior Shares” shall have the meaning described in Section 2(a)(iii).

“Liquidation Preference” means, with respect to any Series A Convertible Preference Share at a given time, the Initial Liquidation Preference as adjusted from time to time to such time in accordance with the Memorandum and Articles of Association or the Preference Share Terms.

“Mandatory Conversion” shall have the meaning described in Section 5.

“Mandatory Redemption Date” means the fifth anniversary of the Issue Date, as may be extended pursuant to Section 4(d)(ii).

“Mandatory Redemption Price” shall have the meaning described in Section 4(d)(i).

“Market Value” shall have the meaning described in Section 10(a)(ix).

“Memorandum and Articles of Association” shall have the meaning described in the recitals hereto.

“Non-Qualified IPO” means any initial public offering of Ordinary Shares (or depositary receipts or depositary shares representing Ordinary Shares) that does not satisfy the definition of Qualified IPO.

“Officer” means the Chief Executive Officer, the Chairman, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, the Chief Legal Officer, or the Secretary of the Company.

“Open of Business” means 9:00 a.m., Hong Kong time.

“Optional Redemption Date” shall have the meaning described in Section 4(a).

“Optional Redemption Notice” shall have the meaning described in Section 4(b).

“Optional Redemption Price” shall have the meaning described in Section 4(a).

“Ordinary Shares” means the ordinary shares, par value US$0.000025 per share, of the Company, or any successor security issued in exchange therefor by way of merger, amalgamation, reorganization, reclassification, recapitalization or other similar transaction.

“Parity Shares” shall have the meaning described in Section 2(a)(ii).

“Paying Agent” means initially Deutsche Bank AG, Hong Kong Branch acting in its capacity as paying agent for the Series A Convertible Preference Shares, and its successors and assigns or any other paying agent appointed by the Company, which shall be an internationally recognized financial institution.

“Permitted Company Securities Term Sheet” shall have the meaning described in Section 18.

“Person” means any individual, corporation, company, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, nonprofit entity, Governmental Authority or any other legal entity.

“Preference Amount” shall have the meaning described in Section 14(a).

“Series A Convertible Preference Shares” shall have the meaning described in the recitals hereto.

“Preference Share Terms” means the provisions related to the Series A Convertible Preference Shares contained in this Annex B to the minutes of the Board Meeting Establishing and Approving the Designation, Preferences and Rights of Series A Convertible Preference Shares.

“Qualified IPO” means, on or after the one year anniversary of the Issue Date, a firm commitment underwritten public offering of Ordinary Shares (or depositary receipts or depositary shares representing such Ordinary Shares) involving the sale of Ordinary Shares (including either shares issued by the Company or shares sold by existing holders of Ordinary Shares or both) having, as of the pricing date, an aggregate offering size of at least US$3 billion and a public offering price per Ordinary Share greater than or equal to 115% of the Conversion Price in effect on the pricing date of such offering, either:

(i)	in the United States pursuant to an effective registration statement under the Securities Act which results in the Ordinary Shares (or depositary receipts or depositary shares representing such Ordinary Shares) being listed on the New York Stock Exchange or the NASDAQ Stock Market; or

(ii)	in another jurisdiction which results in the Ordinary Shares (or depositary receipts or depositary shares representing such Ordinary Shares) being listed on the Hong Kong Stock Exchange or the London Stock Exchange.

For the avoidance of doubt, in the event the initial public offering is effected on more than one securities exchange, any Ordinary Shares (or depositary receipts or depositary shares representing such Ordinary Shares) sold or allocated with regard to trading on any securities exchange other than the New York Stock Exchange, the NASDAQ Stock Market, the Hong Kong Stock Exchange or the London Stock Exchange shall be excluded from the offering size calculation used to determine whether such offering constitutes a Qualified IPO. Ordinary Shares sold or allocated with regard to trading on the New York Stock Exchange, the NASDAQ Stock Market, the Hong Kong Stock Exchange and the London Stock Exchange shall be aggregated for purposes of calculating the offering size.

In the event that the Ordinary Shares are listed on a non-U.S. Dollar-based securities exchange, the aggregate offering size and the public offering price per Ordinary Share shall be translated into U.S. Dollars, as of the pricing date, in accordance with Section 27(b) for purposes of the above calculation.

“Register” means the register of members of the Company maintained in respect of the Series A Convertible Preference Shares by or on behalf of the Company.

“Regular Record Date” shall have the meaning described in Section 3(b).

“Reorganization Event” shall have the meaning described in Section 12.

“Senior Facilities” shall mean the senior secured credit facilities, dated as of May 18, 2012, June 18, 2012, August 23, 2012 and September [     ], 2012, of the Company pursuant to which the Company has borrowed US$4 billion in aggregate (such senior secured credit facilities as in effect on the Issue Date; provided, however, that such term shall also include such senior secured credit facilities as extended in connection with a restructuring of any such facilities as a result of Financial Distress of the Company). US$2 billion of the borrowings under the Senior Facilities have a scheduled final maturity date of May 18, 2015 and the remaining US$2 billion will have a scheduled final maturity date of August 23, 2016. No portion of the Senior Facilities shall mature after August 23, 2016, other than any Senior Facilities that have been extended in connection with a restructuring of such Senior Facilities as a result of Financial Distress of the Company.

“Senior Shares” shall have the meaning described in Section 2(a)(i).

“Share Capital” means, with respect to any Person, any and all shares, ownership interests, participation or other equivalents (however designated), including all ordinary shares or common stock, as the case may be, and all preference shares or preferred stock, of such Person; provided, however, for the avoidance of doubt, Share Capital shall not include debt convertible into or exchangeable for Share Capital.

“Spin-Off” shall have the meaning described in Section 10(a)(iii)(B).

“Standstill Period” shall mean, with respect to any claim, the period beginning at the time the Series A Convertible Preference Shares give rise to such claim and ending on the date on which all borrowings under the Senior Facilities have been repaid in full.

“Stock Exchange” means:

(i)	with regard to a Qualified IPO, the New York Stock Exchange, the NASDAQ Stock Market, the Hong Kong Stock Exchange or the London Stock Exchange; and

(ii)	with regard to a Non-Qualified IPO, any recognized securities exchange on which the Ordinary Shares (or depositary receipts or depositary shares representing Ordinary Shares) trade.

“Subsidiary” means, with respect to any Person, any entity which is controlled or of which more than 50% of its Share Capital is owned directly or indirectly by such Person.

“Taxes” shall have the meaning described in Section 16(a).

“Taxing Authority” means any government or political subdivision or any authority or agency thereof, having the legal power and authority to levy a mandatorily payable charge, assessment or tax.

“Termination of Trading” means, following a Non-Qualified IPO, the Ordinary Shares (or depositary receipts or depositary shares representing Ordinary Shares) cease to be listed, or trading of the Ordinary Shares (or depositary receipts or depositary shares representing Ordinary Shares) is suspended for a period of more than 60 consecutive Trading Days on the applicable securities exchange.

“Trading Day” means:

(i)	with respect to the Ordinary Shares, a day when the Stock Exchange is open for business, provided, however, if no transaction price or closing bid and offered prices are reported by the Stock Exchange in respect of the Ordinary Shares for one or more Trading Days, such day or days will be disregarded in any relevant calculation and will be deemed not to have existed when ascertaining any period of consecutive Trading Days; and

(ii)	with respect to Share Capital of the Company (other than Ordinary Shares), a day on which the Selected Exchange is open for trading or quotation; provided, however, if no bid price is reported by the Selected Exchange in respect of such Share Capital (other than Ordinary Shares) for one or more Trading Days, such day or days will be disregarded in any relevant calculation and will be deemed not to have existed when ascertaining any period of consecutive Trading Days.

“Transfer Agent” initially means Deutsche Bank AG, Hong Kong Branch acting in its capacity as transfer agent and registrar for the Series A Convertible Preference Shares, and its successors and assigns or any other transfer agent and registrar appointed by the Company, which shall be an internationally recognized financial institution.

“Unrelated Person” means any Person that is not a wholly owned Subsidiary of the Company.

“Yahoo!” means Yahoo! Inc.

“Yahoo! Preference Shares” means Series A Mandatorily Redeemable Preference Shares.

Exhibit B

LEGEND ON PREFERENCE SHARES

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501 UNDER THE SECURITIES ACT), OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES TO OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH SECURITY ONLY (A) TO ALIBABA GROUP HOLDING LIMITED, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) IN ONE OR MORE OFFSHORE TRANSACTIONS PURSUANT TO REGULATION S UNDER THE SECURITIES ACT TO PERSONS WHO ARE OUTSIDE THE UNITED STATES IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE SECURITIES ACT OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

B-1

Exhibit C

FORM OF CONFIDENTIALITY UNDERTAKING

THIS CONFIDENTIALITY UNDERTAKING (this “Undertaking”) is made as of [Insert Date] by [Insert the Name of the Transferee] (the “Transferee”). Reference is made to that certain Convertible Preference Share Purchase Agreement, dated as of August 31, 2012 by and among Alibaba Group Holding Limited (the “Company”) and the investors named therein, as amended from time to time (the “Convertible Preference Share Purchase Agreement”). The Transferee, as a condition precedent to becoming the owner or holder of record of [Insert Number of Preference Shares] (the “Transferred Securities”) of the Company from [Insert Name of Transferor] (the “Transferor”), hereby undertakes that, if the Transferred Securities consist of at least US$50 million in Preference Shares and the Transferee is a Holder entitled to the financial information under the terms of the Preference Shares, any Transferee that receives any financial information pursuant to the terms of the Preference Shares agrees to (i) treat all such financial information as confidential and agree that such financial information may constitute material non-public information regarding the Company, (ii) not use such financial information for any purpose other than evaluating their investment in the Preference Shares and (iii) not publicly disclose any such financial information. Except as set forth above, each Investor shall maintain strict confidentiality of any information obtained pursuant to this Undertaking.

So long as any Transferred Securities are outstanding but only until the Company closes an Initial Public Offering, if applicable, the Company shall furnish to the Transferee entitled to financial information, the following:

(i) audited annual financial statements of the Company and its Subsidiaries for each fiscal year, within 120 days of the end of each fiscal year, but in no event earlier than the business day immediately succeeding the day on which Yahoo! makes publicly available the Company’s summary financial information in its 10-Q filing as of and for the applicable period; and

(ii) unaudited quarterly financial statements of the Company and its Subsidiaries for the first three quarterly periods of each fiscal year, within ninety (90) days of the end of each such period, but in no event earlier than the business day immediately succeeding the day on which Yahoo! makes publicly available the Company’s summary financial information in its 10-Q filing as of and for the applicable period, and in each case including applicable comparable prior periods and pro forma information (if applicable and available), and, with respect to the annual financial statements only, a report on the annual financial statements by the Company’s certified independent public accountants (all of the foregoing financial information to be prepared in accordance with US GAAP or IFRS).

The Company will make available such financial statements to any Transferee by posting such financial statements on Intralinks or any comparable password protected online data system.

This Undertaking shall take effect and shall become an integral part of the Convertible Preference Share Purchase Agreement immediately upon execution and delivery to the Company of this Undertaking. By signing below, the Company acknowledges receipt of written notice of the transfer to the Transferee of the Transferred Securities. Terms used herein and not defined shall have the meaning given them in the Convertible Preference Share Purchase Agreement or the terms of the Preference Shares.

IN WITNESS WHEREOF, this Undertaking has been duly executed by the Transferee as of the date first above written.

[Insert Transferee]

By:
Name:
Title:

ACCEPTED: ALIBABA GROUP HOLDING LIMITED

By:
Name:
Title: Date:

Exhibit D

FORM OF FUNDING CERTIFICATE

[Name of Investor]

OFFICER’S OR DIRECTOR’S CERTIFICATE

Reference is made to that certain Convertible Preference Share Purchase Agreement, dated as of August 31, 2012 by and among Alibaba Group Holding Limited, [Name of Investor] (the “Investor”), and the other investors named therein, as amended from time to time (the “Convertible Preference Share Purchase Agreement”). Terms used herein and not defined shall have the meaning given them in the Convertible Preference Share Purchase Agreement.

I, [Name of Officer/Director], [an officer] [a director] of the [Investor / or in the case the Investor is a special purpose vehicle or fund, unless otherwise agreed in writing by the Company and such Investor, the relevant general partner or managing member or entity controlling the investment decisions of such Investor], hereby certify:

1.	That I am [an officer] [a member of the board of directors] of the [Investor / or in the case the Investor is a special purpose vehicle or fund, unless otherwise agreed in writing by the Company and such Investor, the relevant general partner or managing member or entity controlling the investment decisions of such Investor], [a private company limited by shares organized under the laws of [•] with company no. [•]], and that, as such, I am familiar with the matters certified herein and I am authorized to execute and deliver this certificate in the name and on behalf of the Investor.

2.	That, subject to the conditions to Closing as set out in the Convertible Preference Share Purchase Agreement being satisfied or waived, the Investor is ready, willing and able to fund its purchase of [Insert number of Preference Shares] Preference Shares at the Purchase Price of US$[•] (being the aggregate cash purchase price as agreed with the Company), by wire transfer of immediately available funds to the Escrow Agent at least two (2) Business Days prior to the Closing Date.

3.	That the notice details for the purpose of receiving notices in accordance with Section 11.6 are:

Address:             [•]

Attention:           [•]

E-mail:               [•]

Facsimile:           [•]

IN WITNESS WHEREOF, I have executed this certificate in the name and on behalf of the Investor on                      2012.

D-1

[Name of Investor]

By:
Name:
Title:

[Name of Beneficial Owner of Investor]

By:
Name:
Title:

D-2

Exhibit E

FORM OF AMENDED ARTICLES

E-1

THE COMPANIES LAW (2011 REVISION)

COMPANY LIMITED BY SHARES

MEMORANDUM & ARTICLES

OF

ASSOCIATION

OF

ALIBABA GROUP HOLDING LIMITED

(Amended and Restated by Special Resolution adopted on [             ]

with effect from [             ])

THE COMPANIES LAW (2011 REVISION)

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

ALIBABA GROUP HOLDING LIMITED

(Amended and Restated by Special Resolution adopted on [             ]

with effect from [             ])

1.	Name of the Company is ALIBABA GROUP HOLDING LIMITED.

2.	The Registered Office of the Company will be situated at the offices of Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.O. Box 847, George Town, Grand Cayman, Cayman Islands or at such other location within the Cayman Islands as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of The Companies Law (2011 Revision).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of The Companies Law (2011 Revision).

5.	Nothing in the preceding sections shall be deemed to permit the Company to carry on the business of a bank or trust company without being licensed in that behalf under the provisions of the Banks and Trust Companies Law (2009 Revision), or to carry on insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the provisions of the Insurance Law (2008 Revision), or to carry on the business of company management without being licensed in that behalf under the provisions of the Companies Management Law (2003 Revision), or to carry on business of securities investment without being licensed in that behalf under the provisions of the Securities Investment Business Law (2011 Revision).

6.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided, that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of the Members is limited to the amount, if any, unpaid on the shares respectively held by them.

8.	The capital of the Company is US$70,000 constituting 2,600,000 Preference Shares of a nominal or par value of US$0.000025 each and 2,797,400,000 Ordinary Shares of a nominal or par value of US$0.000025 each, provided always that subject to the provisions of The Companies Law (2011 Revision) and the Articles of Association (including without limitation Article 70), the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares shall be subject to the powers on the part of the Company hereinbefore provided.

9.	The Company may exercise the power contained in Section 206 of The Companies Law (2011 Revision) to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

2

THE COMPANIES LAW (2011 REVISION)

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

ALIBABA GROUP HOLDING LIMITED

(Amended and Restated by Special Resolution adopted on [             ]

with effect from [             ])

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Law (2011 Revision) shall not apply to this Company and the following Articles shall comprise the Articles of Association of the Company:

1.	In these Articles:

“49.9% Excess Condition” exists if, prior to the IPO, the total voting power of all then- issued and outstanding share capital of the Company owned by Yahoo and Softbank collectively exceeds 49.9% of the combined voting power of all then-issued and outstanding share capital of the Company, and any such excess is referred to as the “Excess Vote Shares”;

“acting in concert” includes: (a) persons who, pursuant to an agreement actively cooperate either in acquiring or holding or seeking to acquire or hold shares or the beneficial ownership of shares, or rights over shares, carrying voting rights in the Company, or in the exercise of voting rights with respect to shares in the Company; (b) a company with any of its directors (or their spouses, minor children, nominees, related trusts or companies in which any director holds or beneficially owns ten percent (10%) or more of the shares, or rights over shares, carrying voting rights); (c) a company with the trustees or managers of any of its pension, provident or employee benefit funds or any of its employee stock option schemes; (d) a person who is a fund manager with an investment company, unit trust or other person whose investments such person manages on a discretionary basis, in respect of the relevant investment accounts; (e) a company with its parent company or any of its subsidiaries; and (f) a company, in which ten percent (10%) or more of the shares, or rights over shares, carrying voting rights are held or beneficially owned by a person, with any other company in which ten percent (10%) or more of the shares, or rights over shares, carrying voting rights are held or beneficially owned by the same person;

“Additional Securities” has the meaning set forth in Article 8(a);

“Affiliate” of a person means another person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first person, including but not limited to a Subsidiary of the first person, a person of which the first person is a Subsidiary, or another Subsidiary of a person of which the first person is also a Subsidiary. For purposes herein, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or other arrangement, as trustee or executor, or otherwise;

“Alibaba.com Limited” means the business of Alibaba.com Limited and its Subsidiaries;

“Alipay Framework Agreement” means that certain Framework Agreement, by and among the Company, SOFTBANK, Yahoo, Alipay.Com Co., Ltd., APN Ltd., JM, JT, Zhejiang Alibaba E-Commerce Co., Ltd. and the Joinder Parties thereto, dated as of July 29, 2011;

“Applicable Thresholds” means the thresholds set forth on Schedule C of the Shareholders Agreement, as such Schedule may be revised from time to time in accordance with Section 2.6 of the Shareholders Agreement;

“Auditors” means the auditors of the Company, as appointed from time to time;

“Board” and “Board of Directors” mean the Directors assembled as a Board or as a committee thereof or a proceeding of the Board or a committee thereof by written resolution;

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, Hong Kong or Beijing;

“Cause” means with respect to a person, (i) gross neglect or failure to perform the duties and responsibilities of such person’s office, (ii) failure or refusal to comply in any material respect with material and lawful policies and directives of the Company resulting in material harm to the Company and its Affiliates, taken as a whole, (iii) material breach of any contract or agreement between such person and the Company, or material breach of any statutory duty or any other obligation that such person owes to the Company and/or its Affiliates resulting in material harm to the Company and its Affiliates, taken as a whole, (iv) commission of an act of fraud, theft or embezzlement against the Company and/or its Affiliates or involving their properties or assets, or (v) conviction or nolo contendere plea with respect to any felony or crime of moral turpitude, provided, however, that with respect to any occurrence of any of (i), (ii) or (iii), such person shall have been given not less than 30 days’ written notice by the Board of the Board’s determination (such determination being made independent of such person, if such person is a Board member) that such event had occurred, and such person shall have until the end of such 30 day period following receipt of such notice to rectify or cure such occurrence if such occurrence is curable before any action premised upon a determination of Cause can be taken;

“Change of Control Transaction” means (a) the direct or indirect acquisition (except for transactions described in cause (b) of this paragraph below), whether in one or a series of transactions by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or related persons (such person or persons, an “Acquirer”) constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (i) beneficial ownership (as defined in the Exchange Act) of issued and outstanding shares of the Company, the result of which acquisition is that such person or such group possesses 25% or more of the combined voting power of all then-issued and outstanding share capital of the Company, or (ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the Board (or such other governing body in the event the Company or any successor entity is not a corporation); (b) a merger, consolidation, scheme of arrangement or other reorganization or recapitalization of the Company with a person or a direct or indirect subsidiary of such person, provided that the result of such merger, consolidation, scheme of arrangement or other reorganization or recapitalization, whether in one or a series of related transactions, is that the holders of the outstanding share capital of the Company immediately prior to such consummation do not possess, whether directly or indirectly, immediately after the consummation of such transaction, in excess of 75% of the combined voting power of all then-issued and outstanding capital stock of the merged, consolidated, reorganized or recapitalized person, its direct or indirect parent, or the surviving person of such transaction; or (c) a sale or disposition, whether in one or a series of transactions, of all or substantially all of the Company’s assets;

“Closing” has the meaning given to such terms in the Share Repurchase Agreement;

“Collateral Agent” means Wilmington Trust (Cayman) Ltd.

“Companies Law” means the Companies Law (2011 Revision) of the Cayman Islands and any statutory amendment or re-enactment thereof. Where any provision of the Companies Law is referred to, the reference is to that provision as amended by any Law for the time being in force;

“Confidential Information” means any information concerning the Company or its Subsidiaries or the business, activities or operations of the Company or its Subsidiaries, including but not limited to information relating to pricing, technologies, trade secrets, business plans, strategies, processes, customers, suppliers, financial data, statistics, or research and development that the receiving Member knows or reasonably should know is confidential or proprietary, or that the Company has identified in writing to the receiving Member as being confidential or proprietary, other than information that (i) is or becomes generally available to the public other than as a result of a disclosure by any Member or their representatives, (ii) any Member or such Member’s representative is required to disclose by Law or legal process, or (iii) otherwise becomes known to a Member other than through disclosure by the Company or its Subsidiaries or any person with a duty to keep such information confidential;

“Consolidated Revenue” means, as of a given time, the consolidated revenue of the Company and its Subsidiaries under U.S. GAAP for the most recent four fiscal quarters as reflected in the unaudited financial statements delivered to the Shareholders by the Company in respect of such four fiscal quarters pursuant to Section 8.3(b)(i) of the Shareholders Agreement (as reconciled to U.S. GAAP, if applicable); provided that, if all four of the most recent four fiscal quarters are reflected in the audited financial statements delivered to the Shareholders by the Company in respect of the most recently completed fiscal year pursuant to Section 8.3(b)(ii) of the Shareholders Agreement, then Consolidated Revenue shall mean the consolidated revenue of the Company and its Subsidiaries for the most recently completed fiscal year as reflected in the audited financial statements delivered to the Shareholders by the Company in respect of such fiscal year pursuant to Section 8.3(b)(ii) of the Shareholders Agreement (as reconciled to U.S. GAAP, if applicable); provided, that upon the request of a Shareholder, any unaudited financial statements used in determining the amount of Consolidated Revenue for purposes of the Shareholders Agreement shall be reviewed by the firm serving as the Company’s independent certified public accountants at such time;

“Contract” means any loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, Leases, and other agreements, contracts, instruments, obligations, offers, legally binding commitments, arrangements and understandings, written or oral;

“Controlled Member” means (subject to any grandfather provisions in these Articles) any Member whose interest in shares comprising Controlled Shares would, upon giving effect to the principle that Members shall have one vote for each share, confer upon that Member, twenty percent (20%) or more of the votes that may be cast by all holders of shares, unless such Member obtains such twenty percent (20%) or greater interest with the consent of the Board and Yahoo;

“Controlled Shares” means (a) all Ordinary Shares directly, indirectly, or constructively owned or beneficially owned by a Controlled Member which confer in excess of twenty percent (20%) of the votes that may be cast by all holders of Ordinary Shares and (b) all Ordinary Shares directly, indirectly or constructively owned or beneficially owned as a result of voting power held or shared by any person or group of persons acting in concert which confer in excess of twenty percent (20%) of the votes that may be cast by all holders of Ordinary Shares;

“Convertible Preference Share Purchase Agreement” means the Convertible Preference Share Purchase Agreement by and between the Company and the Investors named therein expected to be dated on or about August 31, 2012;

“Core Business” means each of Taobao, Alibaba.com Limited, the Company’s interest in the Alipay Framework Agreement and any business that, at the relevant time, contributes 10% or more of Consolidated Revenue;

“Cut-back Formula” means (T/5) – 1

                                                               C

such that (T divided by 5) - 1 (rounded down to the nearest whole number) divided by C where “T” is the aggregate number of votes conferred by all outstanding Ordinary Shares, and “C” is the number of Controlled Shares of that Member;

“Directors” means the Directors of the Company for the time being;

“EBITDA” means income from operations as the item appears in the Company’s consolidated income statement for the relevant period, under U.S. GAAP, as reflected in the financial statements delivered to the Shareholders by the Company in respect of such period pursuant to Section 8.3(b)(i) or 8.3(b)(ii) of the Shareholders Agreement, as applicable, adding back the following items (calculated in accordance with U.S. GAAP): (i) depreciation expense, (ii) amortization of intangible assets, (iii) impairment of goodwill, (iv) share-based compensation expense and (v) other income, as they appear in the Company’s consolidated financial statements for such relevant period;

“Equity Securities” means any Ordinary Shares and any other equity interests or equity-linked interests of the Company, however described or whether voting or non-voting, and any securities convertible or exchangeable into, and options, warrants or other rights to acquire, any equity interests or equity-linked interests of the Company;

“ESOP” means (i) any option, restricted share, restricted share unit or other incentive plan for compensatory purposes adopted by the Company from time to time in relation to the grant or issue of shares, stock options or any other Equity Securities to its employees, officers, directors and/or consultants, and (ii) any option, restricted share, restricted share unit or other incentive plan for compensatory purposes adopted by a Subsidiary of the Company from time to time if such plan provides for the grant or issue of shares, stock options or any other equity or equity-linked interest in a Core Business to such Core Business’s employees, officers, directors and/or consultants;

“Excess Vote Shares” has the meaning given to such term in the definition of “49.9% Excess Condition”;

“Excluded Project Debt” means Project Debt not exceeding US$500 million in the aggregate;

“Exempted Securities” means (i) Equity Securities issued pursuant to any ESOP approved by the Board and the issuance of the Ordinary Shares underlying such Equity Securities; (ii) Ordinary Shares issued upon exercise of any option, right, warrant or other convertible instrument which either existed on the Closing Date or the issuance of which was previously subject to preemptive rights; (iii) Ordinary Shares issued in connection with a share dividend, share split or similar event made or paid pro rata on all, and solely with respect to, Ordinary Shares; or (iv) Equity Securities issued in connection with any merger, consolidation, scheme of arrangement or acquisition (including Equity Securities issued to holders of shares, options or other equity interests of a party to such transaction) which merger, consolidation, scheme of arrangement or acquisition is approved by a least a majority of the directors at a meeting of the Board (or by written resolution in accordance with Article 85) provided, in the case of clause (iv), that, if (x) any such issuance of Equity Securities proposed to be made in connection with a merger, consolidation, scheme of arrangement or acquisition would exceed 3% of the Company’s Ordinary Shares calculated on a pre-issuance basis, and (y) the number of directors at such relevant time is greater than four, then such issuance shall require the approval of at least 75% of the directors at a meeting of the Board (or shall require approval by written resolution in accordance with Article 85);

“Expenses” has the meaning set forth in Article 114;

“Family Members” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a person, and shall include adoptive relationships of the same type;

“GAAP” means U.S. GAAP or IFRS, in each case, applied on a consistent basis;

“Governmental Approval” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of any Governmental Authority;

“Governmental Authority” means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of any nation or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization; and any securities exchange or quotation system;

“Group Cash and Cash Equivalents” means cash, cash equivalents and short term investments under U.S. GAAP as reflected in the Company’s financial statements delivered to the Shareholders by the Company in respect of such period pursuant to Section 8.3(b)(i) or Section 8.3(b)(ii) of the Shareholders Agreement, as applicable, in each case as reconciled to U.S. GAAP, if applicable;

“Group Debt” means the sum of the Indebtedness and Guarantees of the Company and its Subsidiaries under U.S. GAAP as reflected in the Company’s financial statements and delivered to the Shareholders by the Company pursuant to Section 8.3(b)(i) or Section 8.3(b)(ii) of the Shareholders Agreement, as applicable, in each case as reconciled to U.S. GAAP, if applicable, but excluding all Project Debt;

“Group Net Debt” means Group Debt minus Group Cash and Cash Equivalents;

“Group Net Leverage” as of a given time means the ratio of Group Net Debt as of such time to LTM EBITDA;

“Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing in any manner any Indebtedness or other obligation of any other person and any obligation, direct or indirect, contingent or otherwise, of any person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

“Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time);

“Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“IFRS” means International Financial Reporting Standards;

“Indebtedness” means, as applied to any person, means, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (d) notes payable and drafts accepted representing extensions of credit, (e) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, and (f) all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) to the extent secured by any Lien on any property or asset owned or held by that person regardless of whether the indebtedness secured thereby shall have been assumed by that person or is nonrecourse to the credit of that person;

“Indemnifiable Amounts” has the meaning set forth in Article 114;

“Indemnitee” has the meaning set forth in Article 114;

“Interested Director” means a Director who has a direct or indirect interest in any contract, business or arrangement in which the Company is a party or becomes a party to;

“IPCo” means APN Ltd., a company incorporated under the Laws of the Cayman Islands;

“IPO” means a firm-commitment underwritten initial public offering by the Company of its Ordinary Shares (or by a Subsidiary of the Company of such Subsidiary’s shares, provided such Subsidiary holds assets of the Company contributing no less than 90% of Consolidated Revenue, and such Subsidiary’s shares are distributed to all Members of the Company on a pro rata basis) (A) on an internationally recognized stock exchange or quotation system approved by the Board with aggregate gross proceeds of at least US$1 billion where the number of Ordinary Shares sold in such offering by the Company and all Members equals or exceeds fifteen percent (15%) of the total number of outstanding Ordinary Shares of the Company immediately prior to such offering or (B) that meets the following criteria: (i) the aggregate gross cash proceeds (before deduction of underwriting discounts, commissions and offering expenses) of such initial public offering are at least US$3.0 billion, (ii) the shares offered in such initial public offering are to be listed on the Hong Kong Stock Exchange or a U.S. national securities exchange, or with Yahoo’s written consent, which is not to be unreasonably withheld, conditioned or delayed, a stock exchange located in the PRC, (iii) the gross offering price per share exceeds 110% of the Resale Per Share Price (as defined in the Share Repurchase Agreement), and (iv) one of the joint global coordinators of such initial public offering is the Specified Bank (as defined in the Share Repurchase Agreement); provided that clause (B)(i) shall not apply in the case of an initial public offering requested by Yahoo pursuant to Section 3.1 of the Registration Rights Agreement (as defined in the Share Repurchase Agreement), which request is not subsequently withdrawn by Yahoo;

“JM” means Jack Ma Yun, the founder and the Chairman of the Board and the Chief Executive Officer of the Company at the date of adoption of these Articles;

“JT” means Joseph C. Tsai, the Chief Financial Officer and director of the Company at the date of adoption of these Articles;

“Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, stock exchange rules, regulations, guidance, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements between the Company and any Governmental Authority;

“Lease” means any real property lease, sublease, license and occupancy agreement;

“Lien” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any Contract, but excluding any such Lien arising under the Shareholders Agreement or these Articles;

“LTM EBITDA”, means the consolidated EBITDA of the Company and its Subsidiaries for the most recently completed fiscal year as reflected in the audited financial statements delivered to the Shareholders by the Company in respect of such fiscal year pursuant to Section 8.3(b)(ii) of the Shareholders Agreement and, to the extent that any portion of the prior four fiscal quarters is not reflected in such audited statements, then the consolidated EBITDA of the Company and its Subsidiaries for the prior fiscal quarters as reflected in the financial statements delivered to the Shareholders by the Company in respect of such fiscal quarters pursuant to Section 8.3(b)(i) of the Shareholders Agreement;

“Management Current Share Number” means 239,700,569 Ordinary Shares, as may be appropriately adjusted for any share sub-divisions or splits, share dividends or similar transactions;

“Management Member Designee” has the meaning set forth in Article 56;

“Management Member Economic Interest Percentage” means the quotient of (x) the number of Ordinary Shares owned by a Management Member divided by (y) the total number of Ordinary Shares outstanding, in each case of (x) and (y), at the relevant time;

“Management Members” means each of JM and JT, each in his sole capacity as a Member of the Company;

“Member” means a person whose name is entered in the Register of Members as the holder of a share or shares and includes each subscriber of the Memorandum pending the issue to him of the subscriber share or shares;

“Memorandum of Association” means the Memorandum of Association of the Company, as amended and re-stated from time to time;

“Ordinary Resolution” means a resolution:

(a)	passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

“Ordinary Share” means an ordinary share in the capital of the Company of US$0.000025 par value;

“Other Shares” means any shares of the Company that are not Ordinary Shares, including without limitation, any securities that by their terms are, directly or through a series of one or more steps, convertible into or exercisable or exchangeable for any such shares of the Company;

“own”, “owned,” “ownership” and the like, mean as the term “owned” is defined in Article 54;

“paid up” means paid up as to the par value and any premium payable in respect of the issue of any shares and includes credited as paid up;

“PRC” means the People’s Republic of China (not including Hong Kong Special Administrative Region, Macao Special Administrative Region or Taiwan);

“Preemptive Rights” has the meaning set forth in Article 8(a);

“Preemptive Share Amount” has the meaning set forth in Article 8;

“Preference Share” means a share in the capital of the Company of US$0.000025 par value issued and designated as a preference share and having the rights, privileges, preferences and restrictions as determined by the Board pursuant to the provisions of these Articles;

“Project Company” means any Subsidiary of the Company established to acquire or develop a specific asset or project and which is not an operating Subsidiary of a Core Business;

“Project Debt” means the sum of (A) any Indebtedness incurred by a Project Company where neither the Company nor any Subsidiary of the Company (other than that Project Company or one or more other Project Companies) (i) provides any guarantee in respect of such Indebtedness or (ii) incurs any liability (other than any Lien created over the share capital of or Member loans to such Project Company) in respect of such Indebtedness plus (B) if and to the extent the aggregate amount of cash and the fair market value (at the time of contribution) of assets invested in the equity capital of, loaned to, or contributed to all Project Companies exceeds US$250 million, the amount of such excess;

“Purchase Price” has the meaning set forth in Article 8(e);

“Register of Members” means the register to be kept by the Company in accordance with Section 40 of the Companies Law;

“Replacement Director” has the meaning set forth in Article 61;

“Seal” means the Common Seal of the Company including any facsimile thereof and any securities seal;

“Security Agreements” means (i) the Legal Mortgage of Alibaba Shares, dated October 21, 2011, by IPCo in favor of the Collateral Agent, (ii) the Legal Mortgage of IPCo Shares, dated October 21, 2011, by JM and JT in favor of the Collateral Agent, (iii) the Fixed and Floating Charge, dated October 21, 2011, by IPCo in favor of the Collateral Agent and (iv) any amendment, waiver, supplement or other modification to any of the foregoing;

“Security Interests” means the Liens granted to or in favor of Collateral Agent and/or the relevant secured party pursuant to the Security Agreements;

“share” means any share in the capital of the Company (including without limitation the Ordinary Shares and the Preference Shares) including a fraction of any share;

“Shareholder” means the Management Members, Yahoo or Softbank;

“Shareholders Agreement” means the Shareholders Agreement expected to be dated on or about September 18, 2012, made and entered into by and among the Company and certain other parties thereto, as amended, supplemented or modified from time to time;

“Share Repurchase Agreement” means the Share Repurchase and Preferred Share Sale Agreement, dated as of May 20, 2012, by and among the Company, Yahoo and Yahoo! Hong Kong Holdings Limited;

“signed” includes a signature or representation affixed by mechanical means;

“Softbank” means SOFTBANK CORP., a Japanese corporation;

“Softbank Affiliate” has the meaning given to such term in the Shareholders Agreement;

“Softbank Designee” has the meaning set forth in Article 56;

“Softbank Economic Interest Percentage” means the quotient of (x) the sum of the number of Ordinary Shares owned by Softbank divided by (y) the total number of Ordinary Shares outstanding, in each case of (x) and (y), at the relevant time;

“Softbank Excess Vote Shares” means a number of Ordinary Shares representing voting power equal to (i) prior to an IPO, the greater of (A) the amount by which the total voting power of all then-issued and outstanding share capital of the Company owned by Softbank exceeds 35% of the total voting power of all then-issued and outstanding share capital of the Company and (B) if the 49.9% Excess Condition exists, a number of Ordinary Shares representing voting power equal to the number of Excess Vote Shares multiplied by (1) the number of Ordinary Shares representing voting power equal to the total voting power of all then-issued and outstanding share capital of the Company owned by Softbank divided by (2) the number of Ordinary Shares representing voting power equal to the total voting power of all then-issued and outstanding share capital of the Company owned by both Yahoo and Softbank, and (ii) from and after an IPO, the amount, if any, by which the total voting power of all then-issued and outstanding share capital of the Company owned by Softbank exceeds the Softbank Percentage.

“Softbank Percentage” means the greater of (x) 35% less the amount, if any, expressed as a percentage, by which the percent of the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo exceeds 14.9% and (y) 30%;

“Special Resolution” means a resolution passed in accordance with Section 60 of the Companies Law, being a resolution:

(a)	passed by a majority of not less than two-thirds (2/3) of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a Special Resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled, provided, that on any Special Resolution to alter or add to these Articles (other than in the manner and for the purposes contemplated by the proviso in Article 56 or to the extent required to comply with corporate governance and related requirements of the rules of an internationally recognized stock exchange or quotation system on which the Company will list or quote its Ordinary Shares upon an IPO), the Ordinary Shares held by Yahoo will carry such number of votes as is equal to the aggregate of the number of votes cast by all other Members in the requisite general meeting plus one so long as Yahoo holds at least 15% of the issued and outstanding voting shares of the Company or

(b)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the Special Resolution so adopted shall be the date on which the instrument or the last of such instruments if more than one, is executed;

“Subordinate Shareholder” means each person whose Equity Securities are “owned” by a Shareholder pursuant to Article 54;

“Subsidiary” means, with respect to any person, each other person in which the first person (i) owns or controls, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests, (ii) holds the rights to more than fifty percent (50%) of the economic interest of such other person, including an interest held through a VIE Structure or other contractual arrangements or (iii) has a relationship such that the financial statements of the other person may be consolidated into the financial statements of the first person in accordance with GAAP;

“Substitute Director” has the meaning set forth in Article 58;

“Taobao” means the businesses of (i) consumer-to-consumer online commerce marketplace currently doing business primarily under the Internet domain name www.taobao.com and (ii) business-to-consumer online commerce platform currently doing business primarily under the Internet domain name www.tmall.com, in each case operated by the Company and/or its Subsidiaries;

“Terminated Votes” means a number of votes equal to the excess of the number of votes that could have been cast by the Controlled Shares held by all Controlled Members if the Cut-back Formula did not apply over the number of votes that such Members may cast after application of the Cut-back Formula;

“Threshold Number” means 398,871,490 Ordinary Shares, as may be appropriately adjusted for any stock splits, stock dividends or similar transactions;

“Transfer” means any sale, transfer, assignment, gift disposition of creation of any encumbrance over or other transfer, whether directly or indirectly, of the legal or beneficial ownership or economic benefits or other interests in all or a portion of any property, assets, rights or otherwise, whether or not for consideration;

“U.S. GAAP” means United States generally accepted accounting principles;

“VIE Structure” means the investment structure a non-PRC investor uses when investing in a PRC company or business that typically operates in a regulated industry. Under such investment structure, the onshore PRC operating entity and its PRC shareholders enter into a number of Contracts with the non-PRC investor and/or its onshore subsidiary (a foreign invested enterprise incorporated in the PRC) pursuant to which the non-PRC investor achieves control of the onshore PRC operating entity and also consolidates the financials of the onshore PRC operating entity with those of the offshore non-PRC investor;

“Withdrawing Director” has the meaning set forth in Article 58;

“Yahoo” means Yahoo! Inc., a Delaware corporation;

“Yahoo Excess Vote Shares” means a number of Ordinary Shares representing voting power equal to (i) prior to an IPO, the greater of (A) the amount by which the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo exceeds 35% of the total voting power of all then-issued and outstanding share capital of the Company and (B) if the 49.9% Condition exists, a number of Ordinary Shares representing voting power equal to the number of Excess Vote Shares multiplied by (1) the number of Ordinary Shares representing voting power equal to the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo divided by (2) the number of Ordinary Shares representing voting power equal to the total voting power of all then-issued and outstanding share capital of the Company owned by both Yahoo and Softbank and (ii) from and after an IPO, the amount, if any, by which the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo exceeds 19.9% of the total voting power of all then-issued and outstanding share capital of the Company;

“Yahoo Designee” has the meaning set forth in Article 56; and

“Yahoo Economic Interest Percentage” means the quotient of (x) the number of Ordinary Shares owned by Yahoo divided by (y) the total number of Ordinary Shares outstanding, in each case of (x) and (y), at the relevant time.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender;

(c)	words importing persons shall include companies, associations, firms, partnerships, corporations, trusts, business trusts and bodies of persons, whether corporate or not;

(d)	“may” shall be construed as permissive and “shall” and “will” shall be construed as imperative;

(e)	a reference to a dollar or dollars (or $) is a reference to U.S. dollars, the lawful currency of the United States of America;

(f)	references to a statutory enactment shall include reference to any amendment or reenactment thereof for the time being in force; and

(g)	in these Articles, Section 8 of the Electronic Transactions Law (2003 Revision) of the Cayman Islands shall not apply.

3.	Subject to the last two preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The registered office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

SHARES

5.	Subject to the provisions of these Articles, the Shareholders Agreement and to any special rights conferred on the holders of any shares or class of shares in the capital of the Company, the Board may authorize the issuance of shares on such terms as the Board may deem fit, provided, that the Board shall not offer or allot shares in the capital of the Company in violation or breach of any agreement between the Company and any person.

Without limiting the generality of the foregoing, the Directors may issue and allot Preference Shares pursuant to and in accordance with the provisions of (i) the Share Repurchase Agreement and the Exhibits thereto and (ii) the Convertible Preference Share Purchase Agreement to be executed between the Company and the Investors identified therein and the Exhibits thereto.

6.	The Company may in so far as may be permitted by Law, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

7.	Shares may only be issued fully paid or credited as fully paid.

8.	Preemptive Rights.

(a)	If the Company proposes to sell any Equity Securities (other than Exempted Securities and other than the Preference Shares (if any) issued to Yahoo! in accordance with the Share Repurchase Agreement) (the “Additional Securities”), including in a private placement, as part of a commercial agreement or debt financing, or otherwise, the Company shall, at least thirty (30) days prior to issuing such Additional Securities, notify each of Yahoo, the Management Members and Softbank in writing of such proposed issuance (which notice shall specify, to the extent practicable, the purchase price or a range for the purchase price, if any, for, and the terms and conditions of, such Additional Securities) and shall offer to sell such Additional Securities to each of Yahoo, the Management Members and Softbank in the amounts set forth in Articles 8(c) and 8(d) below and subject to the provisions of Article 8(g) below, upon the terms and conditions set forth in the notice and at the Purchase Price as provided in Article 8(e) (the “Preemptive Rights”). For purposes of calculating the number of Additional Securities issued pursuant to this Article 8, such calculation shall include the maximum number of Ordinary Shares and other equity interests issuable upon the conversion or exercise of any convertible or exchangeable securities, options, warrants or other rights to acquire, any equity interests.

(b)	If Yahoo, the Management Members or Softbank wishes to subscribe for a number of Additional Securities equal to or less than the number to which they are entitled under this Article 8, Yahoo, the Management Members or Softbank may do so (by itself or by causing such person(s) to which it would be permitted to transfer Equity Securities pursuant to Section 4.1 of the Shareholders Agreement to subscribe for all or portion of such Additional Securities) and shall, in the written notice of exercise of the offer, specify the number of Additional Securities that it (or each of such person(s)) wishes to purchase.

(c)	With respect to Additional Securities that are Ordinary Shares, the Company shall offer to each of Yahoo, the Management Members and Softbank, all or any portion specified by such exercising party of a number of such Additional Securities such that, after giving effect to the proposed issuance (including the issuance to Yahoo, the Management Members and Softbank pursuant to the Preemptive Rights and including any related issuance resulting from the exercise of preemptive rights by any unrelated person with respect to the same issuance that gave rise to the exercise of Preemptive Rights by Yahoo, the Management Members and Softbank), (X) the Yahoo Economic Interest Percentage after such issuance would equal the Yahoo Economic Interest Percentage immediately prior to such issuance, (Y) the Management Member Economic Interest Percentage after such issuance would equal the Management Member Economic Interest Percentage immediately prior to such issuance and (Z) the Softbank Economic Interest Percentage after such issuance would equal the Softbank Economic Interest Percentage immediately prior to such issuance, such number of Additional Securities set forth in each of (X), (Y) and (Z) to constitute the “Preemptive Share Amount” for such party for purposes of any exercise of Preemptive Rights to which this Article 8(c) applies. If, at the time of the determination of any Preemptive Share Amount under this Article 8(c), any other person has preemptive or other equity purchase rights similar to the Preemptive Rights, such Preemptive Share Amount shall be recalculated to take into account the number of Ordinary Shares such persons have committed to purchase, rounding up such Preemptive Share Amount to the nearest whole Ordinary Share.

(d)	With respect to Additional Securities that are Other Shares, the Company shall offer to each of Yahoo, the Management Members and Softbank, all or any portion specified by such exercising party of a number of such securities equal to the total number of such Additional Securities proposed to be sold, multiplied by the Yahoo Economic Interest Percentage, the Management Member Economic Interest Percentage or the Softbank Economic Interest Percentage, as applicable, at such time (which number shall constitute the “Preemptive Share Amount” for purposes of any exercise of Preemptive Rights to which this Article 8(d) applies). If at the time of the determination of any Preemptive Share Amount under this Article 8(d), any other person has preemptive or other equity purchase rights similar to the Preemptive Rights, such Preemptive Share Amount shall be recalculated to take into account the number of Other Shares such Persons have committed to purchase, rounding up such Preemptive Share Amount to the nearest whole Other Share.

(e)	The “Purchase Price” for the Additional Securities to be issued pursuant to the exercise of Preemptive Rights shall be payable only in cash (unless otherwise unanimously agreed by the Company and Yahoo, the Management Members and Softbank) and, except as otherwise set forth below, shall equal per Additional Security the per share issuance price for the Additional Securities giving rise to such Preemptive Right. In the case of any issuance of Additional Securities other than solely for cash, the Company and Yahoo, the Management Members and Softbank shall in good faith seek to agree upon the value of the non-cash consideration; provided, that the value of any publicly traded securities shall be deemed to be the market value of such securities as of the date of the consummation of such issuance. If the Company and Yahoo, the Management Members or Softbank fail to agree on such value during the thirty (30) day period contemplated by the first sentence of Article 8(f), then the Company will refer the items in dispute to a nationally recognized investment banking firm that is selected by the Board and reasonably acceptable to Yahoo, the Management Members and Softbank and that shall be instructed to make a final and binding determination of the fair market value of such items within ten (10) days of retention of such investment banking firm. If such a determination is required, the deadline for Yahoo’s, the Management Members’ and Softbank’s exercise of its Preemptive Rights with respect to such issuance pursuant to Article 8(b) shall be extended until the fifth (5th) Business Day following the date of such determination. Whichever of the Company or Yahoo, the Management Members or Softbank whose last estimate differed the most from that finally decided by the investment banking firm shall be responsible for and pay all of the fees and expenses of such investment banking firm. All determinations made by such investment banking firm shall be final and binding on the Company and Yahoo, the Management Members and Softbank, as applicable.

(f)	The Preemptive Rights set forth in this Article 8 must be exercised by acceptance in writing of an offer referred to in Article 8(a), (i) if prior to an IPO, within 30 days following the receipt of the notice from the Company of its intention to sell Equity Securities, and (ii) in connection with any registered offering (including an IPO), at least five (5) Business Days prior to the printing of the preliminary prospectus in connection with such offering; provided, that in the case of clauses (i) and (ii), such acceptance shall indicate a willingness to purchase at the same per share price at which such securities are sold to the public (less underwriting fees and discounts, which difference shall be shared equally by the party exercising the Preemptive Rights and the Company) and may specify a maximum and/or minimum per share price that such offeree is willing to pay for such Equity Securities. The closing of any purchase of Additional Securities pursuant to the exercise by Yahoo, the Management Members or Softbank of Preemptive Rights hereunder shall occur within sixty (60) days after delivery of the notice by the Company as provided in Article 8(a), subject to the receipt of any necessary Governmental Approvals to which the issuance of Additional Securities is subject, provided, that such sixty (60) day period shall be extended automatically as necessary to apply for and obtain any Governmental Approvals that are required to consummate such purchase, so long as the purchaser is making good faith efforts to obtain such Governmental Approvals as soon as practicable in accordance with applicable Law. If there is any such extension, the relevant period will end on the fifth Business Day following the receipt of such Governmental Approvals.

(g)	No Member shall have any rights pursuant to this Article 8 in connection with any IPO, and this Article 8 shall terminate upon, and be of no force and effect from and after, the completion of an IPO. In addition, each of Yahoo’s, the Management Members’ and Softbank’s Preemptive Right set forth in this Article 8 shall terminate, and be of no force and effect from and after, (i) with respect to Yahoo or Softbank, in the event such Member ceases to own at least the Threshold Number of Equity Securities and (ii) with respect to the Management Members, in the event that the aggregate number of Equity Securities owned by the Management Members is less than 50% of the Management Current Share Number.

9.	None of Yahoo, the Management Members or Softbank shall be permitted to acquire any Equity Securities if immediately following such acquisition such person would own 50% or more of the outstanding voting power or economic benefit of the Company, without the prior written approval of the relevant Governmental Authorities.

CERTIFICATES

10.	Every person whose name is entered as a Member in the Register of Members shall, without payment, be entitled to a certificate in the form determined by the Board. Such certificate may be issued under the Seal in accordance with Articles 73 and 74. All certificates shall specify the number and class of share or shares held by that person and the amount paid up thereon, provided, that in respect of a share or shares held jointly by several persons,

(a)	the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all; and

(b)	the person first named in the Register of Members shall as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company, except the transfer of the shares, be deemed the sole holder thereof.

11.	If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed a new certificate representing the same shares may be issued to the relevant Member upon request and on payment of such fee as the Company may determine and, subject to compliance with such terms (if any) as to evidence and indemnity and to payment of the costs and reasonable out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of damage or defacement, on delivery of the old certificate to the Company.

FRACTIONAL SHARES

12.	The Board may issue fractions of a share of any class of shares, and, if so issued, a fraction of a share (calculated to three decimal points) shall be subject to and carry the corresponding fraction of liabilities (whether with respect to any unpaid amount thereon, contribution, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without limitation, voting and participation rights) and other attributes of a whole share of the same class of shares. If more than one fraction of a share of the same class is issued to or acquired by the same Member such fractions shall be accumulated. For the avoidance of doubt, in these Articles the expression “share” shall include a fraction of a share,

TRANSFER OF SHARES

13.	The instrument of transfer of any share shall be in any usual or common form or such other form as the Board may approve and executed by or on behalf of the transferor and if so required by the Board shall also be executed on behalf of the transferee and shall be accompanied by the certificate of the shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the Register of Members in respect thereof.

14.	The Board must decline to register any transfer of shares which is made in breach of any agreement between the Company and any person, provided, that the Board may not decline the registration of a valid transfer by Yahoo, the Management Members or Softbank if duly executed and completed documents, as set forth in Article 13, to the reasonable satisfaction of the Board, are submitted for registration of transfer. If the Board refuses to register a transfer of any shares, it shall within two months after the date on which the transfer was lodged with the Company send to the transferee notice of the refusal.

15.	The registration of transfers may be suspended at such times and for such periods as the Board may from time to time determine, provided always that such registration shalt not be suspended for more than 45 days in any year.

16.	All instruments of transfer which shall be registered shall be retained by the Company, but any instrument of transfer which the Board may decline to register shall (except in any case of fraud) be returned to the person depositing the same.

TRANSMISSION OF SHARES

17.	The legal personal representative of a deceased sole holder of a share shall be the only person recognised by the Company as having any title to the share. In the case of a share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only person recognised by the Company as having any title to the share.

18.	Any person becoming entitled to a share in consequence of the death or bankruptcy of a Member shall upon such evidence being produced as may from time to time be properly required by the Board, have the right either to be registered as a Member in respect of the share or, instead of being registered himself, to make such transfer of the share as the deceased or bankrupt person could have made; but the Board shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the deceased or bankrupt person before the death or bankruptcy.

19.	A person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF CAPITAL

20.	The Company may, from time to time, by Ordinary Resolution, increase its authorised share capital by such sum, to constitute such number of shares, as the resolution shall prescribe.

21.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its existing shares, or any of them into shares of a smaller amount; or

(c)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

22.	The Company may by Special Resolution reduce its authorised share capital in any manner authorised by Law.

PURCHASE OF OWN SHARES

23.	Subject to the provisions of the Companies Law and the Shareholders Agreement, the Company may:

(a)	purchase its shares on such terms and in such manner as the Board may determine and agree with the Member; or

(b)	make a payment in respect of the purchase of its own shares otherwise than out of profits, share premium or the proceeds of a fresh issue of shares.

24.	The purchase of any share shall not be deemed to give rise to the purchase of any other share.

25.	The Board may when making payments in respect of the purchase of shares, if authorised by the terms of issue of the shares being purchased or with the agreement of the holder of such shares, make such payment either in cash or in specie.

REGISTER OF MEMBERS

26.	The Company shall keep in one or more books a Register of its Members and shall enter therein the following particulars, that is to say:

(a)	the name and address of each Member, the number and class of shares held by him and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register of Members; and

(c)	the date on which any person ceased to be a Member.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

27.	For the purpose of determining those Members that are entitled to receive notice of, attend or vote at any meeting of Members or any adjournment thereof, or those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period but not to exceed in any case forty (40) days prior to such meeting or action. If the Register of Members shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Members.

28.	In lieu of or apart from closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of those Members that are entitled to receive notice of, attend or vote at a meeting of the Members and for the purpose of determining those Members that are entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

29.	If the Register of Members is not so closed and no record date is fixed for the determination of those Members entitled to receive notice of, attend or vote at a meeting of Members or those Members that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETINGS

30.	Each general meeting, other than an annual general meeting, shall be called an extraordinary general meeting. General meetings may be held at such times and in any location in the world as may be determined by the Board.

31.	A majority of the Board or the chairman of the Board may call general meetings, which general meetings shall be held at such times and locations (as permitted hereby) as such person or persons shall determine.

32.	General meetings shall also be convened by the Board on the written and signed requisition of any Member or Members entitled to attend and vote at general meetings of the Company who hold not less than ten percent (10%) of the paid up voting share capital of the Company. Such requisition shall be deposited at the registered office of the Company and shall specify the objects of the general meeting. The Board shall convene a general meeting for such purpose no later than twenty-one (21) days from the date of deposit of such requisition, and if the Board does not convene a general meeting for such purpose for a date not later than forty-five (45) days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Board.

33.	Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company.

NOTICE OF GENERAL MEETINGS

34.	(a) An annual general meeting and any extraordinary general meeting may be called by not less than ten (10) clear days’ notice but a general meeting may be called by shorter notice, if it is so agreed:

(i)	in the case of a meeting called as an annual general meeting, by all the Members entitled to attend and vote thereat; and

(ii)	in the case of any other meeting, by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than seventy-five per cent (75%) in nominal value of the issued shares giving that right.

(b)	The notice shall specify the time and place of the meeting and, in case of special business, the general nature of the business. The notice convening an annual general meeting shall specify the meeting as such. Notice of every general meeting shall be given to all Members other than to such Members as, under the provisions of these Articles or the terms of issue of the shares they hold, are not entitled to receive such notices from the Company, to all persons entitled to a share in consequence of the death or bankruptcy or winding-up of a Member and to each of the Directors and the Auditors.

35.	The accidental omission to give notice of a meeting or (in cases where instruments of proxy are sent out with the notice) to send such instrument of proxy to, or the non-receipt of such notice or such instrument of proxy by, any person entitled to receive such notice shall not invalidate any resolution passed or the proceedings at that meeting.

PROCEEDINGS AT GENERAL MEETINGS

36.	All business carried out at a general meeting shall be deemed special with the exception of declaring and sanctioning a dividend, the consideration and adoption of the accounts, balance sheets, and ordinary report of the Directors and the Auditors, the appointment and removal of Directors and Auditors, and the fixing of the remuneration of the Auditors. No special business shall be transacted at any general meeting without the consent of all Members entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

37.	No business other than the appointment of a chairman of a meeting shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Members holding at least a majority of the paid up voting share capital of the Company present in person or by proxy shall be a quorum.

38.	If within half (1/2) an hour (or such longer time not exceeding one hour as the chairman of the meeting may determine to wait) from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half (1/2) an hour from the time appointed for the meeting, the adjourned meeting shall be dissolved.

39.	The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company.

40.	If there is no such chairman, or if at any meeting he is not present within fifteen (15) minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall choose one of their number to be chairman, or if one Director only is present he shall preside as chairman if willing to act, if no Director is present, or if each of the Directors present declines to take the chair, or if the chairman chosen shall retire from the chair, the Members present in person or by proxy and entitled to vote shall elect one of their number to be chairman.

41.	The chairman may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten (10) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

42.	At any general meeting a resolution put to the vote of the meeting shall be decided by a poll and shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting. All questions submitted to a general meeting shall be decided by a simple majority of votes except where a greater majority is required by these Articles or by the Companies Law.

43.	A Member or Members may participate in any general meeting by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting. The minutes of any such meeting involving the use of telephone, video conference or similar communication equipment shall be recorded and circulated to all Members present at such meeting either prior to or at the next general meeting.

VOTES OF MEMBERS

44.	Subject to any rights and restrictions for the time being attached to any class or classes of shares, every Member and every person representing a Member by proxy shall have one vote for each Ordinary Share of which he or the person represented by proxy is the holder.

45.	Notwithstanding the foregoing, in the case of joint holders the vote of the senior holder who tenders a vote shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

46.	A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person, may on a poll, vote by proxy.

47.	On a poll votes may be given either personally or by proxy.

48.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Member of the Company.

49.	An instrument appointing a proxy may be in any usual or common form or such other form as the Board may approve.

50.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

51.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided, that no intimation in writing of such death, insanity or revocation shall have been received by the Company at least one day before the commencement of the meeting or adjourned meeting, or the taking of the poll, at which the instrument of proxy is used.

52.	A resolution in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

53.	Yahoo (in its capacity as a Member) shall attend any general meeting or otherwise cause the Yahoo Excess Vote Shares to be represented thereat for purposes of establishing a quorum and vote or consent (or cause to be voted) the Yahoo Excess Vote Shares as directed in writing by and at the sole and absolute discretion of the representative of the Management Members not less than five Business Days before the meeting is held or consent is executed. In the event that Yahoo does not comply with the provisions of this Article 53 at any general meeting, the chairman of the meeting may disregard the votes purportedly cast by Yahoo in respect of the Yahoo Excess Vote Shares, and all votes attaching to the Yahoo Excess Vote Shares shall be cast, and be deemed to have been cast on behalf of Yahoo, in accordance with this Article 53. Softbank (in its capacity as a Member) shall attend any general meeting or otherwise cause the Softbank Excess Vote Shares to be represented thereat for purposes of establishing a quorum and vote or consent (or cause to be voted) the Softbank Excess Vote Shares as directed in writing by and at the sole and absolute discretion of the representative of the Management Members not less than five Business Days before the meeting is held or consent is executed. In the event that Softbank does not comply with the provisions of this Article 53 at any general meeting, the chairman of the meeting may disregard the votes purportedly cast by Softbank in respect of the Softbank Excess Vote Shares and all votes attaching to the Softbank Excess Vote Shares shall be cast, and be deemed to have been cast on behalf of Softbank, in accordance with this Article 53. The foregoing obligations of Yahoo and Softbank in this Article 53 do not apply to any Equity Securities held by them that are not Yahoo Excess Vote Shares or Softbank Excess Vote Shares, respectively. Neither Yahoo nor Softbank may enter into any agreement with any Person the effect of which would prevent compliance by such party with any provision contained in this Article 53.

54.	Throughout these Articles, for purposes of determining the number or percentage of Equity Securities owned (“owned”), (a) with respect to Yahoo, such number or percentage shall include any Equity Securities held by Yahoo or any of Yahoo’s wholly-owned Subsidiaries or controlled Affiliates (including, for the avoidance of doubt, any Yahoo Excess Vote Shares owned by Yahoo), (b) with respect to Softbank, such number or percentage shall include any Equity Securities held by Softbank or any of Softbank’s wholly-owned Subsidiaries or any Softbank Affiliate (including, for the avoidance of doubt, any Softbank Excess Vote Shares owned by Softbank) and (c) with respect to each Management Member, such number or percentage shall include any Equity Securities held by (i) such Management Member (ii) any of such Management Member’s wholly-owned Subsidiaries or controlled Affiliates in which such Management Member owns or is entitled to more than 50% of the combined economic interests (in capital and profits) (provided, that with respect to IPCo, other than the extent to which any Security Interests have been foreclosed upon or are subject to foreclosure proceedings, the determination of whether IPCo is a controlled Affiliate in which such Management Member owns or is entitled to more than 50% of the combined economic interests (in capital and in profits) and whether IPCo owns any Equity Securities of the Company will be made assuming that the obligations underlying the Security Interests have been satisfied and that the Security Agreements have been terminated in accordance with their terms such that the Equity Securities of the Company are held by or revert to IPCo absolutely) and (iii) any of such Management Member’s Family Members, trusts formed by such Member for the benefit of himself or his Family Members (including any holding companies directly or indirectly held by such trusts), family limited partnerships and other entities formed for the principal benefit of such Management Member and his Family Members (provided, that, the determination of whether such an entity has been formed for the principal benefit of such Management Member or his Family Members shall be conclusively established in the affirmative if such Management Member or his Family Members own or are entitled to more than 50% of the combined economic interests (in capital and in profits) of such entity). All numbers contained herein shall be adjusted appropriately for share splits, share dividends, reverse splits, recombinations and the like.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

55.	Any corporation which is a Member or a Director may appoint an authorised person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members or of the Board of Directors or of a committee of Directors, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member or Director.

DIRECTORS

56.	Subject to Articles 71(d) and 121, and unless otherwise provided by these Articles, the number of Directors to be appointed is such number as is determined by the Board from time to time (provided that such number shall not be more than five (5) at any time prior to an IPO), of which:

(a)	one (1) Director shall be a person appointed by Yahoo (the “Yahoo Designee”), provided, that Yahoo will no longer have the right to appoint a Director on the Board in the event it owns less than the Threshold Number of Equity Securities;

(b)	two (2) Directors shall be persons appointed by the Management Members (each a “Management Member Designee” and collectively the “Management Member Designees”), provided, that in the event the Management Members, collectively, own a number of Equity Securities amounting to less than 25% of the Management Current Share Number, the Management Members will have the right to appoint only one (1) Director on the Board, provided, further, that the Management Members will continue to have the right to designate at least one Director as long as JM owns at least one share of Equity Security of the Company; and

(c)	one (1) Director shall be a person appointed by Softbank (the “Softbank Designee”), provided, that Softbank’s right to appoint a Director on the Board shall terminate upon, and be of no force and effect from and after, the first time that Softbank owns less than the Threshold Number of Equity Securities;

each such appointment to be effected by the delivery of a notice to that effect to the registered office of the Company, with such appointment taking effect on the delivery of such notice; provided, that in the event the Company is required by the rules of an internationally recognized stock exchange or quotation system on which the Company will list or quote its Ordinary Shares upon an IPO to expand the number of Directors on the Board in order to comply with independence or other comparable requirements of such exchange or quotation system, Yahoo, the Management Members and Softbank agree to vote in favour of such expansion so as to comply with the requirements of such rules. For so long as a Member may designate at least one Director pursuant to this Article 56, the Board shall not (A) increase the number of Directors of the Board or (B) designate a new Director, without the prior written approval of each such Member. Yahoo, Softbank and the Management Members and each of their respective Subordinate Shareholders will take all actions necessary to effect the provisions of this Article 56, and any determination or resolution of the Board under this Article 56, including amending these Articles to increase or decrease the number of Directors and electing or removing Directors.

57.	Subject to the provisions of these Articles (including without limitation Article 58), a Director (except for the Yahoo Designee, the Management Member Designees and the Softbank Designee) shall hold office until such time as he is removed from office by the Company by Ordinary Resolution.

58.	Subject to Articles 56 and 121, (i) Yahoo shall have the sole and exclusive power to remove and replace the Yahoo Designee from the Board, with or without Cause, (ii) the Management Members shall have the sole and exclusive power to remove and replace the Management Member Designee from the Board, with or without Cause, and (iii) Softbank shall have the sole and exclusive power to remove and replace the Softbank Designee from the Board, with or without Cause; provided, however, that at such time as Yahoo, the Management Members or Softbank is no longer entitled to designate a director or directors pursuant to Article 56, the Shareholders and Subordinate Shareholders shall exercise their power in relation to the Company to ensure that any Director then holding office who was designated by Yahoo, the Management Members or Softbank, respectively, shall automatically and immediately, without any further action, be removed from the Board, including any committees thereof; provided, further that, if at such time there are two Management Members Designees on the Board and the Management Members lose the right to designate one such member, the representative of the Management Members shall designate which director shall be removed. If any director (a “Withdrawing Director”) appointed in the manner set forth in Article 56 is unable to serve, or once having commenced to serve, is removed, withdraws from the Board or dies or becomes incapacitated, such Withdrawing Director’s replacement (the “Substitute Director”) on the Board will be appointed by the Member who appointed the Withdrawing Director, subject to Articles 56 and 121. Each of Yahoo, the Management Members and Softbank and their respective Subordinate Shareholders shall exercise their power in relation to the Company to ensure that such Substitute Director is appointed. No meeting of the Board shall be held pending replacement of any Withdrawing Director without the consent of the Member entitled to name the Substitute Director unless such Member shall have failed to name a Substitute Director within 15 days after the removal, withdrawal, death or incapacitation of such Withdrawing Director.

59.	The remuneration of the Directors shall from time to time be determined by the Company by Ordinary Resolution. The Company shall reimburse the Directors for reasonable travel expenses incurred in attending any meetings of the Board.

60.	No shareholding qualification shall be required for the Directors.

61.	If any of Yahoo, the Management Members or Softbank entitled to appoint a Director or Directors pursuant to Article 56 choose not to appoint any Director or Directors and such directorship or directorships shall have been vacant for 60 days, Yahoo, the Management Members and Softbank (other than such party which failed to appoint any Director or Directors) may appoint a Director (the “Replacement Director”) until a new Director is appointed by the Member who is originally entitled to appoint such Director, whereupon the Replacement Director shall automatically vacate his or her office as a Director. Subject to Articles 56 and 121, if any of Yahoo, the Management Members or Softbank lose their right to appoint one or more Directors pursuant to Article 56, the size of the Board shall automatically and immediately, without further action, be decreased by one for each such right that has terminated.

ALTERNATE DIRECTOR

62.	Any Director may in writing appoint another person to be his alternate to act in his place at any meeting of the Board at which be is unable to be present. Every such alternate shall be entitled to notice of meetings of the Board and to attend and vote thereat as a Director when the person appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an officer of the Company and shall be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

63.	Any Director may appoint any person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Board which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

64.	Subject to the provisions of the Companies Law, these Articles, the Shareholders Agreement and to any resolutions made in a general meeting, the business of the Company shall be managed by the Board, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that resolution had not been made.

65.	Subject to Article 121, the Board may from time to time appoint any person, whether or not a director of the Company to hold such office in the Company as the Board may think necessary for the administration of the Company, including without prejudice to the foregoing generality, the office of President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Technology Officer, one or more Vice-Presidents, Treasurer, Assistant Treasurer, Manager or Controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Board may think fit. Subject to Article 121, the Board may also appoint one or more of their number to the office of Managing Director upon like terms, but any such appointment shall ipso facto determine if any Managing Director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

66.	The Board shall appoint the Company Secretary (and if need be an Assistant Secretary or Assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers and duties as they think fit. Any Secretary or Assistant Secretary so appointed by the Board may be removed by the Board.

67.	The Board may establish any committee it deems necessary or appropriate, but only with the approval of the Yahoo Designee for so long as Yahoo has designated a director, one Management Member Designee for so long as the Management Members have designated a director, and the Softbank Designee for so long as Softbank has designated a director. Each such committee shall include, at their respective election, the Yahoo Designee for so long as Yahoo has designated a director if Yahoo chooses to include a designee on such committee, one Management Member Designee for so long as the Management Members have designated a director if the Management Members choose to include a designee on such committee, and the Softbank Designee for so long as Softbank has designated a director if Softbank chooses to include a designee on such committee. Each such committee shall exercise those powers of the Board delegated to it by the Board. In the event the Company is required by the rules of an internationally recognized stock exchange or quotation system on which the Company will list or quote its Ordinary Shares upon an IPO to expand or otherwise reconstitute the number of members on the Board’s committees or otherwise reconstitute such committees in order to comply with independence or other comparable requirements of such exchange or quotation system, the directors of the Board shall vote in favor of such expansion or reconstitution so as to comply with the requirements of such rules. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board.

68.	The Board may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

69.	Except (a) with the prior approval of a majority of the non-Interested Directors or (b) pursuant to the Shareholders Agreement, the Company will not, and will cause each of its Subsidiaries not to, enter into or engage in any transaction or agreement to which the Company or any of the Company’s Subsidiaries, on the one hand, and any of Yahoo, Softbank, the Management Members or any of their respective Subsidiaries, Affiliates or Family Members, on the other hand, are parties or receive any direct or indirect economic or other benefit (except to the extent of their pro rata share in a benefit accruing to all holders of Ordinary Shares); provided, however, that prior approval of a majority of the non-Interested Directors shall not be required in respect of such matter if each of Yahoo, the Management Members’ Representative and Softbank has given prior notice to the Company that it consents to such matter without prior approval of a majority of the non-Interested Directors being obtained.

70.	Except with the prior approval of at least a majority of the Directors at a meeting of the Board (or by written resolution of all the Directors in accordance with Article 85), the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(a)	appoint or remove the Chief Executive Officer of the Company;

(b)	approve the annual operating plan and annual operating budget of the Company or make or commit to material expenditures outside of that plan and budget;

(c)	unless approved by the Board in connection with its approval of the capital disposition plan in the annual budget of the Company, enter into any transaction or series of related transactions involving the disposition, sale or other Transfer of the assets (including securities of Subsidiaries) or properties of the Company or any of its Subsidiaries (including any such disposition, sale or other Transfer to any Subsidiary of the Company (including Alibaba.com Limited) that is not a direct or indirect wholly owned Subsidiary of the Company) in an amount exceeding the Applicable Thresholds;

(d)	unless approved by the Board in connection with its approval of the capital expenditure plan in the annual budget of the Company, enter into any transaction or series of related transactions involving the purchase or acquisition of assets (including securities of Subsidiaries) or properties in an amount exceeding the Applicable Thresholds;

(e)	unless approved by the Board in connection with its approval of the annual budget of the Company, incur any Group Debt that would cause Group Net Leverage immediately after such incurrence to exceed 1.00:1 (other than Excluded Project Debt, which shall not be considered in the definition of Group Debt or Group Net Leverage for purposes of this Article 70(d));

(f)	issue any Equity Securities of the Company other than Exempted Securities;

(g)	appoint or terminate the Company’s auditors;

(h)	declare or pay of any dividend or make any distribution on or with respect to the Equity Securities (including by way of repurchase other than pursuant to an ESOP approved by the Board); and

(i)	make any filing for the appointment of a receiver or administrator for the winding up, liquidation, bankruptcy or insolvency of the Company or any of its material Subsidiaries or otherwise pursue bankruptcy or insolvency proceedings, unless otherwise required by applicable Law.

71.	Except with the prior written approval of each of Yahoo, Softbank and the representative of the Management Members, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(a)	enter into or adopt any ESOP;

(b)	(i) enter into any transaction or transactions involving the disposition, sale or other Transfer of the assets (including securities of Subsidiaries) or properties of any of the Company’s Core Businesses (including any such disposition, sale or other Transfer to a Subsidiary of the Company at any time that such Subsidiary is not a direct or indirect wholly owned Subsidiary of the Company) if, with respect to any single Core Business, (A) the fair market value of all of the assets or properties so disposed, sold or Transferred in any transaction or transactions relating to such Core Business, together with all other assets or properties of such Core Business so disposed, sold or Transferred, cumulatively exceeds the lower of (x) US$1.0 billion and (y) 20% of the fair market value of the gross assets of such Core Business, or (B) the equity interests so disposed, sold or Transferred in any transaction or transactions relating to such Core Business together with all other equity interests of such Core Business so disposed, sold or Transferred, cumulatively represent 20% or more of the voting interests in such Core Business; or

(ii) engage in or consummate a distribution (or repurchase or redemption of Equity Securities), or series of related distributions (or repurchases or redemptions), in which assets (including securities of Subsidiaries) are actually received by all holders of any class of Equity Securities of the Company of which Yahoo is a holder where the fair market value of such assets (or securities), other than any cash, exceeds US$1.0 billion;

(c)	enter into any Change of Control Transaction with any party other than Yahoo, Softbank or any of the Management Members;

(d)	increase the number of Directors of the Board or designate a new Director of the Board (other than the Yahoo Designee, the Management Member Designees and the Softbank Designee); and

(e)	amend or modify these Articles in a manner that conflicts with the provisions of the Shareholders Agreement;

provided, however, that (i) the approval rights of Yahoo under this Article 71 shall terminate upon, and be of no force and effect from and after, the first time that Yahoo owns less than the Threshold Number of Equity Securities; (ii) the approval rights of the representative of the Management Members under this Article 71 shall terminate and be of no force and effect in the event that the aggregate number of Equity Securities owned by the Management Members is less than one-third of the Management Current Share Number; and (iii) the approval rights of Softbank under this Article 71 shall terminate upon, and be of no force and effect from and after, the first time that Softbank owns less than the Threshold Number of Equity Securities.

BORROWING POWERS OF DIRECTORS

72.	Subject to Articles 70, 71 and 121, the Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, bonds, notes, guarantees debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

73.	The Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or the Secretary (or an Assistant Secretary) of the Company or in the presence of any one or more persons as the Board may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal of the Company is so affixed in their presence.

74.	The Company may maintain a facsimile of its Seal in such countries or places as the Board may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such person or persons as the Board shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Company Seal had been affixed in the presence of and the instrument signed by a Director or the Secretary (or an Assistant Secretary) of the Company or in the presence of any one or more persons as the Board may appoint for the purpose. Notwithstanding the foregoing and the provisions of Article 73, the Board of Directors may adopt a securities seal which shall be a facsimile of the Seal of the Company with the word “Securities” engraved thereon shall be used exclusively for sealing securities issued by the Company and for sealing documents creating or evidencing securities so issued. The Board of Directors may either generally or in any particular case resolve that the securities seal or any signatures (including electronic signatures) or any of them may be affixed to certificates for shares, warrants, debentures or any other form of security by facsimile or other mechanical means specified in such authority or that any such certificates sealed with the securities seal need not be signed by any person. Every instrument to which the securities seal is affixed and signed (if required) as aforesaid shall have the same meaning and effect as if the Seal of the Company had been affixed in the presence of and the instrument signed by a Director or the Secretary (or an Assistant Secretary) of the Company or in the presence of any one or more persons as the Board may appoint for the purpose.

75.	Notwithstanding the foregoing, the Secretary or any Assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

76.	Subject to Article 121, the office of Director shall be vacated, if the Director;

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	is convicted of committing a criminal offence (other than a minor traffic offence) or is prohibited by Law from being a Director; or

(e)	breaches a duty or obligation to the Company as a Director (including any fiduciary duty or confidentiality obligation).

PROCEEDINGS OF DIRECTORS

77.	The Directors may meet together for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit; provided, that the Board will meet at least once every quarter. Subject to Article 121, questions arising at any meeting shall be decided by a majority of votes. A Director may, and the Secretary or Assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. The Board will review the Applicable Thresholds from time to time and may, in its discretion, upon the approval of at least a majority of the Directors at a meeting of the Board (or by written resolution in accordance with Article 85), revise the Applicable Thresholds; provided, however, that the unanimous approval of the Board is required for any revision that would result in the Applicable Thresholds being equal to or greater than twice the dollar amount of (i) any of the Applicable Thresholds in effect on the date of the Shareholders Agreement, or (ii) after any time, if at all, that the Board shall have unanimously approved an increase of the Applicable Thresholds to an amount equal to or greater than the Applicable Thresholds set forth in Schedule C of the Shareholders Agreement in effect on the date of the Shareholders Agreement, then the last Applicable Thresholds that were unanimously approved by the Board. From and after any such action of the Board in accordance with the preceding sentence, all references to Schedule C of the Shareholders Agreement shall be references to Schedule C of the Shareholders Agreement as so updated.

78.	All meetings of the Board shall be held upon at least three Business Days’ notices to all Directors and to each Member entitled to appoint a Director; provided, that notice of a meeting need not be given to any Director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends (by whatever permitted means) the meeting without protesting, prior to its commencement, the lack of notice to such Director. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Meetings of the Board may be held at any place which has been designated in the notice of the meeting or at such place as may be approved by the Board.

79.	A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone, video conference or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting. The minutes of any such meeting involving the use of telephone, videoconference or similar communication equipment shall be recorded and circulated to all Directors present at such meeting either prior to or at the next meeting of the Board of Directors.

80.	The quorum necessary for the transaction of the business of the Board shall be at least three (3) Directors, if the number of Directors on the Board is four (4) or such lesser number as then constitutes all members of the Board, and shall be a majority of the Board, if the number of Directors on the Board is greater than four (4), provided, that, regardless of the number of Directors, it shall include at least (i) the Yahoo Designee, for so long as Yahoo is entitled to appoint and has appointed a Director, (ii) one Management Member Designee, for so long as the Management Members are entitled to appoint and have appointed a Director and (iii) the Softbank Designee, for so long as Softbank is entitled to appoint and has appointed a Director, in each case in accordance with Article 56, provided, however, that in the event that, at the time appointed for the start of a meeting of the Board of Directors, a quorum is not present, the chairman or secretary of the Company shall notify the other directors (which notice may be given by e-mail; provided that it is followed immediately by confirmation via facsimile, personal delivery or overnight mail) and reschedule such meeting to a time that (A) is proposed by the absent director within 72 hours of receipt of such notice for a meeting to be held within seven days of such notice from the chairman or the secretary of the Company of the failure to obtain quorum at such originally scheduled meeting (provided, that the proposed time must be during business hours in Hong Kong) or (B) if the absent director has failed to propose a meeting time within 72 hours of such notice from the chairman of the failure to obtain quorum at such originally scheduled meeting, a date which is no fewer than ten (10) days after the originally-scheduled meeting date, provided further, that in the event there is no quorum for the reconvened meeting of the Board, then the quorum for such reconvened meeting shall be a majority of all Directors, failing which the meeting shall be dissolved. If a quorum is present at the start of a Board meeting or a reconvened Board meeting, as the case may be, the subsequent willful or voluntary departure of a Director shall not cause the quorum to be lost, and the Board meeting need not be adjourned. Resolutions of the Board and its committees (if any) shall be adopted by a majority of the members of the Board and such committees, except as otherwise expressly provided in the Shareholders Agreement. Any Director may call a special meeting of the Board. A Director represented by proxy or by an Alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present. A quorum must be present at the beginning and throughout each Board of Directors meeting.

81.	Any Interested Director shall declare the nature of his interest at a meeting of the Board. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director shall not be entitled to vote in respect of any contract or proposed contract or arrangement in which he is interested, except that a Director who is interested in respect of any contract or proposed contract or arrangement shall be able to vote in respect thereof if each of (i) JM, (ii) Softbank and (iii) Yahoo has given prior notice to the Company that it consents to such Director voting on such contract or proposed contract or arrangement.

82.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Board may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place a profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established.

83.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of officers made by the Board;

(b)	the names of the Directors present at each meeting of the Board and of any committee of the Board;

(c)	all resolutions and proceedings at all meetings of the Company, and of the Board and of committees of Board.

84.	When the chairman of a meeting of the Board signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings, provided always that a proper notice of the meeting (i) has been given to all Directors or (ii) has been waived or the Directors have consented to holding the meeting, or minutes thereof have been approved, by such Director(s) in accordance with Article 78.

85.	A resolution signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Board duly called and constituted. When signed a resolution may consist of several documents each signed by one or more of the Directors.

86.	Subject to Article 58, the continuing Directors may act notwithstanding any vacancy to the Board but if and so long as their number is reduced below the number fixed by or pursuant to the Articles of the Company as the necessary quorum of Board, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

87.	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen (15) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

88.	A committee appointed by the Board may elect a chairman of its meetings, if no such chairman is elected, or if at any meeting the chairman is not present within five (5) minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

89.	A committee appointed by the Board may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present.

90.	All acts done by any meeting of the Board or of a committee of Board, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

DIVIDENDS

91.	Subject to any rights and restrictions for the time being attached to any class or classes of shares, the Board or the Company (by Ordinary Resolution) may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

92.	In deciding whether the Company has profits available for distribution as dividends, the Board may procure that the Auditors certify whether such profits are available for distribution or not and the amount thereof (if any). In giving such certificate, the Auditors shall act as experts and not as arbitrators and their determination shall be binding.

93.	The Board may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Board be applicable for meeting contingencies, or for equalising dividends, for future working capital, provision for tax, interest payments, repayments of amounts borrowed or for any other purpose to which those funds be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Board may from time to time think fit.

94.	Any dividend may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct.

95.	The Board when paying dividends to the Members in accordance with the foregoing provisions may make such payment either in cash or in specie.

96.	No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Companies Law, the share premium account.

97.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid on the shares, but if and so long as nothing is paid up on any of the shares in the Company dividends may be declared and paid according to the amounts of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the share.

98.	If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.

99.	No dividend shall bear interest against the Company.

100.	Whenever the Board or the Company in general meeting has resolved that a dividend be paid or declared, the Board may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind and in particular of paid up shares, debentures or warrants to subscribe securities of the Company or any other company, or in any one or more of such ways, and where any difficulty arises in regard to the distribution, the Board may settle the same as it thinks expedient, and in particular may issue certificates in respect of fractions of shares, disregard fractional entitlements or round the same up or down, and may fix the value for distribution of such specific assets, or any part thereof, and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Board and may appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, and such appointment shall be effective and binding on the Members.

ACCOUNTS AND AUDIT

101.	The books of account relating to the Company’s affairs shall be kept in accordance with GAAP. If the Company elects to prepare its financial statements pursuant to IFRS rather than U.S. GAAP, then with respect to financial information provided to Yahoo pursuant to Section 8.3 of the Shareholders Agreement, the Company shall provide to Yahoo as an integral part of the financial statements referred to in such Section, a statement or statements of reconciliation from IFRS to U.S. GAAP, which reconciliation the Company shall have caused to have been reviewed by the firm serving as the Company’s independent certified public accountants at such time, and any certification delivered by any officer of the Company with respect thereto pursuant to Section 8.3 of the Shareholders Agreement shall certify the relevant financial statements as reconciled to GAAP and as so reviewed.

102.	The books of account shall be kept at the registered office of the Company, or at such other place or places as the Board think fit, and shall always be open to the inspection of the Directors.

103.	The Board shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Law or authorised by the Board or by the Company by Ordinary Resolution.

104.	The fiscal year of the Company shall begin on January 1 and end on December 31.

CAPITALISATION OF PROFITS

105.	Subject to the Companies Law, the Board may, with the authority of an Ordinary Resolution:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Members in proportion to the nominal amount of shares held by them respectively and apply that sum on their behalf in or towards paying up in full unissued shares or debentures of a nominal amount equal to that sum, and allot the shares or debentures, credited as fully paid, to the Members or as they may direct) in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued shares to be allotted to members credited as fully paid;

(c)	make any arrangements it thinks fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where shares or debentures become distributable in fractions the Board may deal with the fractions as it thinks fit;

(d)	authorise a person to enter (on behalf of all the Members concerned) an agreement with the Company providing for either:

(i)	the allotment to the Members respectively, credited as fully paid, of shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Members (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing shares, an agreement made under the authority being effective and binding on all those Members; and

(e)	generally do all acts and things required to give effect to the resolution.

RETURN OF CAPITAL

106.	In the event of any liquidation, dissolution or winding up of the Company, either voluntary or voluntary, the assets of the Company remaining after the payment of its liabilities shall be applied, subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares:

(a)	if the Company shall be wound up and the assets available for distribution amongst the Members of the Company shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst such Members in proportion to the amount paid up on the shares held by them respectively and

(b)	if the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital such assets shall be distributed so that, as nearly as may be the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively,

SHARE PREMIUM ACCOUNT

107.	The Board of Directors shall in accordance with Section 34 of the Companies Law establish a share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share.

108.	There shall be debited to any share premium account on the redemption or purchase of a share the difference between the nominal value of such share and the redemption or purchase price provided always that at the discretion of the Board of Directors such sum may be paid out of the profits of the Company or, if permitted by Section 37 of the Companies Law, out of capital.

NOTICES

109.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, facsimile or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail. Notwithstanding anything in this Article 109 to the contrary, notices to a Member which is a party to the Shareholders Agreement shall be given by the Company in the manner as set forth in the Shareholders Agreement.

110.	Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

111.	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the Business Day following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth Business Day following the day on which the notice was posted. Where a notice is sent by cable, telex or facsimile, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient. Notwithstanding anything in this Article 111 to the contrary, with respect to a Member which is a party to the Shareholders Agreement, all notices given by the Company to such Member shall be deemed to have been received as provided in the Shareholders Agreement.

112.	Any notice or document delivered or sent by post to or left at the registered address of any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

113.	Notice of every general meeting shall be given to:

(a)	all Members who have supplied to the Company an address for the giving of notices to them; and

(b)	every person entitled to a share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

INDEMNITY

114.	The Company shall indemnify and hold harmless each Director (each an “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a Director of the Company, or is or was a Director of the Company serving at the request of the Company as a Director of another company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, to the fullest extent permitted by Law against all expenses, costs and obligations (including, without limitation, attorneys’ fees, experts’ fees, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) (“Expenses”), damages, judgments, fines, penalties, excise taxes and amounts paid in settlement (including, without limitation, all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties, excise taxes or amounts paid in settlement) actually and reasonably incurred by him or her in connection with such action, suit or proceeding (“Indemnifiable Amounts”) if he or she acted in good faith and in the best interests of the Company in accordance with his or her fiduciary duties to the Company.

115.	If so requested by Indemnitee, the Company may advance any and all Expenses incurred by Indemnitee by either paying such Expenses on behalf of Indemnitee or reimbursing Indemnitee for such Expenses.

116.	If Indemnitee is entitled to indemnification by the Company for some or a portion of the Expenses or other Indemnifiable Amounts in respect of claim but not, however, total amount thereof, the Company shall indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

117.	The termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable Law.

NON-RECOGNITION OF TRUSTS

118.	No person shall be recognised by the Company as holding any share upon any trust and the Company shall not, unless required by Law, or as otherwise provided in these Articles, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent or future interest in any of its shares or any other rights in respect thereof except an absolute right to the entirety thereof in each Member registered in the Register of Members.

WINDING UP

119.	If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution of the Company, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

120.	Subject to the Companies Law, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

121.	In the event that there is a conflict between these Articles and the Shareholders Agreement, the Shareholders Agreement shall prevail (a) as between the Members party to the Shareholders Agreement only, and (b) as among the Company and its Members, to the extent necessary, only after these Articles have been amended or modified to remove the conflict, to which end the Company shall convene an extraordinary general meeting at the earliest practical opportunity to consider (and the Company shall use its reasonable endeavours to cause the passing of) the resolutions necessary to amend or modify these Articles to eliminate any such conflict.

122.	Notwithstanding Article 123, any Article requiring the approval of any Director designee of Yahoo, the Management Members or Softbank shall automatically lapse, and be of no further force or effect, without the requirement of any amendment or modification of these Articles, in the event the party in question no longer has the right to appoint a Director pursuant to these Articles.

123.	Any Article providing any right to any of Yahoo, the Management Members or Softbank shall automatically lapse, and be of no further force or effect, without the requirement of any amendment or modification of these Articles, in the event the party in question no longer owns any Equity Securities.

REGISTRATION BY WAY OF CONTINUATION

124.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to he made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

CONFIDENTIALITY

125.	Each Member shall maintain the confidentiality of Confidential Information in accordance with procedures adopted by such Member in good faith to protect Confidential Information delivered to such Member, provided, that such Member may deliver or disclose Confidential Information to (i) such Member’s representatives, Affiliates, shareholders (other than holders of such party’s publicly traded shares), limited partners, members of its investment committees, advisory committees, and similar bodies, and persons related thereto, who are informed of the confidentiality obligations of this Article 125 and such Member shall be responsible for any violation of this Article 125 made by any such person, (ii) any Governmental Authority having jurisdiction over such party or such other person to the extent required by applicable Law or (iii) any other person to which such delivery or disclosure may be necessary (A) to effect compliance with any Law applicable to such Member, or (B) in response to any subpoena or other legal process, provided, that in the cases of clauses (ii) and (iii), the disclosing Member shall provide the Company with prior written notice thereof so that the Company may seek (with the cooperation and reasonable efforts of the disclosing Member) a protective order, confidential treatment or other appropriate remedy, and in any event shall furnish only that portion of the information which is reasonably necessary for the purpose at hand and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by the Company.

VOTING CUT-BACK

126.	Cut-back Votes and Terminated Votes.

(a)	Each issued share comprised in the Controlled Shares of any Controlled Member shall confer only a fraction of a vote determined by applying the Cut-back Formula.

(b)	Any Terminated Votes shall be null and void and may not be voted by any Controlled Member or other Member of the Company.

(c)	The Board and Yahoo shall make all determinations that may be required to effect the provisions of this Article, including any required determination of the number of shares that may be deemed to be held by any person, and such determinations shall be conclusive.

(d)	All Members shall provide the Board and Yahoo, at such times and in such detail as the Board and Yahoo may reasonably request, any information that the Board and Yahoo may require in order to make such determinations.

(e)	The provisions of this Article 126 shall not apply to Controlled Shares of Yahoo, Softbank, the Management Members, or their respective permitted transferees under Section 4.1 of the Shareholders Agreement.